EXPLANATORY NOTE

Inpixon ("Inpixon" or the “Company”) is filing this Exhibit 99.1 to the Current Report on Form 8-K (this "Exhibit") to recast the financial information and financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which the Company originally filed with the Securities and Exchange Commission ("SEC") on April 17, 2023 (the "FY 2022 Form 10-K"), and to present comparable financial information for the year ended December 31, 2022, solely to reflect the reclassification of operations related to CXApp (defined below) as discontinued operations.

As previously disclosed within the Form 8-K filed with the SEC on March 20, 2023, on March 14, 2023, Inpixon completed the separation of its enterprise apps business and certain related assets and liabilities through a spin-off of CXApp Holding Corp., a Delaware corporation (formerly a wholly-owned subsidiary of Inpixon, “CXApp”), to Inpixon’s stockholders and certain other security holders of record as of March 6, 2023 (the “Record Date”) on a pro rata basis (the “Distribution”) followed by a merger (the “Merger”) of CXApp with a wholly owned subsidiary of CXApp Inc. (formerly known as KINS Technology Group Inc., “New CXApp”) in a Reverse Morris Trust transaction (collectively, the “Transactions”) pursuant to the Agreement and Plan of Merger, dated as of September 25, 2022, by and among Inpixon, CXApp, New CXApp and its then wholly owned subsidiary, KINS Merger Sub Inc.; the Separation and Distribution Agreement, dated as of September 25, 2022, by and among Inpixon, Design Reactor Inc. (a wholly-owned subsidiary of CXApp), CXApp and New CXApp; and other ancillary conveyance documents. Pursuant to the Distribution, Inpixon’s stockholders and certain other security holders as of the Record Date received one share of CXApp common stock for each share of Inpixon common stock held as of such date. Pursuant to the Merger, each share of CXApp common stock was thereafter exchanged for the right to receive 0.09752221612415190 of a share of New CXApp Class A common stock and 0.3457605844401750 of a share of New CXApp Class C common stock.

The operations related to CXApp met the criteria within Accounting Standard Codification (“ASC”) 205-20, Discontinued Operations (“ASC 205-20”) to be reported as discontinued operations because the Transactions represented a strategic shift in business that had a major effect on the Company’s operations and financial results. Accordingly, CXApp has been retroactively presented as discontinued operations in our consolidated financial statements for the years ended December 31, 2022 and 2021. The Company began presenting CXApp as discontinued operations in the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, which was filed with the SEC on May 16, 2023.

The information included in this Exhibit is presented in connection with the reporting changes described above and does not otherwise amend or restate our audited consolidated financial statements that were included in the FY 2022 Form 10-K.

This Exhibit updates the information in the following items as initially filed in order to reflect the presentation of discontinued operations:

•Part II, Item 7, “Management's Discussion and Analysis of Financial Condition and Results of Operations”; and
•Part II, Item 8, “Financial Statements and Supplementary Data.”

Unaffected items and unaffected portions of the FY 2022 Form 10-K have not been repeated herein and are not amended or modified by this Exhibit. Other than as required to reflect the presentation of CXApp operations as discontinued operations to the consolidated financial statements, this Exhibit continues to describe conditions as of the date of the FY 2022 Form 10-K filing and does not reflect events occurring after the Company filed the FY 2022 Form 10-K. Without limitation to the foregoing, this Exhibit does not purport to update the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section included in the FY 2022 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring or known to management that occurred after the date of the FY 2022 Form 10-K filing or modify or update those disclosures affected by subsequent events. More current information is contained in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed subsequent to the FY 2022 Form 10-K, which also contains important information regarding forward-looking statements, events, developments or updates to certain of our expectations that have occurred subsequent to the filing of the FY 2022 Form 10-K. Therefore, this Exhibit should be read in conjunction with the Company's other filings made with the SEC, including, and subsequent to, the date of the FY 2022 Form 10-K.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION
CONTAINED IN THIS REPORT
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” or other similar expressions in this report. In particular, these include statements relating to future actions; prospective products, anticipated expenses, applications, customers and technologies; future performance or results of anticipated products; and projected expenses and financial results. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:
•our history of losses;
•our ability to achieve profitability;
•our limited operating history with recent acquisitions;
•the possibility that anticipated tax treatment and benefits of the spin-off of our enterprise apps business and subsequent Business Combination (defined below) may not be achieved;
•risks related to our recent acquisitions, the spin-off of our enterprise apps business and subsequent Business Combination that recently closed or any other strategic transactions that we may undertake;
•our ability to successfully integrate companies or technologies we acquire;
•emerging competition and rapidly advancing technology in our industry that may outpace our technology;
•customer demand for the products and services we develop;
•the impact of competitive or alternative products, technologies and pricing;
•our ability to manufacture or deliver any products we develop;
•general economic conditions and events and the impact they may have on us and our potential customers, including, but not limited to increases in inflation rates and rates of interest, supply chain challenges, increased costs for material and labor, cybersecurity attacks, other lingering impacts resulting from COVID-19, and the Russia/Ukraine conflicts;
•our ability to obtain adequate financing in the future as needed;
•our ability to consummate strategic transactions which may include acquisitions, mergers, dispositions involving us and any of our business units or other strategic investments;
•our ability to attract, retain and manage existing customers;
•our ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market;
•lawsuits and other claims by third parties or investigations by various regulatory agencies that we may be subjected to and are required to report, including but not limited to, the U.S. Securities and Exchange Commission;

•our success at managing the risks involved in the foregoing items;
•impact of any changes in existing or future tax regimes; and
•other factors discussed in this report.
The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this report. We undertake no obligation to publicly update or revise any forward-looking statements included in this report. You should not place undue reliance on these forward-looking statements.
This report also contains or may contain estimates, projections and other information concerning our industry and our business, including data regarding the estimated size of our markets and their projected growth rates. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained these industry, business, market and other data from reports, studies and similar data prepared by third parties, industry and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived.
Unless otherwise stated or the context otherwise requires, the terms “Inpixon” “we,” “us,” “our” and the “Company” refer collectively to Inpixon and, where appropriate, its subsidiaries.
Note Regarding Reverse Stock Split
The Company effected a reverse stock split of its authorized and issued and outstanding common stock, par value $0.001, at a ratio of 1-for-75, effective as of October 7, 2022 (the “Reverse Stock Split”), for the purpose of complying with Nasdaq Listing Rule 5550(a)(2). We have reflected the Reverse Stock Split herein, unless otherwise indicated.

PART II
ITEM 7: MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Inpixon (the "Company") is filing this Current Report on Form 8-K (including this Exhibit 99.1, the “Form 8-K”) solely to revise certain financial information and related disclosures included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 17, 2023 (the “2022 Form 10-K”), specifically to retrospectively present the assets, liabilities and results of operations related to CXApp (defined below) as discontinued operations for all periods presented in the 2022 Form 10-K.
Overview of Our Business
Inpixon is the Indoor Intelligence™ company. Our solutions and technologies help organizations create and redefine exceptional experiences that enable smarter, safer and more secure environments. Inpixon customers can leverage our real-time positioning, and analytics technologies to achieve higher levels of productivity and performance, increase safety and security, improve worker and employee satisfaction rates and drive a more connected work environment. We have focused our corporate strategy on being the primary provider of the full range of foundational technologies needed to form a comprehensive suite of solutions that make indoor data available and actionable to organizations and their employees. Together, our technologies allow organizations to create and utilize the digital twin of a physical location and to deliver enhanced experiences in their current environment and in the metaverse.

Inpixon specializes in providing real-time location systems (RTLS) for the industrial sector. As the manufacturing industry has evolved, RTLS technology has become a crucial aspect of Industry 4.0. Our RTLS solution leverages cutting-edge technologies such as IoT, AI, and big data analytics to provide real-time tracking and monitoring of assets, machines, and people within industrial environments. With our RTLS, businesses can achieve improved operational efficiency, enhanced safety and reduced costs. By having real-time visibility into operations, industrial organizations can make informed, data-driven decisions, minimize downtime, and ensure compliance with industry regulations. With our RTLS, industrial businesses can transform their operations and stay ahead of the curve in the digital age.

Inpixon's full-stack industrial IoT solution provides end-to-end visibility and control over a wide range of assets and devices. It's designed to help organizations optimize their operations and gain a competitive edge in today's data-driven world. The turn-key platform integrates a range of technologies, including RTLS, sensor networks, edge computing, and big data analytics, to provide a comprehensive view of an organization's operations. We help organizations to track the location and status of assets in real-time, identify inefficiencies, and make decisions that drive business growth. Our IoT stack covers all the technology layers, from the edge devices to the cloud. It includes hardware components such as sensors and gateways, a robust software platforms for data management and analysis, and a user-friendly dashboard for real-time monitoring and control. Our solutions also offer robust security features, to help ensure the protection of sensitive data. Additionally, Inpixon's RTLS provides scalability and flexibility, allowing organizations to easily integrate it with their existing systems and add new capabilities as their needs evolve.

In addition to our Indoor Intelligence technologies and solutions, we also offer:

•    Digital solutions (eTearsheets; eInvoice, adDelivery) or cloudbased applications and analytics for the advertising, media and publishing industries through our advertising management platform referred to as Shoom by Inpixon; and

•    A comprehensive set of data analytics and statistical visualization solutions for engineers and scientists referred to as SAVES by Inpixon.

We report financial results for three segments: Indoor Intelligence, Shoom and SAVES. For Indoor Intelligence, we generate revenue from sales of hardware, software licenses and professional services. For Shoom and SAVES we generate revenue from the sale of software licenses.

Revenues from our continuing operations increased in the year ended December 31, 2022 over the same period in 2021 by approximately $1.3 million which is primarily attributable to an increase in Indoor Intelligence sales, primarily from our real time location based technologies. We expect to continue to grow our Indoor Intelligence product line in 2023. The Indoor Intelligence product line does have long sales cycles, which result from customer-related issues such as budget and procurement processes but also because of the early stages of indoor-positioning technology and the learning curve required for customers to implement such solutions. Customers also often engage in a pilot program first which prolongs sales cycles and is typical of most emerging technology adoption curves. We anticipate sales cycles to improve in 2023 as our customer base moves from early adopters to mainstream customers. The sales cycle is also improving with the increased presence and awareness of beacon and Wi-Fi locationing technologies in the market. Indoor Intelligence sales can be licensed-based with government customers but commercial customers typically prefer a SaaS or subscription model. Our other digital solutions are also delivered on a SaaS model and allow us to generate industry analytics that complement our indoor-positioning solutions. On March 14, 2023 the Company completed the CXApp spin-off and revenue from this business has been reflected in discontinued operations and will not be included after that date and instead will be recognized by CXApp. In addition, Inpixon has previously announced efforts to reduce its overall headcount and lower operating expenses across all its business segments.
We experienced a net loss from continuing operations of approximately $38.2 million and $32.4 million for the years ended December 31, 2022 and 2021, respectively. This increase in loss of approximately $5.8 million was primarily attributable to the higher gross margin of $0.6 million, decrease in operating expenses of $0.4 million, decrease in income tax provision of $4.0 million, offset by an increased other loss of $10.9 million. We cannot assure that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. In order to continue our operations, we have supplemented the revenues we earned with proceeds from the sale of our equity and debt securities and proceeds from loans and bank credit lines.

Recent Events
October Financing

On October 18, 2022, we entered into a Securities Purchase Agreement with an institutional investor, pursuant to which we agreed to issue and sell in a registered direct offering, 253,112 shares of our common stock, and warrants to purchase up to 3,846,153 shares of Common Stock at an exercise price of $5.85 per share ("2022 October Purchase Warrants") and pre-funded warrants to purchase up to 2,310,990 shares of Common Stock at a purchase price of $5.849 per pre-funded warrant, and the exercise price of each pre-funded warrant is $0.001 per shares (the "2022 October Pre-funded Warrants"). At closing, we received gross proceeds of approximately $15.4 million before deducting placement agent fees and related offering expenses. Each 2022 October Purchase Warrant and 2022 October Pre-funded Warrant is or was immediately exercisable for one share of common stock until the five years anniversary of the issuance date. The 2022 October Pre-funded Warrants were exercised in full as of January 25, 2023.
Reverse Stock Split
On October 4, 2022, the Company filed a certificate of change with the Secretary of State of the State of Nevada to effect a reverse stock split of the Company's authorized and issued and outstanding shares of common stock, at a ratio of one (1) share of common stock for every seventy five (75) shares of common stock effective as of October 7, 2022 (the "Reverse Stock Split"). The Reverse Stock Split did not alter the par value of the Company's common stock or modify any voting rights or other terms of the common stock. The Reverse Stock Split was primarily intended to bring the Company into compliance with the minimum bid price requirements for maintaining its listing on the Nasdaq Capital Market. The Company has reflected the Reverse Stock Split on a retroactive basis herein, unless otherwise indicated.
Authorized Share Increase
The Company filed a certificate of amendment to the Company's article of incorporation, as amended, with the Secretary of State of the State of Nevada to increase the number of authorized shares of Common Stock from 26,666,667 to 500,000,000 shares effective as of November 29, 2022.
March 2020 Note Exchanges
On October 17, 2022, the Company entered into an exchange agreement with the holder of a promissory note originally issued in March 2020 (the "March 2020 Note"), pursuant to which the Company and the holder agreed to: (i) partition a new promissory note in the form of the March 2020 Note equal to $0.4 million and then cause the outstanding balance of the March 2020 Note to be reduced by $0.4 million; and (ii) exchange the partitioned note for the delivery of 83,682 shares of the Company's Common Stock, at an effective price per share equal to $4.78, was equal to Nasdaq's "minimum price" as defined by Nasdaq Listing Rule 5635(d).
During the quarter ended March 31, 2023, the Company exchanged approximately $0.9 million of the outstanding principal and interest under the March 2020 10% Note Purchase Agreement and Promissory Note for 611,258 shares of the Company's common stock at prices from $1.09 to $1.682 per share, calculated in accordance with Nasdaq's “minimum price” as defined by Nasdaq Listing Rule 5635(d). This note was fully satisfied as of January 31, 2023.
July 2022 Note Purchase Agreement and Promissory Note

On July 22, 2022, the Company entered into a note purchase agreement (the "Purchase Agreement") with Streeterville Capital, LLC (the “Holder”), pursuant to which the Company agreed to issue and sell to the Holder an unsecured promissory note (the “July 2022 Note”) in an aggregate initial principal amount of $6.5 million (the “Initial Principal Amount”), which is payable on or before the date that is 12 months from the issuance date (the “Maturity Date”). The Initial Principal Amount includes an original issue discount of $1.5 million and $0.02 million that the Company agreed to pay to the Holder to cover the Holder’s legal fees, accounting costs, due diligence, monitoring and other transaction costs. In exchange for the Note, the Holder paid an aggregate purchase price of $5.0 million (the “Transaction”). Interest on the Note accrued at a rate of 10% per annum, which is payable on the maturity date. We may pay all or any portion of the amount owed earlier than it is due; provided that in the event we may elect to prepay all or any portion of the outstanding balance, it shall pay to the Holder 115% of the portion of the outstanding balance we may elect to prepay. Beginning on the date that is 6 months from the issue date and at the intervals indicated below until the Note is paid in full, the Holder shall have the right to redeem up to an aggregate of 1/3 of the initial principal balance of the Note for cash each month. The July 2022 Note includes customary event of default provisions, subject to certain cure periods, and provides for a default interest rate of 22%. Upon the occurrence of an event of default (except default due to the occurrence of bankruptcy or insolvency proceedings), the Holder may, by written notice, declare all unpaid principal, plus all accrued interest and other amounts due under the July 2022 Note to be immediately due and payable. Upon the occurrence of bankruptcy-related event of default, without notice, all unpaid principal, plus all accrued interest and other amounts due under the July 2022 Note will become immediately due and payable at the mandatory default amount. Under the terms of the July 2022 Note, if the note is still outstanding after 6 months from the issuance date, or as of January 22, 2023, a 10% monitoring fee would be added to the balance of the note. On January 31, 2023, the Holder agreed to reduce the one time monitoring fee from 10% to 5%. The Company accrued the pro-rata portion of the monitoring fee of $0.3 million as of December 31, 2022 which added to the note balance.

During 2023 through the April 17, 2023, the Company exchanged approximately $1.1 million of the outstanding principal and interest under the July 2022 Note Purchase Agreement and Promissory Note for 2,517,397 shares of the Company's common stock at prices from $0.3336 to $0.915 per share, calculated in accordance with Nasdaq's “minimum price” as defined by Nasdaq Listing Rule 5635(d).

At-The-Market (ATM) Program

On July 22, 2022, we entered into an Equity Distribution Agreement (the "Sales Agreement") with Maxim Group LLC ("Maxim") under which we may offer and sell shares of our common stock having an aggregate offering price of up to $25 million (the "Shares") from time to time through Maxim, acting exclusively as our Sales Agent (the "ATM Offering"). Maxim is entitled to compensation at a fixed commission rate of 3.0% of the gross sales price per Share sold excluding Maxim's costs and out-of-pocket expenses incurred in connection with its services, including the fees and out-of-pocket expenses of its legal counsel.

We issued 9,655,207 shares of common stock in connection with the ATM Offering from January 1, 2023 through April 17, 2023, in connection with the ATM Offering at per share price between $1.15 and $1.86, resulting in gross proceeds to the Company of approximately $15.4 million.
December 2022 Note Purchase Agreement and Promissory Note
On December 30, 2022, we entered into a note purchase agreement with Streeterville Capital, LLC (the "Holder"), pursuant to which we agreed to issue and sell to the Holder an unsecured promissory note (the "December 2022 Note") in an aggregate initial principal amount of $8.4 million, which is payable on or before the date that is 12 months from the issuance date. The initial principal amount of includes an original issue discount of $1.9 million and $0.02 million that we agreed to pay to the Holder to cover the Holder's legal fees, accounting costs, due diligence, monitoring and other transaction costs. In exchange for the Note, the Holder paid an aggregate purchase price of $6.5 million.
Interest on the December 2022 Note accrues at a rate of 10% per annum and is payable on the maturity date or otherwise in accordance with the December 2022 Note. We may pay all or any portion of the amount owed earlier than it is due; provided that in the event we may elect to prepay all or any portion of the outstanding balance, it shall pay to the Holder 115% of the portion of the outstanding balance we may elect to prepay. Beginning on the date that is 6 months from the issuance date and at the intervals indicated below until the December 2022 Note is paid in full, the Holder shall have the right to redeem up to an aggregate of 1/6th of the initial principal balance of the December 2022 Note plus any interest accrued thereunder each month by providing written notice delivered to us; provided, however, that if the Holder does not exercise any monthly redemption amount in its corresponding month then such monthly redemption amount shall be available for the Holder to redeem in any further month in addition to such future month's monthly redemption amount.
Upon receipt of any monthly redemption notice, we shall pay the applicable monthly redemption amount in cash to the Holder within five (5) business days of the Company's receipt of such monthly redemption notice. The December 2022 Note includes customary event of default provisions, subject to certain cure periods, and provides for a default interest rate of 22%. Upon the occurrence of an event of default (except default due to the occurrence of bankruptcy or insolvency proceedings), the Holder may, by written notice, declare all unpaid principal, plus all accrued interest and other amounts due under the December 2022 Note to be immediately due and payable. Upon the occurrence of bankruptcy-related event of default, without notice, all unpaid principal, plus all accrued interest and other amounts due under the December 2022 Note will become immediately due and payable at the mandatory default amount.
As of March 26, 2023, there is an aggregate outstanding principal and interest balance of approximately $8.6 million underlying the December 2022 Note. The December 2022 Note Holder is also the holder of an unsecured promissory note issued on July 22, 2022, with an outstanding aggregate principal and interest balance of approximately $6.7 million as of March 26, 2023.
CVH Class A Unit Transfers
On February 27, 2023, the Company entered into Limited Liability Company Unit Transfer and Joinder Agreements with certain of the Company’s employees (the “Transferees”), pursuant to which (i) the Company transferred all of its Class A Units of CVH (the “Class A Units”), an aggregate of 599,999 Class A Units, to the Transferees as bonus consideration in connection with each Transferee’s services performed for and on behalf of the Company as an employee, as applicable, and (ii) each Transferee became a member of CVH and a party to the Amended and Restated Limited Liability Company Agreement of CVH, dated as of September 30, 2020.
Warrant Amendments
On February 28, 2023, the Company entered into warrant amendments (the “Warrant Amendments”) with certain holders (each, including its successors and assigns, a “Warrant Holder” and collectively, the “Warrant Holders”) of (i) those certain Common Stock Purchase Warrants issued by the Company in April 2018 (the “April 2018 Warrants”) pursuant to the registration statement on Form S-3 (File No. 333-204159), (ii) those certain Common Stock Purchase Warrants issued by the Company in September 2021 (the “September 2021 Warrants”) pursuant to the registration statement on Form S-3 (File No. 333-256827), and (iii) those certain Common Stock Purchase Warrants issued by the Company in March 2022 (the “March 2022 Warrants” and together with the April 2018 Warrants and the September 2021 Warrants, the “Existing Warrants”) pursuant to the registration statement on Form S-3 (File No. 333-256827).

    Pursuant to the Warrant Amendments, the Company and the Warrant Holders have agreed to amend (i) the September 2021 Warrants and the March 2022 Warrants to provide that all of such outstanding warrants shall be automatically exchanged for shares of common stock of the Company, at a rate of 0.33 shares of Common Stock (the “Exchange Shares”) for each September 2021 Warrant or March 2022 Warrant, as applicable, and (ii) the April 2018 Warrants to remove the obligation of the Company to hold the portion of a Distribution (as defined in the April 2018 Warrants) in abeyance in connection with the Beneficial Ownership Limitation (as defined in the April 2018 Warrants).

In connection with the exchange for all of the then outstanding September 2021 Warrants and March 2022 Warrants as of the effective date of the Warrant Amendments, the Company issued 324,918 Exchange Shares in the aggregate.

Enterprise Apps Spin-off and Business Combination

On March 14, 2023, Inpixon completed (the “Closing”) the separation (the “Separation”) of its enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (the “Enterprise Apps Business”) through a spin-off of CXApp Holding Corp., a Delaware corporation ("CXApp"), to certain holders of Inpixon securities as of March 6, 2023 (the “Record Date”) on a pro rata basis (the “Distribution” or “Enterprise Apps Spin-off”) and merger (the “Merger”) of CXApp with a wholly owned subsidiary of KINS Technology Group Inc., a Delaware corporation (“KINS”), in a Reverse Morris Trust transaction (collectively, the “Transactions”) pursuant to (i) an Agreement and Plan of Merger, dated as of September 25, 2022, by and among Inpixon, KINS, CXApp, and KINS Merger Sub Inc. (the "Merger Agreement") and (ii) a Separation and Distribution Agreement, dated as of September 25, 2022, among KINS, Inpixon, CXApp and Design Reactor, Inc. (the "Separation Agreement”, and collectively with the Merger Agreement and the other related transaction documents, the “Transaction Agreements”).

In connection with the Closing, KINS was renamed CXApp Inc. (“New CXApp”). Pursuant to the Transaction Agreements, Inpixon contributed cash sufficient to ensure CXApp had $10 million in cash and cash equivalents prior to the deduction of transaction expenses at closing and certain assets and liabilities constituting the Enterprise Apps Business, including certain related subsidiaries of Inpixon, to CXApp (the “Contribution”). In consideration for the Contribution, CXApp issued to Inpixon additional shares of CXApp common stock such that the number of shares of CXApp common stock then outstanding equaled the number of shares of CXApp common stock necessary to effect the Distribution. Pursuant to the Distribution, Inpixon's stockholders and certain other securityholders as of the Record Date received one share of CXApp common stock for each share of Inpixon common stock held as of such date. Pursuant to the Merger Agreement, each share of Legacy CXApp common stock was thereafter exchanged for the right to receive 0.09752221612415190 of a share of New CXApp Class A common stock (with fractional shares rounded down to the nearest whole share) and 0.3457605844401750 of a share of New CXApp Class C common stock (with fractional shares rounded down to the nearest whole share). New CXApp Class A common stock and New CXApp Class C common stock are identical in all respects, except that New CXApp Class C common stock is not listed and will automatically convert into New CXApp Class A common stock on the earlier to occur of (i) the 180th day following the closing of the Merger and (ii) the day that the last reported sale price of New CXApp Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger. Upon the closing of the Transactions, Inpixon’s existing security holders held approximately 50.0% of the shares of New CXApp common stock outstanding.

Employee Matters Agreement

On March 14, 2023, in connection with the consummation of the Business Combination and as contemplated by the Separation Agreement, CXApp, Legacy CXApp, Inpixon and Merger Sub entered into the Employee Matters Agreement (the “Employee Matters Agreement”). The Employee Matters Agreement sets forth the terms and conditions of certain employee related matters in connection with the transaction, including, but not limited to the participation in benefits for each of the respective companies as relevant, and the assumption and retention of benefit plan assets and liabilities, worker's compensation, payroll taxes, regulatory filings, and the sharing of employee information.

Tax Matters Agreement

On March 14, 2023, in connection with the consummation of the Business Combination and as contemplated by the Separation Agreement, CXApp, Legacy CXApp and Inpixon entered into the Tax Matters Agreement (the “Tax Matters Agreement”) which governs each party’s respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and certain other matters regarding taxes.

Allocation of Taxes

In general, KINS and CXApp will be liable for all U.S. federal, state, local and foreign taxes (and any related interest, penalties or audit adjustments) that are (i) imposed with respect to tax returns that include both CXApp and Inpixon, to the extent such taxes are attributable to CXApp or the Enterprise Apps Business, or (ii) imposed with respect to tax returns that include CXApp but not Inpixon, in each case, for tax periods (or portions thereof) beginning after the Distribution. Inpixon will generally be liable for taxes described in clauses (i) and (ii) above for tax periods (or portions thereof) ending on the date of or prior to the Distribution, and any and all Distribution Taxes, as defined in the Tax Matters Agreement (generally, taxes imposed with respect to the Separation, Contribution, and Distribution). However, CXApp and KINS may be liable for certain taxes pursuant to indemnity obligations described below.

Indemnification Obligations

The Tax Matters Agreement generally provides for indemnification obligations between New CXApp and KINS, on the one hand, and Inpixon, on the other hand. In particular, CXApp and KINS must indemnify Inpixon for taxes allocated to CXApp or KINS, as described above, and Inpixon must indemnify New CXApp and KINS for taxes as allocated to Inpixon as described above, which would generally include Distribution Taxes. The Tax Matters Agreements, however, provides that KINS and CXApp may be liable for certain taxes to the extent such taxes result from a breach of certain representations or restrictive covenants made by KINS and CXApp, as described below.

Transition Services Agreement

On March 14, 2023, in connection with the consummation of the Business Combination and as contemplated by the Separation Agreement, Legacy CXApp and Inpixon entered into a Transition Services Agreement (the “Transition Services Agreement”) pursuant to which Inpixon and certain employees and representatives and CXApp and certain employees and representatives will provide services to each other primarily related to payroll and benefits administration, IT support, finance and accounting services, contract administration and management services, and other administrative support services that may be required on an as needed basis, which services are of the type that CXApp and Inpixon provided to, and received from, each other prior to the Separation. The fees for each of the transition services are set forth in the Transition Services Agreement. The Transition Services Agreement will terminate on the expiration of the term of the last service provided under it, and if no expiration date is provided for any transition service, then such transition service will terminate twelve months after the date of the Transition Services Agreement, provided that the receiving party shall have the right to an extension of each or any transition service for up to six months by providing written notice to providing party in advance of the original termination date for such transition service if, prior to such request for extension, the receiving party has used commercially reasonable efforts to establish analogous capabilities of its own.

The transaction is expected to be tax-free to Inpixon and its securityholders for U.S. federal income tax purposes.

On March 15, 2023, New CXApp began regular-way trading on NASDAQ under the ticker symbol “CXAI.” Inpixon continued to trade under the ticker symbol “INPX.”
Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.
Our significant accounting policies are discussed in Note 2 of the audited consolidated financial statements for the years ended December 31, 2022 and 2021 which are included elsewhere in this Annual Report on Form 10-K. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. There have been no changes to estimates during the periods presented in the filing. Historically changes in management estimates have not been material.
Revenue Recognition

The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software as a service, design and implementation services for its Indoor Intelligence systems, and professional services for work performed in conjunction with its systems.

Our contracts with customers often include promises to transfer multiple distinct products and services. Our licenses are sold as perpetual or term licenses and the arrangements typically contain various combinations of maintenance and professional services, which are accounted for as separate performance obligations. In determining how revenue should be recognized, a five-step process is used, which requires judgment and estimates within the revenue recognition process. The most critical judgements required in applying ASC 606 Revenue Recognition from Customers, and our revenue recognition policy relate to the determination of distinct performance obligations.

•We receive fixed consideration for sales of hardware and software products. Revenue is recognized at point in time when the customer has title to the product and risks and rewards of ownership have transferred.

•Revenue related to software as a service contract is recognized over time using the output method (days of software provided) because we are providing continuous access to its service.

•Design and implementation revenue is accounted for using the percentage of completion method. As soon as the outcome of a contract can be estimated reliably, contract revenue is recognized in the consolidated statement of operations in proportion to the stage of completion of the contract. Accounting for these contracts involves the use of estimates to determine total contract costs to be incurred.

•Professional services revenue under fixed fee contracts is recognized over time using the input method (direct labor hours) to recognize revenue over the term of the contract. We have elected the practical expedient to recognize revenue for the right to invoice because our right to consideration corresponds directly with the value to the customer of the performance completed to date.

•We recognize revenue related to Maintenance Services evenly over time using the output method (days of software provided) because we provide continuous service, and the customer simultaneously receives and consumes the benefits provided by our performance as the services are performed.

We also consider whether an arrangement has any discounts, material rights, or specified future upgrades that may represent additional performance obligations. We offer discounts in the form of prompt payment discounts and rebates for a decrease in service level percentages. We have determined that the most likely amount method is most useful for contracts that provides these discounts and rebates as the contracts have two potential outcomes and a significant reversal in the amount of cumulative revenue recognized is not expected to occur. Discounts have not historically been significant, but we continue to monitor and evaluate these estimates based on historical experience, anticipated performance, and our best judgment. Renewals or extensions of licenses are evaluated as distinct licenses (i.e., a distinct good or service), and revenue attributed to the distinct good or service cannot be recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. If any of these judgments were to change it could cause a material increase or decrease in the amount of revenue we report in a particular period.
Goodwill, Acquired Intangible Assets and Other Long-Lived Assets - Impairment Assessments

Long-lived assets are grouped for recognition and measurement of impairment at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. The impairment test for long-lived assets requires us to assess the recoverability of our long-lived assets by comparing their net carrying value to the sum of undiscounted estimated future cash flows directly associated with and arising from our use and eventual disposition of the assets. If the net carrying value of a group of long-lived assets exceeds the sum of related undiscounted estimated future cash flows, we would be required to record an impairment charge equal to the excess, if any, of net carrying value over fair value.

When assessing the recoverability of our long-lived assets, which include property and equipment and finite-lived intangible assets, we make assumptions regarding estimated future cash flows and other factors. Some of these assumptions involve a high degree of judgment and bear a significant impact on the assessment conclusions. Included among these assumptions are estimating undiscounted future cash flows, including the projection of comparable sales, operating expenses, capital requirements for maintaining property and equipment and residual value of asset groups. We formulate estimates from historical experience and assumptions of future performance, based on business plans and forecasts, recent economic and business trends, and competitive conditions. In the event that our estimates or related assumptions change in the future, we may be required to record an impairment charge.

We evaluate the remaining useful lives of long-lived assets and identifiable intangible assets whenever events or circumstances indicate that a revision to the remaining period of amortization is warranted. Such events or circumstances may include (but are not limited to): the effects of obsolescence, demand, competition, and/or other economic factors including the stability of the industry in which we operate, known technological advances, legislative actions, or changes in the regulatory environment. If the estimated remaining useful lives change, the remaining carrying amount of the long-lived assets and identifiable intangible assets would be amortized prospectively over that revised remaining useful life. We have determined that there were no events or circumstances during the years ended December 31, 2022 and 2021, which would indicate a revision to the remaining amortization period related to any of our long-lived assets. Accordingly, we believe that the current estimated useful lives of long-lived assets reflect the period over which they are expected to contribute to future cash flows and are therefore deemed appropriate.

We have recorded goodwill and other indefinite-lived assets in connection with our acquisitions of Shoom, Locality, Jibestream, GTX, the Systat Parties, Nanotron, CXApp, Game Your Game and IntraNav. Goodwill, which represents the excess of acquisition cost over the fair value of the net tangible and intangible assets of the acquired company, is not amortized. Indefinite-lived intangible assets are stated at fair value as of the date acquired in a business combination. The recoverability of goodwill is evaluated at least annually and when events or changes in circumstances indicate that the carrying amount may not be recoverable. We have determined that it operates and reports in three reporting units: Indoor Intelligence, Saves, and Shoom.

We analyzed goodwill first to assess qualitative factors, such as macroeconomic conditions, changes in the business environment and reporting unit specific events, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a detailed goodwill impairment test as required. The more-likely-than-not threshold is defined as having a likelihood of more than 50%.

If we bypass the qualitative assessment or conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then we perform a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount. We calculate the estimated fair value of a reporting unit using a weighting of the income and market approaches. For the income approach, we use internally developed discounted cash flow models that include the following assumptions, among others made by management: projections of revenues, expenses, and related cash flows based on assumed long-term growth rates and demand trends; expected future investments to grow new units; and estimated discount rates. For the market approach, we use internal analyses based primarily on market comparables. We base these assumptions on its historical data and experience, third party appraisals, industry projections, micro and macro general economic condition projections, and its expectations. Due to the variables inherent in our estimates of fair value, differences in assumptions may have a material effect on the result of our impairment analysis. For example, a 100 basis points increase or decrease in only the discount rate utilized as part of the discounted cash flow method (income approach) related to the Indoor Intelligence reporting unit could impact the overall fair value of the reporting unit, on a weighted average, by approximately $2.0 million (decrease) and $2.5 million (increase), respectively.
Based on its assessments, the Company has recorded impairment of goodwill and intangibles from continuing operations of $6.7 million and $2.9 million during the years ended December 31, 2022 and 2021, respectively.

Deferred Income Taxes
In accordance with ASC 740 “Income Taxes” (“ASC 740”), management routinely evaluates the likelihood of the realization of its income tax benefits and the recognition of its deferred tax assets. In evaluating the need for any valuation allowance, management will assess whether it is more likely than not that some portion, or all, of the deferred tax asset may not be realized on a jurisdictional basis. Ultimately, the realization of deferred tax assets is dependent upon the generation of future taxable income during those periods in which temporary differences become deductible and/or tax credits and tax loss carry-forwards can be utilized. In performing its analyses, management considers both positive and negative evidence including historical financial performance, previous earnings patterns, future earnings forecasts, tax planning strategies, economic and business trends and the potential realization of net operating loss carry-forwards within a reasonable timeframe. To this end, management considered (i) that we have had historical losses in the prior years and cannot anticipate generating a sufficient level of future profits in order to realize the benefits of our deferred tax asset; (ii) tax planning strategies; and (iii) the adequacy of future income as of and for the year ended December 31, 2022, based upon certain economic conditions and historical losses through December 31, 2022. After consideration of these factors, management deemed it appropriate to establish a full valuation allowance with respect to the deferred tax assets for Inpixon, Inpixon Canada, Nanotron GmbH, Intranav GmbH, Inpixon Limited, Inpixon Philippines and Active Mind Technology LTD.
A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax filings that do not meet these recognition and measurement standards. As of December 31, 2022 and 2021, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the years ended December 31, 2022 and 2021.
Business Combinations
We account for business combinations using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. Any changes in the estimated fair values of the net assets recorded for acquisitions prior to the finalization of more detailed analysis, but not to exceed one year from the date of acquisition, will change the amount of the purchase price allocable to goodwill. Any subsequent changes to any purchase price allocations that are material to our consolidated financial results will be adjusted. All acquisition costs are expensed as incurred and in-process research and development costs are recorded at fair value as an indefinite-lived intangible asset and assessed for impairment thereafter until completion, at which point the asset is amortized over its expected useful life. Separately recognized transactions associated with business combinations are generally expensed subsequent to the acquisition date. The application of business combination and impairment accounting requires the use of significant estimates and assumptions.
Upon acquisition, the accounts and results of operations are consolidated as of and subsequent to the acquisition date and are included in our Consolidated Financial Statements from the acquisition date.
RESULTS OF OPERATIONS - CONTINUING OPERATIONS
Year Ended December 31, 2022 compared to the Year Ended December 31, 2021
The following table sets forth selected consolidated financial data as a percentage of our revenue and the percentage of period-over-period change:

	For the Years Ended
	2022		2021
(in thousands, except percentages)	Amount	% of Revenues	Amount	% of Revenues	$ Change	% Change*
Revenues	$10,948	100%	$9,627	100%	$1,321	14%
Cost of revenues	$3,425	31%	$2,728	28%	$697	26%
Gross profit	$7,523	69%	$6,899	72%	$624	9%
Operating expenses	$36,329	332%	$36,720	381%	$(391)	(1)%
Loss from operations	$(28,806)	(263)%	$(29,821)	(310)%	$1,015	3%
Other (expense)/income	$(9,672)	(88)%	$1,200	12%	$(10,872)	(906)%
Income tax benefit/(expense)	$249	2%	$(3,789)	(39)%	$4,038	107%
Net loss from continuing operations	$(38,229)	(349)%	$(32,410)	(337)%	$(5,819)	(18)%
Net loss from discontinued operations, net of tax	$(28,075)	(256)%	$(37,720)	(392)%	$9,645	26%
Net loss attributable to stockholders of Inpixon	$(63,394)	(579)%	$(69,155)	(718)%	$5,761	8%
*    Amounts used to calculate dollar and percentage changes are based on numbers in the thousands. Accordingly, calculations in this item, which may be rounded to the nearest hundred thousand, may not produce the same results.
Revenues
Revenues for the year ended December 31, 2022 were $10.9 million compared to $9.6 million for the comparable period in the prior year for an increase of approximately $1.3 million, or approximately 14%. This increase is primarily attributable to an increase in Indoor Intelligence sales, primarily from our real time location based technologies.
Cost of Revenues and Gross Profit
Cost of revenues for the year ended December 31, 2022 were $3.4 million compared to $2.7 million for the comparable period in the prior year. This increase in cost of revenues of approximately $0.7 million, or approximately 26%, was primarily attributable to the increased sales during the year.
The gross profit margin for the year ended December 31, 2022 was 69% compared to 72% for the year ended December 31, 2021. This lower margin is primarily due to the sales mix during the year.
Operating Expenses
Operating expenses for the year ended December 31, 2022 were $36.3 million and $36.7 million for the comparable period ended December 31, 2021. This decrease of $0.4 million is primarily attributable to lower stock based compensation, professional fees, legal fees and compensation costs.
Loss From Operations
Loss from operations for the year ended December 31, 2022 was $28.8 million as compared to $29.8 million for the comparable period in the prior year. This decrease in loss of $1.0 million is primarily attributable to decreased operating expenses of $0.4 million as detailed above and the increased gross profit margin of approximately $0.6 million.
Other Income/(Expense)
Other income/expense for the year ended December 31, 2022 was expense of $9.7 million compared to an income of $1.2 million for the comparable period in the prior year. This increase in other expense of approximately $10.9 million is primarily attributable to the unrealized loss on equity securities and investments.
Provision for Income Taxes

There was an income tax benefit of approximately $0.2 million for the year ended December 31, 2022 compared to an income tax expense of $3.8 million for the comparable period in the prior year. The net income tax benefit for the year ended December 31, 2022 was related to a current income tax benefit true-up adjustment of $0.2 million. The net income tax expense for the year ended December 31, 2021 was primarily related to a current income tax expense from the gain on the Sysorex note.
Loss from Discontinued Operations, Net of Tax
Loss from discontinued operations, net of tax for the year ended December 31, 2022 was approximately $28.1 million compared to $37.7 million for the comparable period in the prior year. This decrease in loss of approximately $9.6 million is primarily attributable a decreased accrual for earnout expense and lower impairment of goodwill.
Non-GAAP Financial information
EBITDA
EBITDA is defined as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization. Adjusted EBITDA is used by our management as the matrix in which it manages the business. It is defined as EBITDA plus adjustments for other income or expense items, non-recurring items and non-cash stock-based compensation.
Adjusted EBITDA for continuing operations for the year ended December 31, 2022 was a loss of $13.1 million compared to a loss of $14.8 million for the prior year period.

The following table presents a reconciliation of net income/loss attributable to stockholders of Inpixon, which is our GAAP operating performance measure, to Adjusted EBITDA for the years ended December 31, 2022 and 2021 (in thousands):

	For the Years Ended December 31,
	2022	2021
Net loss attributable to common stockholders	$(79,570)	$(77,316)
Loss from discontinued operations, net of tax	28,075	37,720
Interest expense/(income), net	677	(1,182)
Income tax benefit	(249)	3,789
Depreciation and amortization	2,470	2,349
EBITDA	(48,597)	(34,640)
Adjusted for:
Non-recurring one-time charges:
Loss on exchange of debt for equity	—	30
Recovery for valuation allowance on held for sale loan	—	(7,345)
Gain on related party loan held for sale	—	(49,817)
Unrealized loss on equity securities	7,904	57,067
Unrealized loss on equity method investment	1,784	—
Acquisition transaction/financing costs	410	620
Professional service fees	4	683
Accretion of series 7 preferred stock	4,555	8,161
Accretion of series 8 preferred stock	13,090	—
Deemed dividend modification Series 8 Preferred Stock	2,627	—
Deemed Contribution modification of warrants	(1,469)	—
Amortization premium modification of Series 8 Preferred Stock	(2,627)	—
Impairment of goodwill and intangible assets	6,659	2,893
Unrealized gains on notes and loans	230	211
Bad debts expense/provision	(36)	121
Reserve for inventory obsolescence	—	300
Stock-based compensation - compensation and related benefits	2,016	6,758
Severance costs	170	159
Restructuring costs	169	—
Adjusted EBITDA	$(13,111)	$(14,799)

We rely on Adjusted EBITDA, which is a non-GAAP financial measure for the following:
•To review and assess the operating performance of our Company as permitted by ASC Topic 280, Segment Reporting;
•To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;
•As a basis for allocating resources to various projects;
•As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and

•To evaluate internally the performance of our personnel.
We have presented Adjusted EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information, we can provide investors with a more complete understanding of our business. Specifically, we present Adjusted EBITDA as supplemental disclosure because of the following:
•We believe Adjusted EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization and other non-cash items including stock based compensation, amortization of intangibles, change in the fair value of shares to be issued, change in the fair value of derivative liability, impairment of goodwill and one time charges including gain/loss on the settlement of obligations, severance costs, provision for doubtful accounts, acquisition costs and the costs associated with the public offering.
•We believe that it is useful to provide to investors with a standard operating metric used by management to evaluate our operating performance; and
•We believe that the use of Adjusted EBITDA is helpful to compare our results to other companies.
Even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other consolidated statement of operations data prepared in accordance with GAAP. Some of these limitations include the fact that:
•Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;
•Adjusted EBITDA does not reflect income or other taxes or the cash requirements to make any tax payments; and
•Other companies in our industry may calculate Adjusted EBITDA differently than we do, thereby potentially limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing Adjusted EBITDA only as supplemental information.
Proforma Non-GAAP Net Loss per Share
Basic and diluted net loss per share from continuing operations for the year ended December 31, 2022 was a loss of $22.08 compared to a loss of $26.21 for the prior year period. Basic and diluted net loss per share from discontinued operations for the year ended December 31, 2022 was a loss of $12.04 compared to a loss of $24.97 for the prior year period. The decreased loss per share in 2022 was attributable to the changes discussed in our results of operations.
Proforma non-GAAP net income (loss) per share is used by our Company’s management as an evaluation tool as it manages the business and is defined as net income (loss) per basic and diluted share adjusted for non-cash items including stock based compensation, amortization of intangibles and one time charges including gain on the settlement of obligations, severance costs, provision for doubtful accounts, change in the fair value of shares to be issued, acquisition costs and the costs associated with the public offering.
Proforma non-GAAP net loss per basic and diluted common share for the year ended December 31, 2022 was ($6.21) compared to a loss of ($12.14) per share for the prior year period.
The following table presents a reconciliation of net loss per basic and diluted share, which is our GAAP operating performance measure, to proforma non-GAAP net loss per share for the periods reflected (in thousands, except per share data):

	For the Years Ended December 31,
(thousands, except per share data)	2022	2021
Net loss attributable to common stockholders	$(79,570)	$(77,316)
Adjustments:
Non-recurring one-time charges:
Loss from discontinued operations, net of tax	28,075	37,720
Loss on the exchange of debt for equity	—	30
Recovery for valuation allowance on held for sale loan	—	(7,345)
Gain on related party loan held for sale	—	(49,817)
Unrealized loss on equity securities	7,904	57,067
Unrealized loss on equity method investment	1,784	—
Acquisition transaction/financing costs	410	620
Professional service fees	4	683
Accretion of series 7 preferred stock	4,555	8,161
Accretion of series 8 preferred stock	13,090	—
Deemed dividend modification Series 8 Preferred Stock	2,627	—
Deemed Contribution modification of warrants	(1,469)	—
Amortization premium modification of Series 8 Preferred Stock	(2,627)	—
Impairment of goodwill and intangibles	6,659	2,893
Unrealized gains on notes and loans	230	211
Bad debts expense/provision	(36)	121
Reserve for inventory obsolescence	—	300
Stock-based compensation - compensation and related benefits	2,016	6,758
Severance costs	170	159
Restructuring costs	169	—
Amortization of intangibles	1,526	1,421
Proforma non-GAAP net loss from continuing operations	$(14,483)	$(18,334)
Proforma non-GAAP net loss per basic and diluted common share from continuing operations	$(6.21)	$(12.14)
Weighted average basic and diluted common shares outstanding	2,332,041	1,510,678
We rely on proforma non-GAAP net loss per share, which is a non-GAAP financial measure:
•To review and assess the operating performance of our Company as permitted by ASC Topic 280, Segment Reporting;
•To compare our current operating results with corresponding periods and with the operating results of other companies in our industry;

•As a measure to evaluate potential economic outcomes of acquisitions, operational alternatives and strategic decisions; and
•To evaluate internally the performance of our personnel.
We have presented proforma non-GAAP net loss per share above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss), and that by including this information we can provide investors with a more complete understanding of our business. Specifically, we present proforma non-GAAP net loss per share as supplemental disclosure because:
•We believe proforma non-GAAP net loss per share is a useful tool for investors to assess the operating performance of our business without the effect of non-cash items including stock based compensation, amortization of intangibles and one time charges including gain on the settlement of obligations, severance costs, provision for doubtful accounts, change in the fair value of shares to be issued, acquisition costs and the costs associated with the public offering.
•We believe that it is useful to provide to investors a standard operating metric used by management to evaluate our operating performance; and
•We believe that the use of proforma non-GAAP net loss per share is helpful to compare our results to other companies.
Liquidity and Capital Resources as of December 31, 2022
Our current capital resources and operating results as of and through December 31, 2022, consist of:
1)an overall working capital surplus of approximately $5.2 million;
2)cash of approximately $10.2 million;
3)net cash used by operating activities for the year ended December 31, 2022 of $34.0 million.
The breakdown of our overall working capital surplus is as follows (in thousands):

Working Capital	Assets	Liabilities	Net
Cash and cash equivalents	$10,235	$—	$10,235
Accounts receivable, net / accounts payable	1,889	1,503	386
Inventory	2,442	—	2,442
Accrued liabilities	—	2,619	(2,619)
Operating lease obligation	—	211	(211)
Deferred revenue	—	1,323	(1,323)
Notes and other receivables / Short-term debt	236	13,643	(13,407)
Other	2,803	197	2,606
Current assets of discontinued operations	$12,261	$5,218	$7,043
Total	$29,866	$24,714	$5,152
The Company believes that their current liquidity position, including the cash raised under promissory notes and under the Sales Agreement subsequent to year end, less the funds required to be contributed with the spin-off of the Enterprise Apps Business, has the ability to mitigate any going concern indicators for a period of at least one year from the date these financial statements are issued.
Contractual Obligations and Commitments

Contractual obligations are cash that we are obligated to pay as part of certain contracts that we have entered during our course of business. Our contractual obligations consists of operating lease liabilities and acquisition liabilities that are included in our consolidated balance sheet and vendor commitments associated with agreements that are legally binding. As of December 31, 2022, the total obligation for operating leases is approximately $1.4 million, of which approximately $0.5 million is expected to be paid in the next twelve months. As of December 31, 2022, our obligation for acquisition liabilities is approximately $0.2 million of which approximately $0.2 million is expected to be paid in the next twelve months. Additionally, as part of the Enterprise Apps Spin-off, the Company was required to contribute the cash needed so that the spin-off entity (CXApp Holding Corp.) had a $10 million cash balance at the time of the closing of the transaction. The amount contributed to the spin-off entity at closing on March 14, 2023 was approximately $4.0 million.

Promissory Notes

As of March 26, 2023, the Company owed approximately $15.1 million in principal under promissory notes payable within the next twelve months inclusive of interest owed. The interest rate charged under the notes range from 8% to 10%. See Note 17 - Debt of the Notes to Consolidated Financial Statements included elsewhere in this document.

Net cash used in operating activities during the year ended December 31, 2022 of $34.0 million (of which $17.8 million pertains to discontinued operations) consists of net loss of $66.3 million offset by non-cash adjustments of approximately $32.3 million less net cash changes in operating assets and liabilities of approximately $0.004 million. Although the Company has sustained significant losses during the 2022 year, during the twelve months ended December 31, 2022 we raised net proceeds from notes of $12.3 million and raised net proceeds of $14.1 million from a registered direct offering. Additionally in the quarter ended March 31, 2023 the Company raised gross proceed of approximately $15.4 million under an equity distribution agreement. Given our current cash balances and budgeted cash flow requirements, including the cash raised under promissory notes and under the Sales Agreement subsequent to year end, less the approximate $4.0 million required to be contributed with the spin-off of the Enterprise Apps Business to meet the $10 million cash balance required at the time of closing, the Company believes such funds are sufficient to satisfy its working capital needs, capital asset purchases, debt repayments and other liquidity requirements associated with its existing operations for the next 12 months from the issuance date of the financial statements. However, general economic or other conditions resulting from COVID 19 or other material events may impact the liquidity of our common stock or our ability to continue to access capital from the sale of our securities to support our growth plans. Our business has been impacted by the COVID-19 pandemic and may continue to be impacted. While we have been able to continue operations remotely, we have and continue to experience supply chain cost increases and constraints and delays in the receipt of certain components of our products impacting delivery times for our products. We have also seen some impact in the demand of certain products and delays in certain projects and customer orders either because they require onsite services which could not be performed as a result of new rules and regulations resulting from the pandemic, customer facilities being partially or fully closed during the pandemic or because of the uncertainty of the customer’s financial position and ability to invest in our technology.
Despite these challenges, we were able to realize growth in total revenue for the year ended December 31, 2022 when compared to the year ended 2021. The total impact that COVID-19 will have on general economic conditions is continuously evolving and the impact it may continue to have on our results of operations continues to remain uncertain and there are no assurances that we will be able to continue to experience the same growth or not be materially adversely effected. The Company may continue to pursue strategic transactions and may raise such additional capital as needed, using our equity securities and/or cash and debt financings in combinations appropriate for each acquisition.
Liquidity and Capital Resources as of December 31, 2022 Compared With December 31, 2021
The Company’s net cash flows used in operating, investing and financing activities for the years ended December 31, 2022 and 2021 and certain balances as of the end of those periods are as follows (in thousands):

	For the Years Ended December 31,
	2022	2021
Net cash used in operating activities	$(33,963)	$(37,131)
Net cash provided by/(used in) investing activities	36,387	(53,508)
Net cash (used in)/provided by financing activities	(34,586)	125,037
Effect of foreign exchange rate changes on cash	(83)	86
Net (decrease)/increase in cash and cash equivalents	$(32,245)	$34,484

	As of December 31, 2022	As of December 31, 2021
Cash and cash equivalents from continuing operations	$10,235	$42,480
Working capital (deficit)/surplus from continuing operations	$(1,891)	$77,962
Operating Activities for the year ended December 31, 2022
Net cash used in operating activities during the year ended December 31, 2022 was approximately $34.0 million. The cash flows related to the year ended December 31, 2022 consisted of the following (in thousands):

Net loss	$(66,304)
Non-cash income and expenses	32,345
Net change in operating assets and liabilities	(4)
Net cash used in operating activities	$(33,963)
The non-cash income and expense of approximately $32.3 million consisted primarily of the following (in thousands):

$7,456	Depreciation and amortization expenses
706	Amortization of right of use asset
(278)	Accrued interest income, related party
3,656	Stock-based compensation expense attributable to warrants and options issued as part of Company operations
489	Amortization of debt discount
10	Provision for inventory obsolescence
(32)	Provision for doubtful accounts
1,707	Unrealized gain/loss on note
(1)	Deferred income tax
7,904	Unrealized loss on equity securities
12,199	Impairment of goodwill and intangibles
(2,827)	Earnout payment expense
1	Loss on disposal of property and equipment
151	Realized loss on sale of equity securities
1,784	Unrealized loss on equity method investment
(791)	Gain on conversion of note receivable
211	Other
$32,345	Total non-cash expenses

The net cash used in the change in operating assets and liabilities aggregated approximately $0.004 million and consisted primarily of the following (in thousands):

$(115)	Increase in accounts receivable and other receivables
843	Decrease in inventory, other current assets and other assets
182	Increase in accounts payable
977	Increase in accrued liabilities and other liabilities
(677)	Decrease in operating lease liabilities
(1,214)	Decrease in deferred revenue
$(4)	Net cash used in the changes in operating assets and liabilities

Operating Activities for the year ended December 31, 2021
Net cash used in operating activities during the years ended December 31, 2021 was approximately $37.1 million. The cash flows related to the year ended December 31, 2021 consisted of the following (in thousands):

Net loss	$(70,130)
Non-cash income and expenses	35,847
Net change in operating assets and liabilities	(2,848)
Net cash used in operating activities	$(37,131)
The non-cash income and expense of approximately $35.8 million consisted primarily of the following (in thousands):

$6,451	Depreciation and amortization expenses
677	Amortization of right of use asset
(1,627)	Accrued interest income, related party
10,879	Stock-based compensation expense attributable to warrants and options issued as part of Company operations and for the Jibestream acquisition
30	Loss on exchange of debt for equity
224	Amortization of debt discount
300	Provision for inventory obsolescence
(49,817)	Gain on settlement of related party promissory note
121	Provision for doubtful accounts
(92)	Unrealized gain/loss on note
(7,345)	Recovery for valuation allowance for held for sale loan
(2,593)	Deferred income tax
57,067	Unrealized loss on equity securities
14,789	Impairment of goodwill
6,524	Earnout payment expense
24	Loss on disposal of property and equipment
235	Other
$35,847	Total non-cash expenses
The net use of cash in the change in operating assets and liabilities aggregated approximately $2.8 million and consisted primarily of the following (in thousands):

$(313)	Increase in accounts receivable and other receivables
(3,919)	Increase in inventory, other current assets and other assets
391	Increase in accounts payable
834	Increase in accrued liabilities and other liabilities
(658)	Decrease in operating lease liabilities
817	Increase in deferred revenue
$(2,848)	Net use of cash in the changes in operating assets and liabilities

Cash Flows from Investing Activities as of December 31, 2022 and 2021
Net cash flows used in investing activities during 2022 was approximately $36.4 million compared to net cash flows used in investing activities during 2021 of approximately $53.5 million. Cash flows related to investing activities during the year ended December 31, 2022 include $0.2 million for the purchase of property and equipment, $0.9 million for investment in capitalized software, $43.0 million sales of treasury bills, $5.5 million purchase of convertible note, $0.2 million sales of equity securities, and $0.2 million for issuance of note receivable.
Cash flows related to investing activities during the year ended December 31, 2021 include $0.3 million for the purchase of property and equipment, $1.0 million for investment in capitalized software, $63.4 million for the purchase of treasury bills, $2.0 million for short term investments, $28.0 million sales of treasury bills, $2.0 million sale of short term investment, $0.9 million for cash paid the in Systat License Agreement, $0.2 million received from the acquisition of Game Your Game, $15.0 million paid for the acquisition of CXApp, $0.1 million paid for acquisition of Visualix, and $1.0 million paid for acquisition of IntraNav.
Cash Flows from Financing Activities as of December 31, 2022 and 2021
Net cash flows used by financing activities during the year ended December 31, 2022 was $34.6 million. Net cash flows provided by financing activities during the year ended December 31, 2021 was $125.0 million. During the year ended December 31, 2022, the Company received incoming cash flows of $46.9 million for the issuance of common stock, preferred stock and warrants, received $12.3 million from promissory note, received $14.1 million from registered direct offering, paid $0.3 million of taxes related to the net share settlement of restricted stock units, paid a $5.1 million liability related to the CXApp acquisition, paid $49.3 million for redemption of Series 7 Preferred Stock, and paid $53.2 million for redemption of Series 8 Preferred Stock.
During the year ended December 31, 2021, the Company received incoming cash flows of $128.4 million for the issuance of common stock, preferred stock and warrants, loaned $0.1 million to related parties, paid $1.9 million of taxes related to the net share settlement of restricted stock units, paid $0.5 million liability related to the CXApp acquisition, paid $0.5 million acquisition liability to the pre-acquisition shareholders of Nanotron and paid a $0.5 million acquisition liability to the pre-acquisition shareholders of Locality.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.
Recently Issued Accounting Standards
For a discussion of recently issued accounting pronouncements, please see Note 2 to our financial statements, which are included in this report beginning on page F-1.

ITEM 8: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
INPIXON

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Inpixon and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Inpixon and Subsidiaries (the “Company”) as of December 31, 2022, and 2021, the related consolidated statements of operations, comprehensive loss, changes in mezzanine equity and stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Goodwill Impairment

Description of the Matter

The Company evaluates its goodwill for impairment annually or when there is an indication that there was an impairment. The estimates of fair value of the reporting units are computed using a combination of both an income approach and a market approach and the Company's reporting units are higher than the fair value of the fair value of the reporting units.

Under the income approach, the Company utilizes the discounted cash flow method to estimate the fair value of the reporting units. Some of the significant assumptions inherent in estimating the fair values include the estimated future annual net cash flows for each reporting unit (including net sales, operating income margin, and working capital) and a discount rate that appropriately reflects the risks inherent in each future cash flow stream. The Company selected assumptions used in the financial forecasts using historical data, supplemented by current and anticipated market conditions, estimated growth rates, management’s plans, and guideline companies. Under the market approach, fair value is derived from metrics of publicly traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses is based on the markets in which the reporting units operate giving consideration to risk profiles, size, geography, and diversity of products and services.

The goodwill balance was fully impaired as of December 31, 2022. As of the measurement date the carrying value of the Indoor Intelligence reporting unit exceeded the fair value as of the measurement date and, therefore, the Company recorded an impairment of $7.6 million.

We identified goodwill impairment as a critical audit matter because of the significant estimates and assumptions made by management to estimate fair value given the sensitivity of operations to changes in demand for all reporting units and historical results and long-range strategic plans of the reporting units. This required a high degree of auditor judgment and an increased extent of effort, including the need to involve our fair value specialists, when performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions related to the selection of the discount rates and forecasts of future net sales for all reporting units, and the future operating income margins for the Indoor Intelligence reporting unit.

How We Addressed the Matter in our Audit

The primary procedures we performed to address this critical audit matter included the following. (1) We evaluated the Company’s forecasted revenue (2) Evaluated the guideline companies used and operated in a similar industry as the subject reporting unit. (3) The guideline companies and transaction appear appropriate (4) The Company used the appropriate modified capital asset pricing model and a weighted average cost of capital. (5) We sensitized the projections and compared them to the valuation report to materially assess the impact to the reported amount of the impairment. (6) We evaluated the disclosures in the Company's financial statements for proper reporting.

Valuation of Intangible Asset Impairment

Description of the Matter

Auditing the Company's impairment assessments is complex due to the significant estimation required in determining the recoverable amount, being the higher of the value in use and fair value less costs to sell. The Company's methodologies for estimating the recoverable value of these assets involve significant assumptions and inputs, including projected financial information for net sales and operating profit by product, all of which are sensitive to and affected by economic, industry, and company-specific qualitative factors. These significant assumptions and inputs are forward-looking and could be affected by future economic and market conditions.

We gained an understanding of the Company’s process to identify and account for impairment of intangible assets. The Group performs intangible assets impairment testing whenever events or changes in circumstances indicate that the carrying amount of the cash-generating unit may not be recoverable. To determine whether an impairment shall be recognized, the carrying amount of a cash-generating unit is compared to its recoverable amount. If the recoverable amount of the cash-generating unit is less than its carrying amount, the carrying amount of the cash-generating unit is reduced to its recoverable amount, and this reduction is recognized as an impairment loss. The recoverable amount of a cash-generating unit is the higher of its fair value less costs to sell and its value in use. The value in use is determined based on the estimated future cash flows and pre-tax discount rate for the cash-generating unit.

The intangible asset balance was $22.3 million as of December 31, 2022. As of the measurement date the carrying value of the of the intangible assets exceeded the fair values as of the measurement date and, therefore, the Company recorded an impairment of $4.6 million.

How We Addressed the Matter in our Audit

The primary procedures we performed to address this critical audit matter included the following. (1) We evaluated management’s projected revenues and process for developing the fair value estimates. (2) We tested the completeness accuracy and relevance of underlying data used in the models. (3) We evaluated the reasonableness of the assumptions used by management. (4) We sensitized the projections and compared them to the valuation report to materially assess the impact to the reported amount of the impairment. (5) We evaluated the disclosures in the Company's financial statements for proper reporting.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2012.

New York NY
April 17, 2023, except for the effects of Note 33 which is as of June 16, 2023

INPIXON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except number of shares and par value data)

	As of December 31, 2022	As of December 31, 2021
Assets

Current Assets
Cash and cash equivalents	$10,235	$42,480
Accounts receivable, net of allowances of $231 and $272, respectively	1,889	1,454
Other receivables	86	215
Inventory, net	2,442	1,965
Short-term investments	—	43,125
Note receivable	150	—
Prepaid expenses and other current assets	2,803	3,953
Current assets of discontinued operations	12,261	12,770

Total Current Assets	29,866	105,962

Property and equipment, net	1,064	1,211
Operating lease right-of-use asset, net	531	1,013
Software development costs, net	1,265	1,144
Investments in equity securities	330	1,838
Long-term investments	716	2,500
Intangible assets, net	2,994	10,010
Goodwill, net	—	2,127
Other assets	158	177
Non-current assets of discontinued operations	20,711	30,691

Total Assets	$57,635	$156,673

INPIXON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(In thousands, except number of shares and par value data)

	As of December 31, 2022	As of December 31, 2021
Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	1,503	1,753
Accrued liabilities	2,619	2,783
Operating lease obligation, current	211	430
Deferred revenue	1,323	1,660
Short-term debt	13,643	3,490
Acquisition liability	197	5,114
Current liabilities of discontinued operations	5,218	11,901
Total Current Liabilities	24,714	27,131

Long Term Liabilities
Operating lease obligation, noncurrent	334	577
Acquisition liability, noncurrent	—	220
Non-current liabilities of discontinued operations	472	559

Total Liabilities	25,520	28,487

Commitments and Contingencies

Mezzanine Equity
Series 7 Convertible Preferred Stock - 58,750 shares authorized; zero and 49,250 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively.	—	44,695
Series 8 Convertible Preferred Stock - 53,197.7234 share authorized; zero issued and outstanding as of December 31, 2022 and 2021,respectively.	—	—

Stockholders’ Equity

Preferred Stock -$0.001 par value; 5,000,000 shares authorized
Series 4 Convertible Preferred Stock - 10,415 shares authorized; 1 issued, and 1 outstanding as of December 31, 2022 and December 31, 2021, respectively.	—	—
Series 5 Convertible Preferred Stock - 12,000 shares authorized; 126 issued, and 126 outstanding as of December 31, 2022 and December 31, 2021, respectively.	—	—
Common Stock - $0.001 par value; 500,000,000 shares authorized; 3,570,894 and 1,730,141 issued and 3,570,893 and 1,730,140 outstanding as of December 31, 2022 and December 31, 2021, respectively.	4	2
Additional paid-in capital	346,668	332,761
Treasury stock, at cost, 1 share	(695)	(695)
Accumulated other comprehensive income	1,061	44
Accumulated deficit	(313,739)	(250,309)

INPIXON AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(In thousands, except number of shares and par value data)

Stockholders’ Equity Attributable to Inpixon	33,299	81,803

Non-controlling Interest	(1,184)	1,688

Total Stockholders’ Equity	32,115	83,491

Total Liabilities, Mezzanine Equity and Stockholders’ Equity	$57,635	$156,673

The accompanying notes are an integral part of these consolidated financial statements

INPIXON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Years Ended December 31,
	2022	2021
Revenues	$10,948	$9,627

Cost of Revenues	3,425	2,728

Gross Profit	7,523	6,899

Operating Expenses
Research and development	8,338	7,417
Sales and marketing	3,876	3,498
General and administrative	15,520	20,871
Acquisition-related costs	410	620
Impairment of goodwill and intangibles	6,659	2,893
Amortization of intangibles	1,526	1,421

Total Operating Expenses	36,329	36,720

Loss from Operations	(28,806)	(29,821)

Other Income (Expense)
Interest (expense)/income, net	(677)	1,182
Loss on exchange of debt for equity	—	(30)
Benefit for valuation allowance on related party loan - held for sale	—	7,345
Other income/( expense)	693	(47)
Gain on related party loan - held for sale	—	49,817
Unrealized loss on equity securities	(7,904)	(57,067)
Unrealized loss on equity method investment	(1,784)	—
Total Other (Expense) Income	(9,672)	1,200

Net Loss from Continuing Operations, Before Tax	(38,478)	(28,621)
Income tax benefit/(expense)	249	(3,789)
Net Loss from Continuing Operations	(38,229)	(32,410)

Net Loss from Discontinued Operations, Net of Tax	(28,075)	(37,720)

Net Loss	(66,304)	(70,130)

Net Loss Attributable to Non-controlling Interest	(2,910)	(975)

Net Loss Attributable to Stockholders of Inpixon	(63,394)	(69,155)
Accretion of Series 7 preferred Stock	(4,555)	(8,161)
Accretion of Series 8 Preferred Stock	(13,090)	—
Deemed dividend for the modification related to Series 8 Preferred Stock	(2,627)	—
Deemed contribution for the modification related to Warrants issued in connection with Series 8 Preferred Stock	1,469	—

INPIXON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

Amortization premium- modification related to Series 8 Preferred Stock	2,627		—
Net Loss Attributable to Common Stockholders	$(79,570)		$(77,316)

Net Loss Per Share - Basic and Diluted
Continuing Operations	$(22.08)		$(26.21)
Discontinued Operations	$(12.04)		$(24.97)
Net Loss Per Share - Basic and Diluted	$(34.12)	-34.1203263578985	$(51.18)

Weighted Average Shares Outstanding
Basic and Diluted	2,332,041		1,510,678
The accompanying notes are an integral part of these consolidated financial statements

INPIXON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	For the Years Ended December 31,
	2022	2021
Net Loss	$(66,304)	$(70,130)
Unrealized foreign exchange gain (loss) from cumulative translation adjustments	1,017	(617)

Comprehensive Loss	$(65,287)	$(70,747)
The accompanying notes are an integral part of these consolidated financial statements

INPIXON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY
(In thousands)

	Series 7 Preferred Stock		Series 8 Preferred Stock		Series 4 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Non-Controlling Interest	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount
Balance - January 1, 2022	49,250	44,695	—	—	1	—	1,730,140	2	332,761	(1)	(695)	44	(250,309)	1,688	83,491
Stock options and restricted stock awards granted to employees and consultants for services	—	—	—	—	—	—	—	—	3,656	—	—	—	—	—	3,656
Common shares issued for extinguishment of debt	—	—	—	—	—	—	287,802	—	3,650	—	—	—	—	—	3,650
Series 8 Preferred Stock issued for cash	—	—	53,198	41,577	—	—	—	—	5,329	—	—	—	—	—	5,329
Accrete Discount - Series 7 Preferred Shares	—	4,555	—	—	—	—	—	—	(4,555)	—	—	—	—	—	(4,555)
Accrete Discount - Series 8 Preferred Shares	—	—	—	13,090	—	—	—	—	(13,090)	—	—	—	—	—	(13,090)
Deemed dividend for the modification related to Series 8 Preferred Stock	—	—	—	2,627	—	—	—	—	(2,627)	—	—	—	—	—	(2,627)
Deemed contribution for the modification related to warrants isued in connection with Series 8 Preferred Stock	—	—	—	(1,469)	—	—	—	—	1,469	—	—	—	—	—	1,469
Amortization premium - modification related to Series 8 Preferred Stock	—	—	—	(2,627)	—	—	—	—	2,627	—	—	—	—	—	2,627
Series 7 Preferred Stock redeemed for cash	(49,250)	(49,250)	—	—	—	—	—	—	—	—	—	—	—	—	—
Series 8 Preferred Stock redeemed for cash	—	—	(53,198)	(53,198)	—	—	—	—	—	—	—	—	—	—	—
Restricted stock grants withheld for taxes	—	—	—	—	—	—	(12,802)	—	(336)	—	—	—	—	—	(336)
Common shares issued for CXApp earnout	—	—	—	—	—	—	144,986	—	3,697	—	—	—	—	—	3,697
Common shares issued for exchange of warrants	—	—	—	—	—	—	184,153	—	—	—	—	—	—	—	—
Common shares issued for net proceeds from warrants	—	—	—	—	—	—	930,990	1	—	—	—	—	—	—	1
Common shares issued for share rights	—	—	—	—	—	—	52,513	—	—	—	—	—	—	—	—
Common shares issued for registered direct offering	—	—	—	—	—	—	253,112	1	14,087	—	—	—	—	—	14,088
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	—	—	1,017	(36)	38	1,019
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(63,394)	(2,910)	(66,304)
Balance - December 31, 2022	—	—	—	—	1	—	3,570,894	$4	$346,668	(1)	$(695)	$1,061	$(313,739)	$(1,184)	$32,115

The accompanying notes are an integral part of these consolidated financial statements

INPIXON AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY (CONTINUED)
(In thousands, except per share data)

	Series 7 Preferred Stock		Series 4 Convertible Preferred Stock		Series 5 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Non-Controlling Interest	Total Stockholders’ (Deficit) Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount
Balance - January 1, 2021	—	—	1	—	126	—	779,964	1	225,665	(1)	(695)	660	(180,992)	41	44,680
Common shares issued for registered direct offering	—	—	—	—	—	—	210,668	—	74,074	—	—	—	—	—	74,074
Common shares issued for extinguishment of debt	—	—	—	—	—	—	23,615	—	2,500	—	—	—	—	—	2,500
Common shares issued for cashless stock options exercised	—	—	—	—	—	—	73			—	—	—	—	—	—
Common shares issued for net proceeds from warrants exercised	—	—	—	—	—	—	420,071	—	3,779	—	—	—	—	—	3,779
Stock options and restricted stock awards granted to employees and consultants for services	—	—	—	—	—	—	—	—	10,880	—	—	—	—	—	10,880
Common shares issued for acquisition of 55.4% of Game Your Game	—	—	—	—	—	—	15,722	—	1,403	—	—	—	—	2,472	3,875
Common shares issued for Visualix acquisition	—	—	—	—	—	—	4,928	—	429	—	—	—	—	—	429
Common shares issued for the CXApp	—	—	—	—	—	—	117,995	1	9,999	—	—	—	—	—	10,000
Common shares issued for restricted stock grants	—	—	—	—	—	—	62,308	—	—	—	—	—	—	—	—
Taxes paid on stock based compensation	—	—	—	—	—	—	—	—	(1,858)	—	—	—	—	—	(1,858)
Preferred shares issued in public offering	—	—	—	—	—	—	—	—	4,551	—	—	—	—	—	4,551
Series 7 Preferred Stock issued for cash	58,750	46,034	—	—	—	—	—	—	—	—	—	—	—	—	—
Series 7 Preferred Stock converted to common stock	(9,500)	(9,500)	—	—	—	—	101,334	—	9,500	—	—	—	—	—	9,500
Accrete Discount - Preferred Shares	—	8,161	—	—	—	—	—	—	(8,161)	—	—	—	—	—	(8,161)
Restricted stock grants forfeited	—	—	—	—	—	—	(6,538)	—	—	—	—	—	—	—	—
Cumulative translation adjustment	—	—	—	—	—	—	—	—	—	—	—	(616)	(162)	150	(628)
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	—	(69,155)	(975)	(70,130)
Balance - December 31, 2021	49,250	44,695	1	—	126	—	1,730,140	$2	$332,761	(1)	$(695)	$44	$(250,309)	$1,688	$83,491

INPIXON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
/

	For the Years Ended December 31,
	2022	2021
Cash Flows Used in Operating Activities
Net loss	$(66,304)	$(70,130)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,374	1,344
Amortization of intangible assets	6,082	5,107
Amortization of right-of-use asset	706	677
Stock options and restricted stock awards granted to employees and consultants for services	3,656	10,879
Earnout payment (benefit) expense	(2,827)	6,524
Loss on exchange of debt for equity	—	30
Amortization of debt discount	489	224
Accrued interest income, related party	(278)	(1,627)
Provision for doubtful accounts	(32)	121
Unrealized gain/loss on note	1,707	(92)
Provision for inventory obsolescense	10	300
Recovery for valuation allowance for held for sale loan	—	(7,345)
Gain on settlement of related party promissory note	—	(49,817)
Deferred income tax	(1)	(2,593)
Unrealized loss on equity securities	7,904	57,067
Impairment of goodwill and intangibles	12,199	14,789
Loss on disposal of property and equipment	1	24
Realized loss on sale of equity securities	151	—
Unrealized loss on equity method investment	1,784	—
Gain on conversion of note receivable	(791)	—
Other	211	235

Changes in operating assets and liabilities:
Accounts receivable and other receivables	(115)	(313)
Inventory	(565)	(112)
Prepaid expenses and other current assets	1,375	(4,006)
Other assets	33	199
Accounts payable	182	391
Accrued liabilities	858	490
Income tax liabilities	119	16
Deferred revenue	(1,214)	817
Operating lease obligation	(677)	(658)
Other liabilities	—	328

Net Cash Used in Operating Activities	$(33,963)	$(37,131)

Cash Flows Used in Investing Activities
Purchase of property and equipment	$(245)	$(346)

INPIXON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(In thousands)

Investment in capitalized software	(948)	(1,019)
Purchases of short term investments	—	(2,000)
Sale of short term investments	—	2,000
Purchases of treasury bills	—	(63,362)
Sales of treasury bills	43,001	28,000
Sales of equity securities	229	—
Purchases of convertible note	(5,500)	—
Issuance of note receivable	(150)	—
Investment in Systat licensing agreement	—	(900)
Purchase of intangible assets	—	(4)
Acquisition of Intranav	—	(1,023)
Acquisition of Game Your Game	—	184
Acquisition of CXApp	—	(14,977)
Acquisition of Visualix	—	(61)
Net Cash Provided by (Used in) Investing Activities	$36,387	$(53,508)

Cash From Financing Activities
Net proceeds from issuance of preferred stock and warrants	46,906	50,585
Net proceeds from issuance of common stock and warrants	—	77,852
Net proceeds from promissory note	12,339	—
Taxes paid related to net share settlement of restricted stock units	(336)	(1,855)
Loans to related party	—	(117)
Net proceeds for registered direct offering	14,088	—
Common shares issued for net proceeds from warrants	1	—
Cash paid for redemption of preferred stock series 7	(49,250)	—
Cash paid for redemption of preferred stock series 8	(53,198)	—
Repayment of CXApp acquisition liability	(5,136)	(461)
Repayment of acquisition liability to Nanotron shareholders	—	(467)
Repayment of acquisition liability to Locality shareholders	—	(500)
Net Cash (Used in) Provided By Financing Activities	$(34,586)	$125,037

Effect of Foreign Exchange Rate on Changes on Cash	(83)	86

Net (Decrease) Increase in Cash and Cash Equivalents	(32,245)	34,484

Cash and Cash Equivalents - Beginning of year	52,480	17,996

Cash and Cash Equivalents - End of year	$20,235	$52,480

Balances included in the Consolidated Balance Sheets:
Cash and cash equivalents	$10,235	$42,480
Cash included in current assets of discontinued operations	10,000	10,000
Cash and Cash Equivalents - End of Year	$20,235	$52,480

INPIXON AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(In thousands)

Supplemental Disclosure of cash flow information:
Cash paid for:
Interest	$2	$3
Income Taxes	$125	$2,389

Non-cash investing and financing activities
Common shares issued for extinguishment of debt	$3,650	$2,500
Right-of-use asset obtained in exchange for lease liability	$284	$401
Settlement of Sysorex Note	$—	$7,462
Investment in equity securities through conversion of note receivable	$6,776	$58,905
Common shares issued for CXApp acquisition	$3,697	$10,000
Common shares issued for Game Your Game acquisition	$—	$1,403
Common shares issued for Visualix asset acquisition	$—	$429
Preferred shares converted into common shares	$—	$9,500
Common shares issued in exchange for warrants	$14	$—

The accompanying notes are an integral part of these consolidated financial statements

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 1 - Organization and Nature of Business

Inpixon is the Indoor Intelligence™ company. Our solutions and technologies help organizations create and redefine exceptional experiences that enable smarter, safer and more secure environments. Inpixon customers can leverage our real-time positioning, mapping and analytics technologies to achieve higher levels of productivity and performance, increase safety and security, improve worker and employee satisfaction rates and drive a more connected work environment. We have focused our corporate strategy on being the primary provider of the full range of foundational technologies needed to form a comprehensive suite of solutions that make indoor data available and actionable to organizations and their employees. Together, our technologies allow organization to create and utilize the digital twin of a physical location and to deliver enhanced experiences in their current environment and in the metaverse.

Inpixon specializes in providing real-time location systems (RTLS) for the industrial sector. As the manufacturing industry has evolved, RTLS technology has become a crucial aspect of Industry 4.0. Our RTLS solution leverages cutting-edge technologies such as IoT, AI, and big data analytics to provide real-time tracking and monitoring of assets, machines, and people within industrial environments. With our RTLS, businesses can achieve improved operational efficiency, enhanced safety, and reduced costs. By having real-time visibility into operations, industrial organizations can make informed, data-driven decisions, minimize downtime, and ensure compliance with industry regulations. With our RTLS, industrial businesses can transform their operations and stay ahead of the curve in the digital age.

Inpixon's full-stack industrial IoT solution provides end-to-end visibility and control over a wide range of assets and devices. It's designed to help organizations optimize their operations and gain a competitive edge in today's data-driven world. The turn-key platform integrates a range of technologies, including RTLS, sensor networks, edge computing, and big-data analytics, to provide a comprehensive view of an organizations's operations. We help organizations to track the location and status of assets in real-time, identify inefficiencies, and make decisions that drive business growth. Our IoT stack covers all the technology layers, from the edge devices to the cloud. It includes hardware components such as sensors and gateways, a robust software platforms for data management and analysis, and a user-friendly dashboard for real-time monitoring and control. Our solutions also offer robust security features to help ensure the protection of sensitive data. Additionally, Inpixon's RTLS provides scalability and flexibility, allowing organizations to easily integrate it with their existing systems and add new capabilities as their needs evolve.

In addition to our Indoor Intelligence technologies and solutions, we also offer:

•Digital solutions (eTearsheets; eInvoice, adDelivery) or cloud-based applications and analytics for the advertising, media and publishing industries through our advertising management platform referred to as Shoom by Inpixon; and

•A comprehensive set of data analytics and statistical visualization solutions for engineers and scientists referred to as SAVES by Inpixon.

We report financial results for three segments: Indoor Intelligence, Shoom and SAVES. For Indoor Intelligence, we generate revenue from sales of hardware, software licenses and professional services. For Shoom and SAVES we generate revenue from the sale of software licenses.
Enterprise Apps Spin-off and Business Combination

On September 25, 2022, we entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among Inpixon, KINS Technology Group Inc., a Delaware corporation (renamed CXApp Inc., "KINS" or "New CXApp"), CXApp Holding Corp., a Delaware corporation and wholly-owned subsidiary of New CXApp (formerly a wholly-owned subsidiary of Inpixon, "CXApp"), and KINS Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of KINS ("Merger Sub"), pursuant to which KINS acquired Inpixon's enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (the "Enterprise Apps Business") through the merger of Merger Sub with and into CXApp (the “Merger”), with CXApp continuing as the surviving company and as a wholly-owned subsidiary of KINS, in exchange for the issuance of shares of KINS capital stock valued at approximately $69 million (the "Business Combination"). Immediately prior to the Merger and pursuant to a Separation and Distribution Agreement, dated as of September 25, 2022, among KINS, Inpixon, CXApp and Design Reactor, Inc., a California corporation ("Design Reactor") (the "Separation Agreement"), and other ancillary conveyance documents, Inpixon would, among other things and on the terms and subject to the conditions of the Separation Agreement, transfered the Enterprise Apps Business,

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
including certain related subsidiaries of Inpixon, including Design Reactor, to CXApp (the "Reorganization"). Following the Reorganization, Inpixon distributed 100% of the common stock of CXApp, par value $0.00001, to certain holders of Inpixon securities as of the record date of March 6, 2023 (the "Enterprise Apps Spin-Off"). The Merger closed on March 14, 2023.
Reverse Stock Split

On October 7, 2022, the Company effected a 1-for-75 reverse stock split. See Note 21 for more details. All historical share and per share amounts reflected throughout this report have been adjusted to reflect the Reverse Stock Split.
Note 2 - Summary of Significant Accounting Policies
Liquidity
As of December 31, 2022, the Company has working capital of approximately $5.2 million and cash of approximately $20.2 million. The total cash from continuing operations was $10.2 million and the continuing operations working capital was ($1.9) million. For the year ended December 31, 2022, the Company incurred a net loss attributable to common stockholders of approximately $79.6 million, of which a loss of $28.1 million pertains to discontinued operations, and net cash used in operating activities during the year ended December 31, 2022 was $34.0 million of which net cash of $17.8 million pertains to discontinued operations.
During the first quarter of 2022, the Company was required to redeem its Series 7 Preferred Stock for an aggregate amount of $49.3 million. On March 22, 2022, the Company entered into a Securities Purchase Agreement with certain institutional investors named therein, pursuant to which it sold in a registered direct offering (i) 53,197.7234 shares of Series 8 Convertible Preferred Stock and (ii) related warrants to purchase up to an aggregate of 1,503,726 shares of common stock. Each share of Series 8 Convertible Preferred Stock and the related warrants were sold at a subscription amount of $940, representing an original issue discount of 6% of the stated value of each share of Series 8 Convertible Preferred Stock for an aggregate subscription amount of $50.0 million. The net proceeds to the Company from this offering was $46.9 million after placement agent commissions and other offering costs. See further breakdown in Note 18 - Capital Raises. Effective October 1, 2022, the holders of Series 8 Convertible Preferred Stock were eligible to redeem their shares. During the quarter ended December 31, 2022, the Company received cash redemption notices from the holders of the Series 8 Convertible Preferred Stock issued on March 22, 2022, for all of the outstanding shares totaling 53,197.72 shares of Series 8 Convertible Preferred Stock for aggregate cash paid of approximately $53.2 million.

On July 22, 2022, the Company entered into a note purchase agreement pursuant to which it agreed to issue and sell to a holder an unsecured promissory note in an aggregate initial principal amount of $6.5 million for which in exchange for the note, the company received $5.0 million. Additionally on July 22, 2022, the Company entered into an Equity Distribution Agreement (the "Sales Agreement") under which the Company may offer and sell shares of its common stock having an aggregate offering price of up to $25.0 million. The Company did not make any sales pursuant to the Sales Agreement as of December 31, 2022, however, it has raised gross proceeds of approximately $15.4 million under the Sales Agreement during the first quarter of 2023.

On October 18, 2022, the Company entered into a Securities Purchase Agreement with an institutional investor, pursuant to which the Company agreed to issue and sell, in a registered direct offering, 253,112 shares of the Company’s common stock, warrants to purchase up to 3,846,153 shares of common stock at a combined offering price of $5.85 per share and pre-funded warrants to purchase up to 2,310,990 shares of common stock at a purchase price of $5.849 per pre-funded warrant, with each pre-funded warrant having an exercise price of $0.001 per share. The Company raised net proceeds of $14.1 million after deduction of sales commissions and other offering expenses.

On December 30, 2022, the Company entered into a note purchase agreement pursuant to which it agreed to issue and sell to a holder an unsecured promissory note in an aggregate initial principal amount of $8.4 million, for which in exchange for the note, the company received $6.5 million.
Risks and Uncertainties
The Company cannot assure you that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. In order to continue our operations, we have supplemented the revenues we earned with proceeds from the sale of our equity and debt securities and proceeds from loans and bank credit lines. While the impact of the COVID-19 pandemic is

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
generally subsiding, the lasting impact on our business and results of operations continues to remain uncertain. While we were able to continue operations remotely throughout the pandemic, we have experienced supply chain cost increases and constraints and delays in the receipt of certain components of our hardware products impacting delivery times for our products. In addition, to the extent that certain customers continue to be challenged by the lasting effects of the pandemic, including delays in returning employees to the office, we have and may continue to see an impact in the demand of certain products and delays in certain projects and customer orders.
Certain global events, such as the continued impact of the pandemic, the recent military conflict between Russia and Ukraine, market volatility and other general economic factors that are beyond our control may impact our results of operations. These factors can include interest rates; recession; inflation; unemployment trends; the threat or possibility of war, terrorism or other global or national unrest; political or financial instability; and other matters that influence our customers spending. Increasing volatility in financial markets and changes in the economic climate could adversely affect our results of operations. We also expect that supply chain interruptions and constraints, and increased costs on parts, materials and labor may continue to be a challenge for our business. While we have been able to realize growth during the year ended December 31, 2022 as compared to the same period in 2021, the impact that these global events will have on general economic conditions is continuously evolving and the ultimate impact that they will have on our results of operations continues to remain uncertain. There are no assurances that we will be able to continue to experience the same growth or not be materially adversely effected.
The Company's recurring losses and utilization of cash in its operations are indicators of going concern however with the Company's current liquidity position, including the cash raised under promissory notes and under the Sales Agreement subsequent to year end, less the funds required to be contributed with the spin-off of the Enterprise Apps Business, the Company believes it has the ability to mitigate such concerns for a period of at least one year from the date these financial statements are issued.
Consolidations
The consolidated financial statements have been prepared using the accounting records of Inpixon, Inpixon Canada, Inc., Inpixon GmbH, Inpixon Limited, Nanotron Technologies, GmBh, Intranav GmbH, Inpixon India Limited, Game Your Game, Inc., Design Reactor, Inc. (the CXApp) and Inpixon Philippines, Inc. All material inter-company balances and transactions have been eliminated.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:
•the valuation of stock-based compensation;
•the valuation of the assets and liabilities acquired of Game your Game, Visualix, CXApp, and Intranav as described in Note 4 , Note 5, Note 6 and Note 7 respectively, as well as the valuation of the Company’s common shares issued in the transaction;
•the allowance for credit losses;
•the valuation of loans receivable;
•the valuation of equity securities;
•the valuation allowance for deferred tax assets;
•impairment of long-lived assets and goodwill; and

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
•useful lives of property, plant and equipment, intangible assets and software development costs.
Business Combinations
The Company accounts for business combinations under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 “Business Combinations” using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their fair values at the date of acquisition. The excess of the purchase price over the estimated fair value is recorded as goodwill. All acquisition costs are expensed as incurred. Upon acquisition, the accounts and results of operations are consolidated as of and subsequent to the acquisition date.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash, checking accounts, money market accounts and temporary investments with maturities of three months or less when purchased. As of December 31, 2022 and 2021, the Company had no cash equivalents.
Accounts Receivable, net and Allowance for Credit Losses
Accounts receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for credit losses to ensure accounts receivables are not overstated due to un-collectability. Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in such customer’s operating results or financial position. If circumstances related to a customer change, estimates of the recoverability of receivables would be further adjusted. The Company has recorded an allowance for credit losses of approximately $0.2 million as of December 31, 2022 and 2021.
Inventory
Finished goods are measured at the cost of manufactured products including direct materials and subcontracted services. Nanotron, states finished goods at the lower of cost and net realizable value on an average cost basis. As the inventory held by Nanotron is typically small dollar value items with small variances in price, an estimate or average is used to determine the balance of inventory. All other subsidiaries of the Company state inventory utilizing the first-in, first-out method. The Company continually analyzes its slow-moving, excess and obsolete inventories. Based on historical and projected sales volumes and anticipated selling prices, the Company establishes reserves. If the Company does not meet its sales expectations, these reserves are increased. Products that are determined to be obsolete are written down to net realizable value. As of December 31, 2022 and 2021, the Company had recorded an inventory obsolescence of approximately $0.4 million.
Investments
Short-term investments
Investments with maturities greater than 90 days but less than one year are classified as short-term investments on the consolidated balance sheets and consist of U.S. Treasury Bills. Accrued interest on U.S. Treasury bills are also classified as short term investment.
Our short-term investments are considered available for use in current operations, are classified as available-for-sale securities. Available for sale securities are carried at fair value, with an unrealized gains and losses included in the other income (expense) line of the Consolidated Statements of Operations. The Company recorded unrealized losses of approximately $0.2 million for the year end December 31, 2021 which was included on the other income (expense) line in the consolidated statements of operations. No unrealized gain or loss was recorded on available for sale securities for the year ended December 31, 2022.
Mezzanine equity
When ordinary or preferred shares are determined to be conditionally redeemable upon the occurrence of certain events that are not solely within the control of the issuer, and upon such event, the shares would become redeemable at the option of the

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
holders, they are classified as ‘mezzanine equity’ (temporary equity). The purpose of this classification is to convey that such a security may not be permanently part of equity and could result in a demand for cash, securities or other assets of the entity in the future.
Investment in equity securities- fair value
Investment securities—fair value consist primarily of investments in equity securities and are carried at fair value in accordance with ASC 321, Investments-Equity Securities (“ASC 321”). These securities are marked to market based on the respective publicly quoted market prices of the equity securities adjusted for liquidity, as necessary. These securities transactions are recorded on a trade date basis. Any unrealized appreciation or depreciation on investment securities is reported in the Condensed Consolidated Statement of Operations within Unrealized Loss on Equity Securities. The unrealized loss on equity securities was $7.9 million, and $57.1 million, for the years ended December 31, 2022 and 2021, respectively.
Property and Equipment, net
Property and equipment are recorded at cost less accumulated depreciation and amortization. The Company depreciates its property and equipment for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the initial lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.
Intangible Assets
Intangible assets primarily consist of developed technology, customer lists/relationships, non-compete agreements, intellectual property agreements, export licenses and trade names/trademarks. They are amortized ratably over a range of 1 to 15 years, which approximates customer attrition rate and technology obsolescence. The Company assesses the carrying value of its intangible assets for impairment each year. Based on its assessments, the Company has recorded impairment of $4.6 million and zero during the years ended December 31, 2022 and 2021, respectively.
Acquired In-Process Research and Development (“IPR&D”)
In accordance with authoritative guidance, the Company recognizes IPR&D at fair value as of the acquisition date, and subsequently accounts for it as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Once an IPR&D project has been completed, the useful life of the IPR&D asset is determined and amortized accordingly. If the IPR&D asset is abandoned, the remaining carrying value is written off. During fiscal year 2014, the Company acquired IPR&D through the acquisition of AirPatrol, in 2015 through the acquisition of the assets of LightMiner, in 2019 through the acquisitions of Locality, Jibestream and certain assets of GTX, in 2020 through the SYSTAT licensing agreement, the acquisition of certain assets of Ten Degrees, and the acquisition of Nanotron, and in 2021 through the acquisitions of Game Your Game, certain assets of Visualix, CXApp and IntraNav. The Company's IPR&D is comprised of AirPatrol, LightMiner, Locality, Jibestream, GTX, SYSTAT, Ten Degrees, Nanotron, Game Your Game, Visualix, CXApp and IntraNav, which was valued on the date of the acquisition. As of the years ended December 31, 2022 and 2021 there was no IPR&D capitalized on the consolidated balance sheets.
The Company continues to seek additional resources, through both capital raising efforts and meeting with industry experts, for further development of these technologies. Through December 31, 2022, the Company has made some progress with raising capital since these acquisitions, building their pipeline and getting industry acknowledgment. The Company has been recognized by leading industry analysts in a report on leading indoor positioning companies and was also awarded the IoT Security Excellence award by TMC and Crossfire Media. Management remains focused on growing revenue from these products and continues to pursue efforts to recognize the value of the technologies. If the Company chooses to abandon these efforts, or if the Company determines that such funding is not available, the related technologies could be subject to significant impairment.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
Goodwill
The Company tests goodwill for potential impairment at least annually, or more frequently if an event or other circumstance indicates that the Company may not be able to recover the carrying amount of the net assets of the reporting unit. The Company has determined that the reporting unit is the entire company, due to the integration of all of the Company’s activities. In evaluating goodwill for impairment, the Company may assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. If the Company bypasses the qualitative assessment, or if the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company performs a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount.
The Company calculates the estimated fair value of a reporting unit using a weighting of the income and market approaches. For the income approach, the Company uses internally developed discounted cash flow models that include the following assumptions, among others: projections of revenues, expenses, and related cash flows based on assumed long-term growth rates and demand trends; expected future investments to grow new units; and estimated discount rates. For the market approach, the Company uses internal analyses based primarily on market comparables. The Company bases these assumptions on its historical data and experience, third party appraisals, industry projections, micro and macro general economic condition projections, and its expectations.
The Company has recorded impairment of goodwill of $7.6 million and $14.8 million during the years ended December 31, 2022 and 2021, respectively, of which $5.5 million and $11.9 million pertain to discontinued operations.
Other Long Term Investments
The Company invests in certain equity-method investments: When the Company does not have a controlling financial interest in an entity but can exert significant influence over the entity’s operating and financial policies, the investment is accounted for either (i) under the equity method of accounting or (ii) at fair value by electing the fair value option available under U.S. GAAP. The Company accounted for its equity investment under the equity method of accounting, as the Company is deemed to have significant influence. The Company generally recognizes its share of the equity method investee’s earnings on a three-month lag in instances where the investee’s financial information is not sufficiently timely from the Company’s reporting period. The Company evaluates an equity method investment for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment might not be recoverable. See Note 14.
Software Development Costs
The Company develops and utilizes internal software for the processing of data provided by its customers. Costs incurred in this effort are accounted for under the provisions of ASC 350-40, "Internal Use Software" and ASC 985-20, "Software – Cost of Software to be Sold, Leased or Marketed", whereby direct costs related to development and enhancement of internal use software is capitalized, and costs related to maintenance are expensed as incurred. The Company capitalizes its direct internal costs of labor and associated employee benefits that qualify as development or enhancement. These software development costs are amortized over the estimated useful life which management has determined ranges from 1 to 5 years.
Leases and Right-of-Use Assets
The Company determines if an arrangement is a lease at its inception. Operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company generally uses their incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments, because the implicit rate of the lease is generally not known. Right-of-use assets related to the Company's operating lease liabilities are measured at lease inception based on the initial measurement of the lease liability, plus any prepaid lease payments and less any lease incentives. The Company's lease terms that are used in determining their operating lease liabilities at lease inception may include options to extend or terminate the leases when it is reasonably certain that the Company will exercise such options. The Company amortizes their right-of-use assets as operating lease expense generally on a straight-line basis over the lease term and classify both the lease amortization and imputed interest as operating expenses. The Company does not recognize lease assets and lease liabilities for any lease with an original lease term of less than one year.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
Research and Development
Research and development costs consist primarily of professional fees and compensation expense. All research and development costs are expensed as incurred. Research and development costs as of December 31, 2022 and 2021 were $17.7 million and $14.1 million, respectively, of which $9.3 million and $6.7 million pertain to discontinued operations.
Loans and Notes Receivable
The Company evaluates loans and notes receivable that don’t qualify as securities pursuant to ASC 310 – "Receivables", wherein such loans would first be classified as either “held for investment” or ‘held for sale”. Loans would be classified as “held for investment”, if the Company has the intent and ability to hold the loan for the foreseeable future, or to maturity or pay-off. Loans would be classified as “held for sale”, if the Company intends to sell the loan. Loan receivables classified as “held for investment” are carried on the balance sheet at their amortized cost and are periodically evaluated for impairment. Loan receivables classified as “held for sale” are carried on the balance sheet at the lower of their amortized cost or fair value, with a valuation allowance being recorded (with a corresponding income statement charge) if the amortized cost exceeds the fair value. For loans carried on the balance sheet at fair value, changes to the fair value amount that relate solely to the passage of time will be recorded as interest income.
Income Taxes
The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.
Non-Controlling Interest

The Company has an 82.5% equity interest in Inpixon India, a 99.97% equity interest in Inpixon Philippines and a 55.4% equity interest in Game Your Game as of December 31, 2022. The portion of the Company’s equity attributable to this third party non-controlling interest was approximately $(1.2) million and $1.7 million as of December 31, 2022 and 2021, respectively. The Company disposed of its equity interest in Inpixon Philippines in connection with the Closing of the Transactions disclosed under Note 32 herein, which include the Enterprise Apps Spin-off and the Merger.

Approximately $1.1 million of earnings have been reclassified from controlling accumulated deficit to non-controlling interest as of December 31, 2022 to conform to the current presentation. This reclassification had no material effect on the reported results of operations, cash flows or the Company's stockholders' equity as of December 31, 2022.
Foreign Currency Translation
Assets and liabilities related to the Company’s foreign operations are calculated using the Indian Rupee, Canadian Dollar, British Pound, Philippine Peso and Euro, and are translated at end-of-period exchange rates, while the related revenues and expenses are translated at average exchange rates prevailing during the period. Translation adjustments are recorded as a separate component of consolidated stockholders’ equity, totaling a gain/(loss) of approximately $1.0 million and $(0.6) million for the years ended December 31, 2022 and 2021, respectively. Gains or losses resulting from transactions denominated in foreign currencies are included in general and administrative expenses in the consolidated statements of operations. The Company engages in foreign currency denominated transactions with customers that operate in functional currencies other than the U.S. dollar. Aggregate foreign currency net transaction losses were not material for the years ended December 31, 2022 and 2021.
Comprehensive Income (Loss)

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
The Company reports comprehensive income (loss) and its components in its consolidated financial statements. Comprehensive loss consists of net loss, foreign currency translation adjustments and unrealized gains and losses from marketable securities, affecting stockholders’ (deficit) equity that, under GAAP, are excluded from net loss.
Revenue Recognition
The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software as a service, design and implementation services for its Indoor Intelligence systems, and professional services for work performed in conjunction with its systems.
Hardware and Software Revenue Recognition

For sales of hardware and software products, the Company’s performance obligation is satisfied at a point in time when they are shipped to the customer. This is when the customer has title to the product and the risks and rewards of ownership. The delivery of products to Inpixon's customers occurs in a variety of ways, including (i) as a physical product shipped from the Company’s warehouse, (ii) via drop-shipment by a third-party vendor, or (iii) via electronic delivery with respect to software licenses. The Company leverages drop-ship arrangements with many of its vendors and suppliers to deliver products to customers without having to physically hold the inventory at its warehouse. In such arrangements, the Company negotiates the sale price with the customer, pays the supplier directly for the product shipped, bears credit risk of collecting payment from its customers and is ultimately responsible for the acceptability of the product and ensuring that such product meets the standards and requirements of the customer. Accordingly, the Company is the principal in the transaction with the customer and records revenue on a gross basis. The Company receives fixed consideration for sales of hardware and software products. The Company’s customers generally pay within 30 to 60 days from the receipt of a customer approved invoice. The Company has elected the practical expedient to expense the costs of obtaining a contract when they are incurred because the amortization period of the asset that otherwise would have been recognized is less than a year.
Software As A Service Revenue Recognition
With respect to sales of the Company’s maintenance, consulting and other service agreements including the Company’s digital advertising and electronic services, customers pay fixed monthly fees in exchange for the Company’s service. The Company’s performance obligation is satisfied over time as the digital advertising and electronic services are provided continuously throughout the service period. The Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous access to its service.
Professional Services Revenue Recognition
The Company’s professional services include milestone, fixed fee and time and materials contracts.
Professional services under milestone contracts are accounted for using the percentage of completion method. As soon as the outcome of a contract can be estimated reliably, contract revenue is recognized in the consolidated statement of operations in proportion to the stage of completion of the contract. Contract costs are expensed as incurred. Contract costs include all amounts that relate directly to the specific contract, are attributable to contract activity, and are specifically chargeable to the customer under the terms of the contract.
Professional services are also contracted on the fixed fee and time and materials basis. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. The Company’s time and materials contracts are paid weekly or monthly based on hours worked. Revenue on time and material contracts is recognized based on a fixed hourly rate as direct labor hours are expended. Materials, or other specified direct costs, are reimbursed as actual costs and may include markup. The Company has elected the practical expedient to recognize revenue for the right to invoice because the Company’s right to consideration corresponds directly with the value to the customer of the performance completed to date. For fixed fee contracts including maintenance service provided by in house personnel, the Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous service. Because the Company’s contracts have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations. Anticipated losses are recognized as soon as they become known. For the years ended

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
December 31, 2022 and 2021, the Company did not incur any such losses. These amounts are based on known and estimated factors.
License Revenue Recognition
The Company enters into contracts with its customers whereby it grants a non-exclusive on-premise license for the use of its proprietary software. The contracts provide for either (i) a one year stated term with a one year renewal option, (ii) a perpetual term or (iii) a two year term for students with the option to upgrade to a perpetual license at the end of the term. The contracts may also provide for yearly on-going maintenance services for a specified price, which includes maintenance services, designated support, and enhancements, upgrades and improvements to the software (the “Maintenance Services”), depending on the contract. Licenses for on-premises software provide the customer with a right to use the software as it exists when made available to the customer. All software provides customers with the same functionality and differ mainly in the duration over which the customer benefits from the software.
The timing of the Company's revenue recognition related to the licensing revenue stream is dependent on whether the software licensing agreement entered into represents a good or service. Software that relies on an entity’s IP and is delivered only through a hosting arrangement, where the customer cannot take possession of the software, is a service. A software arrangement that is provided through an access code or key represents the transfer of a good. Licenses for on-premises software represents a good and provide the customer with a right to use the software as it exists when made available to the customer. Customers may purchase perpetual licenses or subscribe to licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software. Revenue from distinct on-premises licenses is recognized upfront at the point in time when the software is made available to the customer.
Renewals or extensions of licenses are evaluated as distinct licenses (i.e., a distinct good or service), and revenue attributed to the distinct good or service cannot be recognized until (1) the entity provides the distinct license (or makes the license available) to the customer and (2) the customer is able to use and benefit from the distinct license. Renewal contracts are not combined with original contracts, and, as a result, the renewal right is evaluated in the same manner as all other additional rights granted after the initial contract. The revenue is not recognized until the customer can begin to use and benefit from the license, which is typically at the beginning of the license renewal period. Therefore, the Company recognizes revenue resulting from renewal of licensed software at a point in time, specifically, at the beginning of the license renewal period.
The Company recognizes revenue related to Maintenance Services evenly over the service period using a time-based measure because the Company is providing continuous service and the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the services are performed.
Contract Balances
The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. The Company records a receivable when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied. The Company had deferred revenue of approximately $3.5 million and $4.8 million, as of December 31, 2022 and 2021,respectively, of which $2.2 million and $3.1 million pertain to discontinued operations , related to cash received in advance for product maintenance services and professional services provided by the Company’s technical staff. The Company expects to satisfy its remaining performance obligations for these maintenance services and professional services, and recognize the deferred revenue and related contract costs over the next twelve months.
Costs to Obtain a Contract
The Company recognizes eligible sales commissions as an asset as the commissions are an incremental cost of obtaining a contract with the customer and the Company expects to recover these costs. The capitalized costs are amortized over the expected contract term.
Cost to Fulfill a Contract

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
The Company incurs costs to fulfill their obligations under a contract once it has obtained, but before transferring goods or services to the customer. These costs are recorded as an asset as these costs are an incremental cost of fulfilling the contract with the customer and the Company expects to recover these costs. The capitalized costs are amortized over the expected remaining contract term.
Multiple Performance Obligations
The Company enters into contracts with customers for its technology that include multiple performance obligations. Each distinct performance obligation was determined by whether the customer could benefit from the good or service on its own or together with readily available resources. The Company allocates revenue to each performance obligation based on its relative standalone selling price. The Company's process for determining standalone selling price considers multiple factors including the Company's internal pricing model and market trends that may vary depending upon the facts and circumstances related to each performance obligation.
Sales and Use Taxes
The Company presents transactional taxes such as sales and use tax collected from customers and remitted to government authorities on a net basis.
Shipping and Handling Costs
Shipping and handling costs are expensed as incurred as part of cost of revenues. These costs were deemed to be nominal during each of the reporting periods.
Advertising Costs
Advertising costs are expensed as incurred. The Company incurred advertising costs, which are included in selling, general and administrative expenses of approximately $0.6 million and $0.4 million during the years ended December 31, 2022 and 2021, respectively, of which $0.4 million and $0.2 million pertain to discontinued operations , respectively.
Stock-Based Compensation
The Company accounts for options granted to employees, consultants and other non-employees by measuring the cost of services received in exchange for the award of equity instruments based upon the fair value of the award on the date of grant. The fair value of that award is then ratably recognized as an expense over the period during which the recipient is required to provide services in exchange for that award. Forfeitures of unvested stock options are recorded when they occur.
The Company incurred stock-based compensation charges of approximately $3.7 million and $10.9 million for each of the years ended December 31, 2022 and 2021, respectively, which are included in general and administrative expenses, of which $1.6 million and $4.1 million pertain to discontinued operations.
Net Income (Loss) Per Share
The Company computes basic and diluted earnings per share by dividing net loss by the weighted average number of common shares outstanding during the period. Basic and diluted net loss per common share were the same since the inclusion of common shares issuable pursuant to the exercise of options and warrants in the calculation of diluted net loss per common shares would have been anti-dilutive.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
The following table summarizes the number of common shares and common share equivalents excluded from the calculation of diluted net loss per common share for the years ended December 31, 2022 and 2021:

	For the Years Ended December 31,
	2022	2021
Options	351,587	252,006
Warrants	6,212,026	1,285,428
Convertible preferred stock	13	525,345
Earnout reserve	—	147,493
Totals	6,563,626	2,210,272

Preferred Stock
The Company relies on the guidance provided by ASC 480, "Distinguishing Liabilities from Equity", to classify certain redeemable and/or convertible instruments. Preferred shares subject to mandatory redemption are classified as liability instruments and are measured at fair value. Conditionally redeemable preferred shares (including preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, preferred shares are classified as permanent equity.
The Company also follows the guidance provided by ASC 815 "Derivatives and Hedging", which states that contracts that are both, (1) indexed to its own stock and (2) classified in stockholders’ equity in its statement of financial position, are not classified as derivative instruments, and to be recorded under stockholder's equity on the balance sheet of the financial statements. Management assessed the preferred stock and determined that it did meet the scope exception under ASC 815, and would be recorded as equity, and not a derivative instrument, on the balance sheet of the Company's financial statements.
Fair Value Measurements

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. The Company follows this authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles in the United States, and expands disclosures about fair value measurements. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

•Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.
•Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.
•Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended December 31, 2022 and 2021.

Fair value measurements are applied, when applicable, to determine the fair value of our long-lived assets and goodwill. We recorded non-cash impairment charges as discussed further in Note 13. The fair value measurement of these assets is categorized as a Level 3 measurement as the valuation techniques require the use of significant unobservable inputs.

Fair Value of Financial Instruments

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
Financial instruments consist of cash and cash equivalents, accounts receivable, notes receivable, accounts payable, and short-term debt. The Company determines the estimated fair value of such financial instruments presented in these financial statements using available market information and appropriate methodologies. These financial instruments, except for short-term debt, are stated at their respective historical carrying amounts, which approximate fair value due to their short-term nature. Short-term debt approximates market value based on similar terms available to the Company in the market place.
Carrying Value, Recoverability and Impairment of Long-Lived Assets
The Company has adopted Section 360-10-35 of the FASB ASC for its long-lived assets. Pursuant to ASC Paragraph 360-10-35-17, an impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. Pursuant to ASC Paragraph 360-10-35-20 if an impairment loss is recognized, the adjusted carrying amount of a long-lived asset shall be its new cost basis. For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.
Pursuant to ASC Paragraph 360-10-35-21, the Company’s long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company considers the following to be some examples of such events or changes in circumstances that may trigger an impairment review: (a) significant decrease in the market price of a long-lived asset (asset group); (b) a significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition; (c) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator; (d) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group); (e) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group); and (f) a current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.
Based on its assessments, the Company has recorded impairment of goodwill and intangibles of $12.2 million and $14.8 million during the years ended December 31, 2022 and 2021, respectively, of which $5.5 million and $12 million pertain to discontinued operations.
Recently Issued and Adopted Accounting Standards
In August 2020, the FASB issued Accounting Standards Update ("ASU") 2020-06, “Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40)” (“ASU 2020-06”). ASU 2020-06 reduces the number of models used to account for convertible instruments, amends diluted EPS calculations for convertible instruments, and amends the requirements for a contract (or embedded derivative) that is potentially settled in an entity's own shares to be classified in equity. The amendments add certain disclosure requirements to increase transparency and decision-usefulness about a convertible instrument's terms and features. Under the amendment, the Company must use the if-converted method for including convertible instruments in diluted EPS as opposed to the treasury stock method. ASU 2020-06 is effective for annual reporting periods beginning after December 15, 2023 for smaller reporting companies as defined by the SEC. Early adoption is allowed under the standard with either a modified retrospective or full retrospective method. The Company early adopted ASU 2020-06 on January 1, 2022 using the modified retrospective method. As a result of management’s evaluation, the adoption of ASU 2020-06 did not have a material impact on the consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, "Issuer's Accounting for Certain Modifications or Exchanges of Freestanding Equity Classified Written Call Options'" ("ASU 2021-04"), which introduces a new way for companies to account for warrants either as stock compensation or derivatives. Under the new guidance, if the modification does not change the instrument's classification as equity, the company accounts for the modification as an exchange of the original instrument for a new instrument. In general, if the fair value of the "new" instrument is greater than the fair value of the "original" instrument, the excess is recognized based on the substance of the transaction, as if the issuer has paid cash. The effective date of the standard

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
is for interim and annual reporting periods beginning after December 15, 2021 for all entities, and early adoption is permitted. The Company adopted ASU 2021-04 on January 1, 2022. As a result of management’s evaluation, the adoption of ASU 2021-04 did not have a material impact on the consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, "Accounting for Contract Assets and Contract Liabilities from Contracts with Customers" ("ASU 2021-08"), which addresses diversity in practice related to the accounting for revenue contracts with customers acquired in a business combination. Under the new guidance, the acquirer is required to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. The effective date of the standard is for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2021-08 on January 1, 2022. As a result of management’s evaluation, the adoption of ASU 2021-08 did not have a material impact on the consolidated financial statements.

In November 2021, the FASB issued ASU 2021-10, "Government Assistance (Topic 832)" ("ASU 2021-10"), which provides guidance on disclosing government assistance. Under the new guidance, the Company is required to including the disclosure of (1) the types of assistance, (2) an entity's accounting for the assistance, and (3) the effect of the assistance on the entity's financial statements. The effective date of the standard is for annual periods beginning after December 15, 2021. The Company adopted ASU 2021-10 on January 1, 2022. As a result of management’s evaluation, the adoption of ASU 2021-10 did not have a material impact on the consolidated financial statements.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
Note 3 - Disaggregation of Revenue
Disaggregation of Revenue
The Company recognizes revenue when control is transferred of the promised products or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those products or services. The Company derives revenue from software as a service, design and implementation services for its Indoor Intelligence systems, and professional services for work performed in conjunction with its systems recognition policy.
Revenues consisted of the following (in thousands):

	For the Years Ended December 31,
	2022			2021
	Total	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations
Recurring revenue
Hardware	$—	$—	$—	$3	$—	$3
Software	9,530	4,060	5,470	7,152	3,844	3,308
Professional services	—	—	—	35	—	35
Total recurring revenue	$9,530	$4,060	$5,470	$7,190	$3,844	$3,346

Non-recurring revenue
Hardware	$3,906	$3,905	$1	$3,830	$3,794	$36
Software	1,544	1,540	4	1,974	1,989	(15)
Professional services	4,438	1,443	2,995	3,001	—	3,001
Total non-recurring revenue	$9,888	$6,888	$3,000	$8,805	$5,783	$3,022

Total Revenue	$19,418	$10,948	$8,470	$15,995	$9,627	$6,368

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	For the Years Ended December 31,
	2022			2021
	Total	Continuing Operations	Discontinued Operations	Total	Continuing Operations	Discontinued Operations
Revenue recognized at a point in time
Indoor Intelligence (1)	$4,037	$4,032	$5	$4,371	$4,367	$4
Saves (1)	1,413	1,413	—	1,436	1,436	—
Shoom (1)	—	—	—	—		—
Total	$5,450	$5,445	$5	$5,807	$5,803	$4

Revenue recognized over time
Indoor Intelligence (2) (3)	$10,576	$2,111	$8,465	$6,676	$312	$6,364
Saves (3)	1,362	1,362	—	1,501	1,501	—
Shoom (3)	2,030	2,030	—	2,011	2,011	—
Total	$13,968	$5,503	$8,465	$10,188	$3,824	$6,364

Total Revenue	$19,418	$10,948	$8,470	$15,995	$9,627	$6,368

(1) Hardware and Software's performance obligation is satisfied at a point in time where when they are shipped to the customer.
(2) Professional services are also contracted on the fixed fee and time and materials basis. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. The Company has elected the practical expedient to recognize revenue for the right to invoice because the Company’s right to consideration corresponds directly with the value to the customer of the performance completed to date, in which revenue is recognized over time.
(3) Software As A Service Revenue's performance obligation is satisfied evenly over the service period using a time-based measure because the Company is providing continuous access to its service and service is recognized overtime.

Note 4 - Game Your Game Acquisition
On April 9, 2021, the Company acquired Game Your Game, and its wholly owned subsidiary Active Mind to further the Company's strategy to reach the end customer with apps in the growing sports analytics space. In exchange for a purchase price of $3.1 million the Company acquired 522,000 shares of the Company's common stock from Game Your Game, which represent 55.4% of the outstanding shares of Common Stock of Game Your Game. The goodwill of $0.5 million arising from the acquisition consists of an acquired workforce, as well as synergies and economies of scale expected from combined operations of Inpixon and Game Your Game.

The following table represents the purchase price (in thousands).

Cash	$1,667
Stock (15,721 number of common stock shares)	1,403
Total Purchase Price	$3,070

The acquisition is being accounted for as a business combination in accordance with ASC 805 Business Combinations. The Company has determined the fair values of the assets acquired and liabilities assumed in the acquisition.

In connection with the acquisition, the Company recorded a non-controlling interest for the 44.6% ownership from unrelated third parties. The non-controlling interest was recorded at fair value on the closing date of the Acquisition. Future net income (loss) attributable to the non-controlling interest will be allocated based on its respective ownership. The Company has made an allocation of the purchase price of the acquisition to the assets acquired and the liabilities assumed as of the purchase date.

The following table summarizes the purchase price allocations relating to the Acquisition (in thousands):

Fair Value Allocation
Assets acquired:
Cash and cash equivalents	$1,851
Accounts receivable	36
Inventory	144
Other current assets	37
Property and equipment	105
Other assets	4
Tradename	628
Proprietary technology	2,824
Customer relationship	847
Goodwill	459
Total assets acquired	$6,935

Liabilities assumed:
Accounts payable	$957
Accrued expenses and other liabilities	436
Total liabilities assumed	1,393
Estimated fair value of net assets acquired:	$5,542
Less: Non Controlling Interest	(2,472)
Estimated fair value of net assets acquired attributable to the Company	$3,070

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
The value of the intangibles and goodwill were calculated by a third party valuation firm based on projections and financial data provided by management of the Company. The goodwill represents the excess fair value after the allocation to the intangibles. The calculated goodwill is not tax deductible for tax purposes.
Total acquisition-related costs for the Acquisition incurred during the period ended December 31, 2021 ended was $0.3 million and is included in acquisition-related costs in the Purchaser’s Statements of Operations. The below table details the acquisition-related costs for the Acquisition (in thousands):

Professional fees	$158
Consulting fees	150
Total acquisition costs	$308

Note 5 - Visualix Acquisition
On April 23, 2021 (the “Closing Date”), the Company entered a certain asset purchase agreement by and among the Company, Visualix GmbH i.L. (the “Visualix”), Darius Vahdat-Pajouh and Michal Bucko (each, a “Founder,” and collectively, the “Founders”), and Future Energy Ventures Management GmbH (“FEVM”).

Prior to the Closing Date, Visualix owned and operated certain computer vision, robust localization, large-scale navigation, mapping, and 3D reconstruction technologies (collectively, the “Underlying Technology”). In accordance with the terms of the asset purchase agreement, the Company purchased from Visualix the entirety of its assets consisting primarily of intellectual property including the underlying technology. Additionally, the Company purchased certain patent applications related to the underlying technology from FEVM. The Company acquired Visualix to rapidly advance our 3D mapping and to add augmented reality and computer vision capabilities to our product and our product/engineering teams. This innovation is important to our product roadmap and will allow us to stay ahead of the competition.

In consideration of the transactions (the “Consideration”) contemplated by the Asset Purchase Agreement, the Company:
1.remitted a cash payment in the amount of Fifty Thousand Euros (EUR €50,000) to Visualix
2.issued 4,224 shares of Common Stock to Visualix; and
3.issued 704 to shares of Common Stock to FEVM.

The asset purchase agreement includes customary representations and warranties, as well as certain covenants, including, inter alia, that the Founders are hired as employees of Inpixon GmbH and Visualix and the Founders shall not, for a period of two (2)
years following the Closing Date, directly or indirectly, compete with the Company in the sectors of Mapping and Localization Technology (as defined in the asset purchase agreement).

The following table represents the purchase price (in thousands).

Cash	$61
Stock (4,928 common stock shares at $87.00 per share)	429
Total Purchase Price	$490

Assets Acquired (in thousands):

Developed Technology	$429
Non-compete Agreements	61
Total Purchase Price	$490

Note 6 - CXApp Acquisition

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
On April 30, 2021, the Company acquired Design Reactor, Inc. (“CXApp”) which enables corporate enterprise organizations to provide a custom-branded, location-aware employee app focused on enhancing the workplace experience and hosting virtual and hybrid events. An important aspect of the Company’s strategy towards delivering a comprehensive indoor intelligence offering required direct engagement with the end-user through an app. With the CXApp acquisition, the Company was able to establish that direct engagement, eliminating the need for a third part app developer partner. The transaction was attractive to the Company because it would complete its strategic vision to have the most comprehensive suite of indoor intelligence solutions, was anticipated to be accretive to earnings and revenue, increase the Company’s average selling price and result in the acquisition of several marquee customers. In exchange for the aggregate purchase price of $32.1 million, the Company acquired all of the outstanding capital of the CXApp, incorporated in the State of California. The price was subject to certain post-closing adjustments based on actual working capital as of the closing as described in the stock purchase agreement. The goodwill of $15.3 million arising from the acquisition consists of an acquired workforce, as well as synergies and economies of scale expected from combined operations of Inpixon and the CXApp.

The following table represents the purchase price (in thousands).

Cash	$22,132
Stock (117,994 common stock shares at $84.75 per share)	10,000
Total Purchase Price	$32,132

In relation to the cash payment, Inpixon retained $4.9 million of Holdback Funds from the Purchase Price to secure the Seller's obligations under the stock purchase agreement, with any unused portion of the Holdback Funds to be released to the Seller on the date that is 18 months after the Closing Date. In addition, to the Holdback Funds, the Company is to pay various costs to third parties on the Seller's behalf. These costs consisted of Seller transaction expenses, option payouts, bonus payouts, and miscellaneous accrued expenses. The Company retained cash for these future payments and recorded these future payments in Acquisition Liability on the closing date of the Acquisition. During the measurement period the holdback funds was adjusted by $0.2 million to account for work capital adjustments. The following represents the amounts that were recorded to Acquisition Liability (in thousands):

Acquisition Liability
Current
Option payout	$296
Bonus payout	34
Seller transaction expenses	72
Miscellaneous accrued expenses	174
Total current	$576

Noncurrent
Option payout	$493
Bonus payout	57
Holdback funds	4,875
Total noncurrent	5,425
6,001
Less adjustment to holdback funds due to measurement period adjustment	(209)
Less payments made during the year ended December 31, 2021	(460)
Less payments made during the year ended December 31, 2022	(5,135)
Total acquisition liability	$197

In connection with the Acquisition, the Company was required to pay an additional amount up to $12.5 million to certain select sellers of CXApp shares (payable in shares of the Company’s common stock based on a per share price of $1.13, subject to stockholder approval) in contingent earnout payments subject to CXApp meeting certain revenue targets on the one year anniversary of the Acquisition date. (the "Earnout Payment"). The Earnout Payment was subject to and conditioned upon each

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
individual select seller's continued active employment or service with the Company at the time of the earnout payment date. The Earnout Payment was treated as post-combination compensation expense.

On December 30, 2021, the Company entered into an Amendment to Stock Purchase Agreement (the "Amendment"), with the sellers' representative, pursuant to which the parties to the Purchase Agreement agreed to (i) amend the amount of the earnout target from $8.3 million to $4.2 million; (ii) amend the duration of the earnout period from the period of the closing date through twelve month anniversary to the closing date to the period from the closing date through December 31, 2021; and (iii) eliminate the sellers' representative's right to accelerate the Earnout Payment upon a sale or change of control of the Company.

The Acquisition is being accounted for as a business combination in accordance with ASC 805 Business Combinations. The Company has determined fair values of the assets acquired and liabilities assumed in the Acquisition.

The Company has made an allocation of the purchase price of the Acquisition to the assets acquired and the liabilities assumed as of the purchase date. The following table summarizes the purchase price allocations relating to the Acquisition (in thousands):

Fair Value Allocation
Assets acquired:
Cash and cash equivalents	$1,153
Trade and other receivables	1,626
Prepaid expenses and other current assets	68
Property, plant, and equipment	6
Tradename	2,170
Developed technology	8,350
Customer relationships	5,020
Non-compete agreements	2,690
Goodwill	15,306
Total assets acquired	$36,389

Liabilities assumed:
Accounts payable	$203
Deferred revenue	1,319
Accrued expenses and other liabilities	116
Deferred tax liability	2,591
Other tax liability, noncurrent	28
Total liabilities assumed	4,257
Estimated fair value of net assets acquired:	$32,132

The value of the intangibles and goodwill were calculated by a third party valuation firm based on projections and financial data provided by management of the Company. The assets were valued using a combination of multi-period excess earnings methodologies, a relief from royalty approach, a discounted cash flow approach and present value of cash flows approach. The goodwill represents the excess fair value after the allocation to the intangibles. The calculated goodwill is not tax deductible for tax purposes.
Total acquisition-related costs for the Acquisition incurred during the year ended December 31, 2021 was $0.5 million and is included in acquisition-related costs in the Company’s Statements of Operations. The below table details the acquisition-related costs for the Acquisition (in thousands):

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Accounting fees	$115
Legal fees	389
Total acquisition costs	$504
On March 3, 2022, we entered into a Second Amendment to that certain Stock Purchase Agreement, dated as of April 30, 2021 (the "CXApp Stock Purchase Agreement"), by and among the Company, Design Reactor, Inc. (the "CXApp") and the holders of the outstanding capital stock of CXApp (the "Sellers") with the Sellers' Representative (as defined in the CXApp Stock Purchase Agreement), pursuant to which the parties agreed that withholding taxes payable by certain of the Sellers, as applicable, in connection with the issuance of the Earnout Shares (as defined in the CXApp Purchase Agreement) would be offset up to the aggregate amount payable to such Seller by the Company from the Holdback Amount (as defined in the CXApp Purchase Agreement) and the Holdback Amount would be reduced by an equal amount. On March 3, 2022, the Company issued 144,986 shares of common stock to the Sellers in connection with the satisfaction of the Earnout Payment (as defined in the CXApp Purchase Agreement). The fair market value of the Earnout Shares issued of $3.7 million was lower than the fair market value of the Earnout Shares as of December 31, 2021 of $6.5 million, and therefore the Company recorded a benefit of $2.8 million for the year ended December 31, 2022, which is included in the General and Administrative costs of the condensed consolidated statements of operations.
Note 7 - IntraNav Acquisition
On December 9, 2021, the Company, through its wholly owned subsidiary, Inpixon Germany, through its wholly owned subsidiary, Nanotron Technologies acquired IntraNav GmbH. IntraNav will bring new, comprehensive products and technologies, and a broad IP portfolio to strengthen the Company's established RTLS product line. In exchange for a Purchase Price of $1.1 million, the Purchaser acquired all the outstanding shares of IntraNav. The goodwill of $0.5 million arising from the Acquisition consists of an acquired workforce, as well as synergies and economies of scale expected from combined operations of Nanotron and IntraNav.

The Acquisition is being accounted for as a business combination in accordance with ASC 805. The Company has determined the fair values of the assets acquired and liabilities assumed in the Acquisition. The Company has made the allocation of the purchase price of the Acquisition to the assets acquired and the liabilities assumed as of the purchase date. The following table summarizes the purchase price allocations relating to the Acquisition:

Cash Considerations (EUR)	€1,000,000
Less: IntraNav's indebtedness in excess of EUR 150,000	—
Total Purchase Price (EUR)	€1,000,000
Total Purchase Price (USD) - at 1.13249 USD per EUR	$1,132,490

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Fair Value Allocation
Assets acquired:
Cash and cash equivalents	$109
Accounts receivable	110
Prepaid expenses and other current assets	135
Inventory	844
Right of use asset	312
Property, plant, and equipment	30
Other assets	113
Tradename & trademarks	168
Proprietary technology	507
Customer relationships	197
Goodwill	482
Total assets acquired	$3,007

Liabilities assumed:
Accounts payable	2
Accrued liabilities	413
Lease liabilities – current	54
Lease liabilities - noncurrent	231
Payable to new parent	391
Deferred revenue	784
Total liabilities assumed	1,875
Estimated fair value of net assets acquired:	$1,132
Total acquisition-related costs for the Acquisition incurred during the year ended December 31, 2021, was $209,036, and is included in selling, general and administrative expense in the Company's consolidated statements of operations. The following table details the acquisition related costs for the Acquisition:

Accounting fees	$10
Legal fees	199
Total acquisition costs	$209

Note 8 - Proforma Financial Information
CXApp Proforma Financial Information
The following unaudited proforma financial information presents the consolidated results of operations of the Company and CXApp for the year ended December 31, 2021, as if the acquisition had occurred as of the beginning of the first period presented instead of on April 30, 2021. The proforma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during the period.
The proforma financial information for Game Your Game, Visualix and IntraNav have not been presented as it is deemed immaterial.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
The proforma financial information for the Company and CXApp is as follows (in thousands):

For the Years Ended December 31,
2021
Revenues	$17,845
Net loss attributable to common stockholders	$(77,927)
Net loss per basic and diluted common share	$(50.30)
Weighted average common shares outstanding:
Basic and Diluted	1,549,160
Note 9 - Inventory
Inventory as of December 31, 2022 and 2021 consisted of the following (in thousands):

	As of December 31,
	2022	2021
Raw materials	$351	$163
Work-in-process	127	539
Finished goods	1,964	1,274
Inventory	$2,442	$1,976

Less discontinued operations	—	(11)
Inventory, Continuing Operations	$2,442	$1,965

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 10 - Property and Equipment, net
Property and equipment as of December 31, 2022 and 2021 consisted of the following (in thousands):

	As of December 31,
	2022	2021
Computer and office equipment	$2,119	$1,961
Furniture and fixtures	448	447
Leasehold improvements	47	50
Software	849	868
Total	3,463	3,326
Less: accumulated depreciation and amortization	(2,197)	(1,884)
Total Property and Equipment, Net	$1,266	$1,442

Less Discontinued Operations	(202)	(231)
Total Property and Equipment, Continuing Operations	$1,064	$1,211
Depreciation and amortization expense were approximately $0.4 million and $0.4 million for both the years ended December 31, 2022 and 2021, respectively, of which $0.1 million for both years pertain to discontinued operations.
Note 11 - Investment in Equity Securities
Investment securities—fair value consist of investments in the Company’s investment in shares and rights of equity securities. The composition of the Company’s investment securities—fair value was as follows (in thousands):

December 31, 2022	Cost	Fair Value
Investments in equity securities -fair value
Equity shares	$54,237	$328
Equity rights	11,064	2
Total investments in equity securities - fair value	$65,301	$330

We entered into a note purchase agreement with Sysorex, as amended from time to time, pursuant to which we agreed to loan Sysorex up to an aggregate principal amount of $10.0 million on a revolving credit basis (the "Sysorex Note"). On March 1, 2020, we agreed to extend the maturity date of the note from December 31, 2020 to December 31, 2022. On April 14, 2021, we entered into a Securities Settlement Agreement (the “SSA”) and a Rights Letter Agreement (the “RLA”), with Sysorex, whereby it agreed to satisfy in full its outstanding debt, in the aggregate amount of approximately $9.1 million as of March 31, 2021, owed to the Company, including but, not limited to, amounts outstanding under the Sysorex Note (the “Debt Settlement”). To effect the Debt Settlement, Sysorex agreed to issue to us 12,972,189 shares of its common stock and rights to acquire 3,000,000 shares of its common stock pursuant to the terms of the RLA. The Debt Settlement was entered into in connection with Sysorex’s closing of a reverse triangular merger with TTM Digital Assets & Technologies, Inc. As of December 31, 2022 and 2021 the fair value of the Sysorex shares and rights to acquire shares were $0.01 million and $1.8 million, respectively.

On April 27, 2022, the Company purchased a 10% convertible note in aggregate principal amount of $6,050,000 for a purchase price of $5,500,000 from FOXO Technologies Operating Company, formerly FOXO Technologies Inc. (“FOXO Legacy”), pursuant to the terms of a securities purchase agreement between FOXO Legacy and the Company (the “April 2022 Purchase Agreement”). Interest on the convertible note accrues at 12% per annum. The term of the convertible note is twelve months, however FOXO Legacy has the ability to extend the maturity date for an additional 3 months. The convertible note is subject to certain conversion features which include qualified financing, and/or qualified transaction, as defined in the April 2022 Purchase Agreement. The Company can voluntarily convert the note after 270 days. The note is required to convert upon FOXO Legacy completing a qualified offering.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

On September 15, 2022, FOXO Legacy consummated a business combination with Delwinds Insurance Acquisition Corp., now known as FOXO Technologies Inc. ("FOXO"), which qualified as a qualified offering as defined in the April 2022 Purchase Agreement. This qualified offering triggered a mandatory conversion of the convertible note to FOXO Legacy common stock which was then automatically converted into 891,124 shares of FOXO Class A common stock, par value $0.0001 (“FOXO common stock”) upon closing of the business combination. The Company recognized an unrealized gain on conversion of $0.8 million to be recognized in the statement of operations for the year ended December 31, 2022.

FOXO common stock is traded in active markets, as the security is trading under “FOXO” on the NYSE American. FOXO common stock is accounted for as available-for-sale equity securities based on “Level 1” inputs, which consist of quoted prices in active markets, with unrealized holding gains and losses included in earnings. The fair value was determined by the closing trading price of the security as of December 31, 2022. The Company recognized an unrealized loss on FOXO common stock of $6.1 million to be recognized in the statement of operations for the year ended December 31, 2022. As of December 31, 2022 and 2021 the fair value of the FOXO shares was $0.32 million and zero, respectively.

For the years ended December 31, 2022 and 2021, the Company recognized a net unrealized loss on investments in equity securities of $7.9 million and $57.1 million on the statement of operations.

Note 12 - Software Development Costs, net
Capitalized software development costs as of December 31, 2022 and 2021 consisted of the following (in thousands):

	As of December 31,
	2022	2021
Capitalized software development costs	$5,324	$4,463
Accumulated amortization	(3,572)	(2,671)
Software development costs, net	$1,752	$1,792

Less discontinued operations	(487)	(648)
Software development costs, continuing operations	$1,265	$1,144
The Company tests its long lived assets for potential impairment at least annually, or more frequently if an event or other circumstance indicates that the Company may not be able to recover the carrying amount of the net assets of the reporting unit. There was no impairment recorded for the years ended December 31, 2022 and 2021.
The weighted average remaining amortization period for the Company’s software development costs is 2.4 years.
Amortization expense for capitalized software development costs was approximately $1.0 million and $0.9 million for each of the years ended December 31, 2022 and 2021, of which $0.6 million and $0.4 million pertain to discontinued operations.
Future amortization expense on the computer software is anticipated to be as follows (in thousands):

For the Years Ending December 31,	Total	Continuing Operations	Discontinued Operations
2023	$729	$466	$263
2024	586	437	149
2025	264	189	75
2026	173	173	—
2027 and thereafter	—	—	—
Total	$1,752	$1,265	$487

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 13 - Goodwill and Intangible Assets

The Company reviews goodwill for impairment on a reporting unit basis on December 31 of each year and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. The Company’s significant assumptions in these analyses include, but are not limited to, project revenue, the weighted average cost of capital, the terminal growth rate, derived multiples from comparable market transactions and other market data. The Company's goodwill balance and other assets with indefinite lives were evaluated for potential goodwill impairment on a reporting unit basis during the period ended June 30, 2022, as certain indications on a qualitative and a quantitative basis were identified that an impairment exists as of the reporting date primarily from a sustained decrease in their stock price.

The Company utilized a mix of both the income and market approaches in determining the fair value of the reporting units. The Company noted that 50% weight was attributed to the income approach and 50% was attributed to the market approach.

During the year ended December 31, 2022, the Company recognized approximately $7.6 million of goodwill impairment on Systat, GTX, Nanotron, Jibestream, CXApp, Game Your Game, and IntraNav. During the year ended December 31, 2022, the Company's cumulative impairment charges are approximately $31.0 million with approximately $29.1 million related to the Indoor Intelligence reporting unit, approximately $1.2 million related to the Shoom reporting unit and approximately $0.7 million related to the SAVES reporting unit.

As of December 31, 2021, the Company's cumulative goodwill impairment charges were approximately $23.4 million with approximately $22.2 million related to the Indoor Intelligence reporting unit and approximately $1.2 million related to the Shoom reporting unit.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

The following table summarizes the changes in the carrying amount of Goodwill for the year ended December 31, 2022 (in thousands):

Segments	Saves	Indoor Intelligence								Impairment
Acquisition	Systat	GTX	Nanotron	Locality	Jibestream	CXApp	Game Your Game	IntraNav	Total	Less discontinued operations	Continuing operations
Balance as of January 1, 2021	$520	$2	$3,931	$672	$1,463	$—	$—	$—	$6,588
Goodwill additions through acquisitions	200	—	—	—	—	17,432	286	482	18,400
Goodwill impairment	—	(1)	(2,263)	(689)	(967)	(10,239)	(307)	(323)	(14,789)	11,896	(2,893)
Valuation measurement period adjustments	(25)	—	(255)	—	—	(2,127)	174	—	(2,233)
Exchange rate fluctuation at December 31, 2021	—	—	(294)	17	(16)	—	—	—	(293)
Balance as of December 31, 2021	695	1	1,119	—	480	5,066	153	159	7,673
Less discontinued operations	—	—	—	—	(480)	(5,066)	—	—	(5,546)
Balance as of December 31, 2021, continuing operations	$695	$1	$1,119	$—	$—	$—	$153	$159	$2,127

Segments	Saves	Indoor Intelligence								Impairment
Acquisition	Systat	GTX	Nanotron	Locality	Jibestream	CXApp	Game Your Game	IntraNav	Total	Less discontinued operations	Continuing operations
Balance as of January 1, 2022	$695	$1	$1,119	$—	$480	$5,066	$153	$159	$7,673
Goodwill impairment	(695)	(1)	(1,035)	—	(474)	(5,066)	(153)	(147)	(7,571)	5,540	(2,031)
Exchange rate fluctuation at December 31, 2022	—	—	(84)	—	(6)	—	—	(12)	(102)
Balance as of December 31, 2022	—	—	—	—	—	—	—	—	—
Less discontinued operations	—	—	—	—	—	—	—	—	—
Balance as of December 31, 2022, continuing operations	$—	$—	$—	$—	$—	$—	$—	$—	$—
As of December 31, 2022 and 2021 there was no goodwill allocated for the Shoom segment.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Intangible assets at December 31, 2022 and 2021 consisted of the following (in thousands):

	December 31,							Remaining Weighted Average Useful Life
	2022				2021
	Gross Amount	Accumulated Amortization	Impairment	Net Carrying Amount	Gross Amount	Accumulated Amortization	Net Carrying Amount
IP Agreement	$162	$(91)	$—	$71	$172	$(54)	$118	1.75
Trade Name/Trademarks	3,590	(1,414)	(593)	1,583	$3,602	$(662)	$2,940	4.00
Webstores & Websites	404	(258)	(146)	—	404	(123)	281	0.00
Customer Relationships	9,121	(2,776)	(749)	5,596	9,294	(1,440)	7,854	2.86
Developed Technology	21,777	(5,385)	(2,921)	13,471	22,175	(3,010)	19,165	5.22
Non-compete Agreements	4,270	(2,488)	(220)	1,562	4,786	(1,666)	3,120	0.74
Totals	$39,324	$(12,412)	$(4,629)	$22,283	$40,433	$(6,955)	$33,478
Less discontinued operations	(26,911)	7,621	1	(19,289)	(27,789)	4,321	(23,468)
Intangible assets, continuing operations	$12,413	$(4,791)	$(4,628)	$2,994	$12,644	$(2,634)	$10,010
The Company reviews intangible and other long-lived assets for impairment on an asset group basis on December 31 of each year and whenever events or changes in circumstances indicate the carrying value of intangibles and other long-lived assets may not be recoverable.
During the year ended December 31, 2022, the Company assessed its long-lived asset groups for impairment due to qualitative triggering events that consisted of missing operating projections, a sustained decrease in stock price, and planned divestitures to sell and/or dispose of long-lived assets before the end of their useful lives. Therefore, the Company calculated the fair value of each asset group’s long-lived assets by utilizing fair value methodologies that are most applicable to each specific asset group. These fair value methodologies included an income based approach, a market based approach and a cost based approach. The Company compared the fair value of each asset group’s long-lived assets to their carrying value as of December 31, 2022. The Company determined that the carrying value of the long-lived assets included in the SAVES and Indoor Intelligence segments were greater than their fair values as of December 31, 2022. Therefore, an impairment loss of $1.5 million and $3.1 million was recorded in the SAVES and Indoor Intelligence segments, respectively, as of December 31, 2022.
Aggregate Amortization Expense:
Aggregate amortization expense for the years ended December 31, 2022 and 2021 were $6.1 million and $5.1 million, respectively, of which $3.9 million and $3.0 million pertain to discontinued operations.
Future amortization expense on intangibles assets is anticipated to be as follows (in thousands):

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

For the Years Ending December 31,	Total	Continuing Operations	Discontinued Operations
2023	$4,663	$837	$3,826
2024	3,841	679	3,162
2025	3,430	598	2,832
2026	2,841	408	2,433
2027	2,494	322	2,172
2028 and thereafter	5,014	150	4,864
Total	$22,283	$2,994	$19,289

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 14 - Other Long Term Investments

In 2020, the Company paid $1.8 million for 599,999 Class A Units and 2,500,000 Class B Units of Cardinal Ventures Holdings LLC, a Delaware limited liability (“CVH”). The Company is a member of CVH. CVH owns certain interests in KINS Capital, LLC, the sponsor entity (the “Sponsor”) to KINS Technology Group Inc., a Delaware corporation and special purpose acquisition company ("KINS") with which the Company entered into the Business Combination (see “Enterprise Apps Spin-off and Business Combination” under Note 1 above and “Recent Events - Enterprise Apps Spin-off and Business Combination” section under Part II, Item 7 herein for more details). The $1.8 million purchase price was paid on October 12, 2020 and therefore is the date the purchase of the Units was closed. On December 16, 2020, the Company increased its capital contribution by $0.7 million in exchange for an additional 700,000 Class B Units. The capital contribution was used by CVH to fund the Sponsor's purchase of securities in KINS. The underlying subscription agreement provides that each Class A Unit and each Class B Unit represents the right of the Company to receive any distributions made by the Sponsor on account of the Class A Interests and Class B Interests, respectively, of the Sponsor.
The Company generally records its share of earnings in its equity method investments using a three-month lag methodology and within net investment income. During the period January 1, 2021 to December 31, 2021 and January 1, 2022 to December 31, 2022, CVH had no operating results as CVH is a holding company. CVH only contains units and has not been allocated shares of KINS, therefore CVH is not allocating any portion of income or expense incurred by KINS. As such, there was no share of earnings recognized by the Company in its statement of operations on its proportional equity investment.
The following component represents components of Other long-term investments as of December 31, 2022:

	Ownership interest as of December 31,
	2022	Instrument Held
Investee
CVH LLC Class A	14.1%	Units
CVH LLC Class B	38.4%	Units
The Company performed a valuation over the CVH units and determined that the Company's investment in CVH is impaired. The Company believes that the impairment is other than temporary, due to the significant difference between the carrying value and fair value and the Company's plan to dispose of the investment in February 2023, which plan was carried out (See below and see Note 32). Therefore, the Company recognized an impairment on the Company's investment in CVH of approximately $1.8 million as of December 31, 2022.
Inpixon’s investment in equity method eligible entities are represented on the balance sheet as an asset of $0.7 million and $2.5 million as of December 31, 2022 and December 31, 2021, respectively. Ownership interest in equity method eligible entities did not change from the year ended December 31, 2021 to December 31, 2022.
On July 1, 2022, the Company loaned $150,000 to CVH. The loan bears no interest and is due and payable in full on the earlier of: (i) the date by which KINS has to complete a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “business combination”), and (ii) immediately prior to the date of consummation of the business combination of KINS, unless accelerated upon the occurrence of an event of default. Nadir Ali, the Company’s Chief Executive Officer and director, is also a member in CVH through 3AM, LLC, which is a member of CVH, and which may, in certain circumstances, be entitled to manage the affairs of CVH. As a result of the closing of the Business Combination, the loan was repaid on March 15, 2023.
On February 27, 2023, the Company entered into Limited Liability Company Unit Transfer and Joinder Agreements with certain of the Company’s employees and directors (the “Transferees”), pursuant to which (i) the Company transferred all of its Class A Units of CVH (the “Class A Units”), an aggregate of 599,999 Class A Units, to the Transferees as bonus consideration in connection with each Transferee’s services performed for and on behalf of the Company as an employee, as applicable, and (ii) each Transferee became a member of CVH and a party to the Amended and Restated Limited Liability Company Agreement of CVH, dated as of September 30, 2020.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 15 - Deferred Revenue
Deferred revenue as of December 31, 2022 and 2021 consisted of the following (in thousands):

	As of December 31,
	2022	2021
Deferred Revenue
Maintenance agreements	$3,235	$4,183
Service agreements	250	622
Total Deferred Revenue	$3,485	$4,805

Less discontinued operations	(2,162)	(3,145)
Deferred Revenue, Continued Operations	$1,323	$1,660
The fair value of the deferred revenue approximates the services to be rendered.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 16 - Accrued Liabilities

Accrued liabilities as of December 31, 2022 and December 31, 2021 consisted of the following (in thousands):

	As of December 31,
	2022	2021
Accrued compensation and benefits	$1,242	$8,027
Accrued interest expense	1,197	1,012
Accrued bonus and commissions	848	597
Accrued other	746	707
Accrued sales and other indirect taxes payable	322	322
	$4,355	$10,665

Less discontinued operations	(1,736)	(7,882)
Accrued liabilities, continuing operations	$2,619	$2,783

Note 17 - Debt
Debt as of December 31, 2022 and 2021 consisted of the following (in thousands):

Short-Term Debt	Maturity	2022	2021
March 2020 10% Note	3/18/2023	$—	$3,251
July 2022 Promissory Note (net of $760 debt discount)	7/22/2023	6,045	—
Dec 2022 Promissory Note (net of $1,880 debt discount)	12/30/2023	6,520	—
Third party note payable	6/30/2023	1,078	239
Total Short-Term Debt		$13,643	$3,490

Interest expense on the short-term debt totaled approximately $1.1 million and $0.7 million which is inclusive of approximately $0.5 million and $0.2 million that was amortized to interest expense from the combined amortization of deferred financing costs and note discounts recorded at issuance for the Short Term Debt for the periods ending December 31, 2022 and 2021, respectively.

Notes Payable

March 2020 10% Note Purchase Agreement and Promissory Note

On March 18, 2020, the Company entered into a note purchase agreement with Iliad, pursuant to which the Company agreed to issue and sell to the holder an unsecured promissory note (the “March 2020 10% Note”) in an aggregate initial principal amount of $6.5 million, which is payable on or before the date that is 12 months from the issuance date. The initial principal amount includes an original issue discount of $1.5 million and $0.02 million that the Company agreed to pay to the holder to cover the holder’s legal fees, accounting costs, due diligence, monitoring and other transaction costs.

In exchange for the March 2020 10% Note, the holder paid an aggregate purchase price of $5.0 million. Interest on the March 2020 10% Note accrues at a rate of 10% per annum and is payable on the maturity date or otherwise in accordance with the March 2020 10% Note. The Company may pay all or any portion of the amount owed earlier than it is due; provided, that in the event the Company elects to prepay all or any portion of the outstanding balance, it shall pay to the holder 115% of the portion of the outstanding balance the Company elects to prepay.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Beginning on the date that is 6 months from the issuance date and at the intervals indicated below until the March 2020 10% Note is paid in full, the holder shall have the right to redeem up to an aggregate of 1/3 of the initial principal balance of the March 2020 10% Note each month by providing written notice delivered to the Company; provided, however, that if the holder does not exercise any monthly redemption amount in its corresponding month then such monthly redemption amount shall be available for the holder to redeem in any future month in addition to such future month’s monthly redemption amount.

Upon receipt of any monthly redemption notice, the Company shall pay the applicable monthly redemption amount in cash to the holder within five business days of the Company’s receipt of such Monthly Redemption Notice. The March 2020 10% Note includes customary event of default provisions, subject to certain cure periods, and provides for a default interest rate of 22%. Upon the occurrence of an event of default (except a default due to the occurrence of bankruptcy or insolvency proceedings, the holder may, by written notice, declare all unpaid principal, plus all accrued interest and other amounts due under the March 2020 10% Note to be immediately due and payable. Upon the occurrence of a bankruptcy-related event of default, without notice, all unpaid principal, plus all accrued interest and other amounts due under the March 2020 10% Note will become immediately due and payable at the mandatory default amount. On September 17, 2020, we amended the one time monitoring fee applicable in the event the note was outstanding on the date that was 6 months from the issuance date, from 10% to 5% which was added to the March 2020 10% Note balance. On March 17, 2021, the Company extended the maturity date of the March 2020 10% Note from March 18, 2021 to March 18, 2022.

On February 11, 2021, the Company entered into an exchange agreement with Iliad, pursuant to which the Company and Iliad agreed to: (i) partition a new promissory note in the form of the March 2020 10% Note equal to $1.5 million and then cause the outstanding balance of the March 2020 10% Note to be reduced by $1.5 million; and (ii) exchange the partitioned note for the delivery of 11,919 shares of the Company’s Common Stock, at an effective price per share equal to $125.85. The Company analyzed the exchange of the principal under the March 2020 10% Note as an extinguishment and compared the net carrying value of the debt being extinguished to the reacquisition price (shares of common stock being issued) and recorded approximately a $0.03 million loss on the exchange of debt for equity as a separate item in the other income/expense section of the consolidated statements of operations for the year ended December 31, 2021.

The Company entered into an exchange agreement with Iliad which afforded a free trading date of July 1, 2021, pursuant to which the Company and Iliad agreed to: (i) partition a new promissory note in the form of the March 2020 10% Note equal to $1.0 million and then cause the outstanding balance of the March 2020 10% Note to be reduced by $1.0 million; and (ii) exchange the partitioned note for the delivery of 11,696 shares of the Company’s Common Stock, at an effective price per share equal to $85.50. The Company analyzed the exchange of the principal under the March 2020 10% Note as an extinguishment and compared the net carrying value of the debt being extinguished to the reacquisition price (shares of common stock being issued) and there was no loss on the exchange for debt for equity.

On February 1, 2022, the Company entered into an exchange agreement with Iliad, pursuant to which the Company and Iliad agreed to: (i) partition a new promissory note in the form of the March 2020 10% Note equal to $0.5 million and then cause the outstanding balance of the March 2020 10% Note to be reduced by $0.5 million; and (ii) exchange the partitioned note for the delivery of 15,889 shares of the Company’s common stock, at an effective price per share equal to $31.47. The Company analyzed the exchange of the principal under the March 2020 10% Note as an extinguishment and compared the net carrying value of the debt being extinguished to the reacquisition price (shares of common stock being issued) and there was no loss on the exchange for debt for equity.

On February 18, 2022, the Company entered into an exchange agreement with Iliad, pursuant to which the Company and Iliad agreed to: (i) partition a new promissory note in the form of the March 2020 10% Note equal to $0.4 million and then cause the outstanding balance of the March 2020 10% Note to be reduced by $0.4 million; and (ii) exchange the partitioned note for the delivery of 12,885 shares of the Company’s common stock, at an effective price per share equal to $27.17. The Company analyzed the exchange of the principal under the March 2020 10% Note as an extinguishment and compared the net carrying value of the debt being extinguished to the reacquisition price (shares of common stock being issued) and there was no loss on the exchange for debt for equity.

On March 15, 2022, the Company entered into an exchange agreement with Iliad, pursuant to which the Company and Iliad agreed to: (i) partition a new promissory note in the form of the March 2020 10% Note equal to $0.7 million and then cause the outstanding balance of the March 2020 10% Note to be reduced by $0.7 million; and (ii) exchange the partitioned note for the delivery of 28,698 shares of the Company’s common stock, at an effective price per share equal to $22.65. The Company analyzed the exchange of the principal under the March 2020 10% Note as an extinguishment and compared the net carrying

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

value of the debt being extinguished to the reacquisition price (shares of common stock being issued) and there was no loss on the exchange for debt for equity.
Effective as of March 16, 2022, we entered into a third amendment (the “Third Amendment”) to the March 2020 10% Note which was accounted for as a modification. Pursuant to the terms of the Third Amendment, the maturity date of the March 2020 10% Note was extended from March 18, 2022 to March 18, 2023 (the “Maturity Date Extension”). In exchange for the Maturity Date Extension, we agreed to pay a 2% extension fee in the amount of approximately $0.06 million (the “Extension Fee”), which was added to the outstanding balance of the March 2020 10% Note.
On May 17, 2022, the Company entered into an exchange agreement with Iliad, pursuant to which the Company and Iliad agreed to: (i) partition a new promissory note in the form of the March 2020 10% Note equal to approximately $0.3 million and then cause the outstanding balance of the March 2020 10% Note to be reduced by approximately $0.3 million; and (ii) exchange the partitioned note for the delivery of 15,256 shares of the Company’s common stock, at an effective price per share equal to $16.50. The Company analyzed the exchange of the principal under the March 2020 10% Note as an extinguishment and compared the net carrying value of the debt being extinguished to the reacquisition price (shares of common stock being issued) and there was no loss on the exchange for debt for equity.
On May 31, 2022, the Company entered into an exchange agreement with Iliad, pursuant to which the Company and Iliad agreed to: (i) partition a new promissory note in the form of the March 2020 10% Note equal to approximately $0.3 million and then cause the outstanding balance of the March 2020 10% Note to be reduced by approximately $0.3 million; and (ii) exchange the partitioned note for the delivery of 19,806 shares of the Company’s common stock, at an effective price per share equal to $12.75. The Company analyzed the exchange of the principal under the March 2020 10% Note as an extinguishment and compared the net carrying value of the debt being extinguished to the reacquisition price (shares of common stock being issued) and there was no loss on the exchange for debt for equity.
On July 1 2022, the Company entered into an exchange agreement with Iliad, pursuant to which the Company and Iliad agreed to: (i) partition a new promissory note in the form of the March 2020 10% Note equal to approximately $0.4 million and then cause the outstanding balance of the March 2020 10% Note to be reduced by approximately $0.4 million; and (ii) exchange the partitioned note for the delivery of 32,074 shares of the Company’s common stock, at an effective price per share equal to $10.91. The Company analyzed the exchange of the principal under the March 2020 10% Note as an extinguishment and compared the net carrying value of the debt being extinguished to the reacquisition price (shares of common stock being issued) and there was no loss on the exchange for debt for equity.
On July 11, 2022, the Company entered into an exchange agreement with Iliad, pursuant to which the Company and Iliad agreed to: (i) partition a new promissory note in the form of the March 2020 10% Note equal to approximately $0.4 million and then cause the outstanding balance of the March 2020 10% Note to be reduced by approximately $0.4 million; and (ii) exchange the partitioned note for the delivery of 33,949 shares of the Company’s common stock, at an effective price per share equal to $11.78. The Company analyzed the exchange of the principal under the March 2020 10% Note as an extinguishment and compared the net carrying value of the debt being extinguished to the reacquisition price (shares of common stock being issued) and there was no loss on the exchange for debt for equity.
On August 4, 2022, the Company entered into an exchange agreement with Iliad, pursuant to which the Company and Iliad agreed to: (i) partition a new promissory note in the form of the March 2020 10% Note equal to approximately $0.3 million and then cause the outstanding balance of the March 2020 10% Note to be reduced by approximately $0.3 million; and (ii) exchange the partitioned note for the delivery of 25,691 shares of the Company’s common stock, at an effective price per share equal to $11.68. The Company analyzed the exchange of the principal under the March 2020 10% Note as an extinguishment and compared the net carrying value of the debt being extinguished to the reacquisition price (shares of common stock being issued) and there was no loss on the exchange for debt for equity.
On September 9, 2022, the Company entered into an exchange agreement with Iliad, pursuant to which the Company and Iliad agreed to: (i) partition a new promissory note in the form of the March 2020 10% Note equal to approximately $0.2 million and then cause the outstanding balance of the March 2020 10% Note to be reduced by approximately $0.2 million; and (ii) exchange the partitioned note for the delivery of 19,871 shares of the Company’s common stock, at an effective price per share equal to $10.07. The Company analyzed the exchange of the principal under the March 2020 10% Note as an extinguishment and compared the net carrying value of the debt being extinguished to the reacquisition price (shares of common stock being issued) and there was no loss on the exchange for debt for equity.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

On October 17, 2022, the Company entered into an exchange agreement with Iliad, pursuant to which the Company and Iliad agreed to: (i) partition a new promissory note in the form of the March 2020 10% Note equal to approximately $0.4 million and then cause the outstanding balance of the March 2020 10% Note to be reduced by approximately $0.4 million; and (ii) exchange the partitioned note for the delivery of 83,682 shares of the Company’s common stock, at an effective price per share equal to $4.78. The Company analyzed the exchange of the principal under the March 2020 10% Note as an extinguishment and compared the net carrying value of the debt being extinguished to the reacquisition price (shares of common stock being issued) and there was no loss on the exchange for debt for equity.
Subsequent to year end, the Company entered into additional exchange agreements with Illiad and the note has been satisfied in full. See Note 32 for details.
July 2022 Note Purchase Agreement and Promissory Note

On July 22, 2022, the Company entered into a note purchase agreement (the "Purchase Agreement") with Streeterville Capital, LLC (the “Holder”), pursuant to which the Company agreed to issue and sell to the Holder an unsecured promissory note (the “July 2022 Note”) in an aggregate initial principal amount of $6.5 million (the “Initial Principal Amount”), which is payable on or before the date that is 12 months from the issuance date (the “Maturity Date”). The Initial Principal Amount includes an original issue discount of $1.5 million and $0.02 million that the Company agreed to pay to the Holder to cover the Holder’s legal fees, accounting costs, due diligence, monitoring and other transaction costs. In exchange for the Note, the Holder paid an aggregate purchase price of $5.0 million (the “Transaction”). Interest on the Note accrued at a rate of 10% per annum, which is payable on the maturity date. We may pay all or any portion of the amount owed earlier than it is due; provided that in the event we may elect to prepay all or any portion of the outstanding balance, it shall pay to the Holder 115% of the portion of the outstanding balance we may elect to prepay. Beginning on the date that is 6 months from the issue date and at the intervals indicated below until the Note is paid in full, the Holder shall have the right to redeem up to an aggregate of 1/3 of the initial principal balance of the Note for cash each month. The July 2022 Note includes customary event of default provisions, subject to certain cure periods, and provides for a default interest rate of 22%. Upon the occurrence of an event of default (except default due to the occurrence of bankruptcy or insolvency proceedings), the Holder may, by written notice, declare all unpaid principal, plus all accrued interest and other amounts due under the July 2022 Note to be immediately due and payable. Upon the occurrence of bankruptcy-related event of default, without notice, all unpaid principal, plus all accrued interest and other amounts due under the July 2022 Note will become immediately due and payable at the mandatory default amount. Under the terms of the July 2022 Note, if the note is still outstanding after 6 months from the issuance date, or as of January 22, 2023, a 10% monitoring fee would be added to the balance of the note. On January 31, 2023, the Holder agreed to reduce the one time monitoring fee from 10% to 5%. The Company accrued the pro-rata portion of the monitoring fee of $0.3 million as of December 31, 2022 which added to the note balance.

December 2022 Note Purchase Agreement and Promissory Note
On December 30, 2022, we entered into a note purchase agreement with Streeterville Capital, LLC (the "Holder"), pursuant to which we agreed to issue and sell to the Holder an unsecured promissory note (the "December 2022 Note") in an aggregate initial principal amount of $8.4 million, which is payable on or before the date that is 12 months from the issuance date. The initial principal amount of includes an original issue discount of $1.9 million and $0.02 million that we agreed to pay to the Holder to cover the Holder's legal fees, accounting costs, due diligence, monitoring and other transaction costs. In exchange for the Note, the Holder paid an aggregate purchase price of $6.5 million.

Interest on the December 2022 Note accrues at a rate of 10% per annum and is payable on the maturity date or otherwise in accordance with the December 2022 Note. We may pay all or any portion of the amount owed earlier than it is due; provided that in the event we may elect to prepay all or any portion of the outstanding balance, it shall pay to the Holder 115% of the portion of the outstanding balance we may elect to prepay. Beginning on the date that is 6 months from the issuance date and at the intervals indicated below until the December 2022 Note is paid in full, the Holder shall have the right to redeem up to an aggregate of 1/6th of the initial principal balance of the December 2022 Note plus any interest accrued thereunder each month by providing written notice delivered to us; provided, however, that if the Holder does not exercise any monthly redemption amount in its corresponding month then such monthly redemption amount shall be available for the Holder to redeem in any further month in addition to such future month's monthly redemption amount.

Upon receipt of any monthly redemption notice, we shall pay the applicable monthly redemption amount in cash to the Holder within five (5) business days of the Company's receipt of such monthly redemption notice. The December 2022 Note includes

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

customary event of default provisions, subject to certain cure periods, and provides for a default interest rate of 22%. Upon the occurrence of an event of default (except default due to the occurrence of bankruptcy or insolvency proceedings), the Holder may, by written notice, declare all unpaid principal, plus all accrued interest and other amounts due under the December 2022 Note to be immediately due and payable. Upon the occurrence of bankruptcy-related event of default, without notice, all unpaid principal, plus all accrued interest and other amounts due under the December 2022 Note will become immediately due and payable at the mandatory default amount.
Third Party Notes Payable

Game Your Game, the Company's subsidiary, entered into promissory notes with an individual whereby it received approximately $0.2 million on October 29, 2021, approximately $0.2 million on January 18, 2022, approximately $0.1 million on March 22, 2022, approximately $0.1 million on August 17, 2022, approximately $0.1 million on September 21, 2022, approximately $0.1 million on October 26, 2022, approximately $0.1 million on November 29, 2022, and approximately $0.1 million on December 22, 2022 for funding of liabilities and working capital needs. All of the promissory notes have an interest rate of 8% and are due on or before June 30, 2023. As of December 31, 2022 the balance owed under the notes was $1.1 million.

Note 18 - Capital Raises
Registered Direct Offerings
On January 24, 2021, the Company entered into a Securities Purchase Agreement with an institutional investor, pursuant to which it sold and issued in a registered direct offering, 77,334 shares of its common stock, and warrants to purchase up to 258,065 shares of common stock at an exercise price of $116.25 per share (the “January 2021 Purchase Warrants”) for a combined purchase price of $116.25 per share and pre-funded warrants to purchase up to 180,732 shares of common stock ("January 2021 Pre-funded Warrants") at an exercise price of $0.08 per share, at a purchase price of $116.18 per share. At closing, the Company received approximately $27.8 million in net proceeds after deducting placement agent commissions and offering expenses. The January 2021 Purchase Warrant and January 2021 Pre-funded Warrant is or was immediately exercisable for one share of common stock for a period until the five year anniversary of the issuance date. The January 2021 Pre-funded Warrants were exercised in full as of February 8, 2021. In addition, the investor exercised its purchase rights for 40,000 shares of common stock pursuant to the the January 2021 Purchase Warrant on February 11, 2021.
On February 12, 2021, the Company entered into a Securities Purchase Agreement with an institutional investor, pursuant to which it sold and issued in a registered direct offering, 93,334 shares of its common stock, and warrants to purchase up to 200,000 shares of common stock at an exercise price of $150.00 per share (the “First February 2021 Purchase Warrants”) for a combined purchase price of $150.00 per share and pre-funded warrants to purchase up to 106,667 shares of common stock ("First February 2021 Pre-funded Warrants") at an exercise price of $0.08 per share, at a purchase price of $149.93 per share. At closing, the Company received approximately $27.8 million in net proceeds after deducting placement agent commissions and offering expenses. The First February 2021 Purchase Warrant and First February 2021 Pre-funded Warrant is or was immediately exercisable for one share of common stock for a period until the five year anniversary of the issuance date. The First February 2021 Pre-funded warrants were exercised in full as of February 18, 2021.
On February 16, 2021, the Company entered into a Securities Purchase Agreement with an institutional investor, pursuant to which the Company sold and issued in a registered direct offering, 40,000 shares of its common stock, and warrants to purchase up to 132,670 shares of common stock at an exercise price of $150.75 per share (the “Second February 2021 Purchase Warrants”) for a combined purchase price of $150.75 per share and pre-funded warrants to purchase up to 92,670 shares of common stock ("Second February 2021 Pre-funded Warrants") at an exercise price of $0.08 per share, at a purchase price of $150.68 per share. At closing the Company received approximately $18.5 million in net proceeds after deducting placement agent commissions and offering expenses. Each Second February 2021 Purchase Warrant and Second February 2021 Pre-funded Warrant is or was immediately exercisable for one share of common stock for a period until the, five year anniversary of the issuance date. The Second February 2021 Pre-funded warrants were exercised in full as of March 1, 2021.
On September 13, 2021, the Company entered into a Securities Purchase Agreement with certain institutional investors named therein, pursuant to which the Company sold in a registered direct offering (i) 58,750 shares of Series 7 Convertible Preferred

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
Note 18 - Capital Raises (continued)
Stock and (ii) related warrants to purchase up to an aggregate of 626,667 shares of common stock. Each share of Series 7 Convertible Preferred Stock and the related Warrants were sold at a subscription amount of $920, representing an original issue discount of 8% of the stated value of each share of Series 7 Convertible Preferred Stock for an aggregate subscription amount of $54.1 million. In connection with this offering, the Company filed a Certificate of Designation for the Series 7 Convertible Preferred Stock with the Nevada Secretary of State. The Company has authorized the issuance of 5,000,000 shares of preferred stock, of which 0 shares were issued and outstanding as of December 31, 2022. Each share of Series 7 Convertible Preferred Stock has a par value of $0.001 per share and stated value of $1,000 per share. The shares of Series 7 Convertible Preferred Stock are convertible into shares of the Company’s common stock, at a conversion price of $93.75 per share. Each share of Series 7 Convertible Preferred Stock is entitled to receive cumulative dividends, payable in the same form as dividends paid on shares of the Company’s common stock. At any time beginning on the 6-month anniversary of the date the shares of Series 7 Convertible Preferred Stock are issued and ending ninety 90 days thereafter, the holders of the Series 7 Convertible Preferred Stock have the right to redeem all or part of the shares held by such holder in cash for the redemption price equal to the stated value of such share, plus all accrued but unpaid dividends thereon and all liquidated damages and other costs, expenses or amounts due. Upon redemption, the holder of the Series 7 Convertible Preferred Stock will forfeit 75% of the warrants issued in connection therewith. The holders of the Series 7 Convertible Preferred Stock shall vote together with all other classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company. The Series 7 Convertible Preferred Stock and related warrants subject to forfeiture are recorded as Mezzanine Equity in the accompanying balance sheets as the holder has the option to redeem these shares for cash and the warrants are an embedded feature for the Series 7 Convertible Preferred Stock. The remaining warrants that are not subject to forfeiture are recorded within Stockholders' Equity as the remaining warrants are classified as freestanding instruments The aggregate net proceeds from the offering, after deducting the placement agent fees and other estimated offering expenses, were approximately $50.6 million. All of the shares of Series 7 Convertible Preferred Stock were redeemed in March 2022 and 75% of the related warrants were forfeited. See Note 20 for Preferred Stock and Note 23 for Warrant details.
On March 22, 2022, the Company entered into a Securities Purchase Agreement with certain institutional investors named therein, pursuant to which the Company sold in a registered direct offering (i) 53,197.7234 shares of Series 8 Convertible Preferred Stock and (ii) related warrants to purchase up to an aggregate of 1,503,726 shares of common stock. Each share of Series 8 Convertible Preferred Stock and the related Warrants were sold at a subscription amount of $940, representing an original issue discount of 6% of the stated value of each share of Series 8 Convertible Preferred Stock for an aggregate subscription amount of $50.0 million. In connection with this offering, the Company filed a Certificate of Designation for the Series 8 Convertible Preferred Stock with the Nevada Secretary of State. Each share of Series 8 Convertible Preferred Stock has a par value of $0.001 per share and stated value of $1,000 per share. The shares of Series 8 Convertible Preferred Stock are convertible into shares of the Company’s common stock, at a conversion price of $35.38 per share. Each share of Series 8 Convertible Preferred Stock is entitled to receive cumulative dividends, payable in the same form as dividends paid on shares of the Company’s common stock. At any time beginning on October 1, 2022 and ending ninety 90 days thereafter, the holders of the Series 8 Convertible Preferred Stock have the right to redeem all or part of the shares held by such holder in cash for the redemption price equal to the stated value of such share, plus all accrued but unpaid dividends thereon and all liquidated damages and other costs, expenses or amounts due. Upon redemption, the holder of the Series 8 Convertible Preferred Stock will forfeit 50% of the warrants issued in connection therewith. The holders of the Series 8 Convertible Preferred Stock shall vote together with all other classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company. The Series 8 Convertible Preferred Stock and related warrants subject to forfeiture are recorded as Mezzanine Equity in the accompanying balance sheets as the holder has the option to redeem these shares for cash and the warrants are an embedded feature for the Series 8 Convertible Preferred Stock. The remaining warrants that are not subject to forfeiture are recorded within Stockholders' Equity as the remaining warrants are classified as freestanding instruments containing a total value of $5.6 million. The aggregate net proceeds from the offering, after deducting the placement agent fees and other estimated offering expenses, were approximately $46.9 million. See Note 20 for Preferred Stock and Note 23 for Warrant details. During the quarter ended December 31, 2022, the Company received cash redemption notices from the holders of the Series 8 Convertible Preferred Stock issued on March 22, 2022, totaling 53,197.72 shares of Series 8 Convertible Preferred Stock for aggregate cash paid of approximately $53.2 million which were thereafter fully redeemed. In conjunction with the redemption, 751,841 warrants were forfeited.

Between March 15, 2022 and March 22, 2022, the Company received cash redemption notices from the holders of the Series 7 Convertible Preferred Stock issued on September 15, 2021, totaling 49,250 shares of Series 7 Convertible Preferred Stock for aggregate cash required to be paid of approximately $49.3 million. In addition, in accordance with the related purchase

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
Note 18 - Capital Raises (continued)
agreement, upon redemption of the Series 7 Convertible Preferred Stock, each holder forfeited 75% of the related warrants that were issued. Therefore, as of March 22, 2022, 49,250 shares of Series 7 Convertible Preferred Stock were redeemed and 394,000 related warrants were forfeited. The Company noted about 71% of the Series 7 Preferred Stock holders that redeemed shares also participated as Series 8 Convertible Preferred Stock holders (“shared holders”). The Company accounted for proceeds of the shared holders as a modification to the Series 7 and Series 8 Convertible Preferred Stock, as well as the related embedded warrants. The total change in fair value as a result of modification related to the Preferred Stock amounted to $2.6 million which were recognized as a deemed dividend at the date of the modification, upon which will be amortized until the redemption period begins on October 1, 2022. The total change in fair value as a result of modification related to the embedded warrants amounted to $1.5 million which was recognized as a deemed contribution at the date of the modification, upon which will be accreted until the redemption period begins on October 1, 2022.

On July 22, 2022, the Company entered into an Equity Distribution Agreement (the "Sales Agreement") with Maxim Group LLC (“Maxim”) under which the Company may offer and sell shares of its common stock having an aggregate offering price of up to $25 million (the “Shares”) from time to time through Maxim, acting exclusively as the Company’s sales agent (the “Offering”). The Company intends to use the net proceeds of the Offering primarily for working capital and general corporate purposes. The Company did not make any sales pursuant to the Sales Agreement as of December 31, 2022, however, has raised gross proceeds of approximately $15.4 million under the Sales Agreement as of March 14, 2023.

On October 18, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor named therein (the “Purchaser”), pursuant to which the Company agreed to issue and sell, in a registered direct offering, 253,112 shares of the Company’s common stock and warrants to purchase up to 3,846,153 shares of common stock (the “Purchase Warrants”) at a combined offering price of $5.85 per share. The Purchase Warrants have an exercise price of $5.85 per share. Each Purchase Warrant is exercisable for one share of common stock and will be immediately exercisable and will expire five years from the issuance date. The Company also offered and sold to the Purchaser pre-funded warrants to purchase up to 2,310,990 shares of common stock, in lieu of shares of common stock at the Purchaser’s election. Each pre-funded warrant is exercisable for one share of common stock. The purchase price of each pre-funded warrant was $5.849, and the exercise price of each pre-funded warrant is $0.001 per share. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The Company raised net proceeds of $14.1 million after deduction of sales commissions and other offering expenses. In October 2022, the Company issued 930,990 shares of common stock in connection with the exercise of 930,990 pre-funded warrants at $0.001 per share.

Note 19 - Common Stock
During the three months ended March 31, 2021, the Company issued 11,919 shares of common stock under exchange agreements to settle outstanding balances totaling approximately $1.5 million under partitioned notes. (See Note 20 ).
During the three months ended March 31, 2021, the Company issued 210,668 shares of common stock in connection with registered direct offerings at per share prices between $116.25 and $150.75, resulting in net proceeds to the Company of approximately $74.1 million after subtracting sales commissions and other offering expenses (See Note 18).
During the three months ended March 31, 2021, the Company issued 67 shares of common stock issued for cashless stock options exercised.
During the three months ended March 31, 2021, the Company issued 420,071 shares of common stock in connection with the exchange of Pre-Funded Warrants (as defined in Note 23) offered under the Securities Purchase Agreement, resulting in net proceeds of $3.7 million. See Note 18 for further details.
During the three months ended June 30, 2021, the Company issued 15,722 shares of common stock in connection with the Game Your Game acquisition with a fair value of approximately $1.4 million. (See Note 4).
During the three months ended June 30, 2021, the Company issued 4,928 shares of common stock in connection with the Visualix asset purchase with a fair value of approximately $0.4 million. (See Note 5)

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
Note 19 - Common Stock (continued)
During the three months ended June 30, 2021, the Company issued 117,995 shares of common stock in connection with the CXApp acquisition with a fair value of approximately $10 million. (See Note 6).
During the three months ended June 30, 2021, the Company issued 62,308 shares of common stock net of 12,292 shares withheld for employee taxes for restricted stock granted in February 2021 at a par value of $0.001 per share.
During the three months ended June 30, 2021, the Company issued 6 shares of common stock for cashless stock options exercised.
During the three months ended September 30, 2021, the Company issued 11,696 shares of common stock under an exchange agreement to settle outstanding balances totaling approximately $1.0 million under a partitioned note. (See Note 17).
During the three months ended September 30, 2021, 9,500 shares of Series 7 Convertible Preferred Stock were converted into 101,334 shares of the Company's common stock (See Note 20).
During the three months ended September 30, 2021, 4,500 shares of common stock issued in connection with unvested restricted stock grants were forfeited in connection with the departure of an employee.
During the three months ended December 31, 2021, 2,038 shares of common stock issued in connection with restricted stock grants were forfeited for employee taxes.
On January 28, 2022, the Company entered into an exchange agreement with the holder of certain existing warrants which were exercisable for an aggregate of 657,402 shares of the Company’s common stock. Pursuant to the exchange agreement, the Company agreed to issue to the warrant holder an aggregate of 184,153 shares of common stock and rights to receive an aggregate of 52,513 shares of common stock in exchange for the existing warrants (the "Warrant Exchange").
On February 19, 2022, 12,802 shares of common stock issued in connection with restricted stock grants were withheld for employee taxes.
On March 3, 2022, the Company issued 144,986 shares of common stock to the sellers of the CXApp in connection with the satisfaction of an earnout payment. (See Note 6).
During the three months ended March 31, 2022, the Company issued 57,472 shares of common stock under exchange agreements to settle outstanding balances totaling approximately $1.5 million under partitioned notes.
During the three months ended June 30, 2022, the Company issued 35,062 shares of common stock under exchange agreements to settle outstanding balances totaling approximately $0.5 million under partitioned notes. (See Note 17).
During the three months ended September 30, 2022, the Company issued 111,585 shares of common stock under exchange agreements to settle outstanding balances totaling approximately $1.3 million under partitioned notes. (See Note 17).
On October 12, 2022, the Company issued 52,513 shares of common stock in connection with the exercise of a right to shares of common stock granted as part of warrant exchange agreement entered into on January 28, 2022. (See Note 23).
On October 17, 2022, the Company issued 83,682 shares of the Company's common stock under an exchange agreement to settle outstanding balances totaling approximately $0.4 million under partitioned notes. (See Note 17).
On October 18, 2022, the Company entered into a Securities Purchase Agreement with an institutional investor, pursuant to which the Company agreed to issue and sell, in a registered direct offering, 253,112 shares of the Company’s common stock and warrants to purchase up to 3,846,153 shares of common stock at a combined offering price of $5.85 per share.
During the three months ended December 31, 2022, the Company issued 930,990 shares of common stock in connection with the exercise of 930,990 pre-funded warrants at $0.001 per share.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
Note 20 - Preferred Stock (continued)
Note 20 - Preferred Stock
The Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001 per share with rights, preferences, privileges and restrictions as to be determined by the Company’s Board of Directors.
Series 4 Convertible Preferred Stock
On April 20, 2018, the Company filed with the Secretary of State of the State of Nevada the Certificate of Designation that created the Series 4 Convertible Preferred Stock (“Series 4 Preferred”), authorized 10,415 shares of Series 4 Preferred and designated the preferences, rights and limitations of the Series 4 Preferred. The Series 4 Preferred is non-voting (except to the extent required by law) and was convertible into the number of shares of common stock, determined by dividing the aggregate stated value of the Series 4 Preferred of $1,000 per share to be converted by $16,740.00.

As of December 31, 2022, there was 1 share of Series 4 Preferred outstanding.
Series 5 Convertible Preferred Stock
On January 14, 2019, the Company filed with the Secretary of State of the State of Nevada the Certificate of Designation that created the Series 5 Convertible Preferred Stock, authorized 12,000 shares of Series 5 Convertible Preferred Stock and designated the preferences, rights and limitations of the Series 5 Convertible Preferred Stock. The Series 5 Convertible Preferred Stock is non-voting (except to the extent required by law). The Series 5 Convertible Preferred Stock is convertible into the number of shares of Common Stock, determined by dividing the aggregate stated value of the Series 5 Convertible Preferred Stock of $1,000 per share to be converted by $11,238.75.
As of December 31, 2022, there were 126 shares of Series 5 Convertible Preferred Stock outstanding.
Series 7 Convertible Preferred Stock
On September 13, 2021, the Company filed the Certificate of Designation with the Secretary of State of the State of Nevada, amending the Company’s Articles of Incorporation, as amended, by establishing the Series 7 Convertible Preferred Stock, consisting of 58,750 authorized shares, $0.001 par value per share and $1,000 stated value per share. The holders of the Series 7 Convertible Preferred Stock have full voting rights and powers, except as otherwise required by the Articles of Incorporation, as amended, or applicable law. The holders of Series 7 Convertible Preferred Stock shall vote together with all other classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company. Each holder of the Series 7 Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which the Series 7 Convertible Preferred Stock then held by such holder could be converted on the record date for the vote which is being taken, provided, however, that the voting power of a holder together with its Attribution Parties (as defined in the Certificate of Designation), may not exceed 19.99% (or such greater percentage allowed by the Nasdaq Listing Rules without any shareholder approval requirements). The Series 7 Convertible Preferred Stock is convertible into the number of shares of common stock, determined by dividing the aggregate stated value of the Series 7 Convertible Preferred Stock of $1,000 per share to be converted by $93.75.
On September 13, 2021, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors named therein, pursuant to which the Company agreed to issue and sell in a registered direct offering (i) up to 58,750 shares of Series 7 Convertible Preferred Stock and (ii) related warrants to purchase up to an aggregate of 626,667 shares of common stock (the “Warrants”). Each share of Series 7 Convertible Preferred Stock and the related Warrants (see Note 26) were sold at a subscription amount of $920, representing an original issue discount of 8% of the stated value for an aggregate subscription amount of $54.1 million. The shares of Series 7 Convertible Preferred Stocks are recorded as Mezzanine Equity in the accompanying balance sheets as the holder has the option to redeem these shares for cash. The aggregate net proceeds from the offering, after deducting the placement agent fees and other estimated offering expenses, was approximately $50.6 million. The Company has elected to accrete the issuance costs, discount, and freestanding warrants through the date shares can be first be redeemed at the option of the holders, which is the sixth month anniversary of the Original Issuance Date using the effective interest method.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
Note 20 - Preferred Stock (continued)
During the year ended December 31, 2021, 9,500 shares of Series 7 Convertible Preferred Stock were converted into 101,334 shares of the Company's common stock.
Between March 15, 2022 and March 22, 2022, the Company received cash redemption notices from the holders of the Series 7 Convertible Preferred Stock issued on September 15, 2021, totaling 49,250 shares of Series 7 Convertible Preferred Stock for aggregate cash paid of approximately $49.3 million.
As of December 31, 2022 there were zero shares of Series 7 Convertible Preferred stock outstanding.
Series 8 Convertible Preferred Stock
On March 22, 2022, the Company filed a Certificate of Designation with the Secretary of State of the State of Nevada, amending the Company’s Articles of Incorporation, as amended, by establishing the Series 8 Convertible Preferred Stock, consisting of 53,197.7234 authorized shares, $0.001 par value per share and $1,000 stated value per share. The holders of the Series 8 Convertible Preferred Stock have full voting rights and powers, except as otherwise required by the Articles of Incorporation, as amended, or applicable law. The holders of Series 8 Convertible Preferred Stock are entitled to vote together with all other classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company. Each holder of the Series 8 Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the Series 8 Convertible Preferred Stock then held by such holder could be converted on the record date for the vote which is being taken, provided, however, that the voting power of a holder together with its Attribution Parties (as defined in the Certificate of Designation), may not exceed 19.99% (or such greater percentage allowed by the Nasdaq Listing Rules without any shareholder approval requirements). The Series 8 Convertible Preferred Stock is convertible into the number of shares of common stock, determined by dividing the aggregate stated value of the Series 8 Convertible Preferred Stock of $1,000 per share to be converted by $35.38.

On March 22, 2022, the Company entered into a securities purchase agreement with certain institutional investors named therein, pursuant to which the Company agreed to issue and sell in a registered direct offering (i) up to 53,197.7234 shares of Series 8 Convertible Preferred Stock and (ii) related warrants to purchase up to an aggregate of 1,503,726 shares of common stock (the “Warrants”). Each share of Series 8 Convertible Preferred Stock and the related Warrants (see Note 18) were sold at a subscription amount of $940, representing an original issue discount of 6% of the stated value for an aggregate subscription amount of $50.0 million. The shares of Series 8 Convertible Preferred Stocks are recorded as Mezzanine Equity in the accompanying balance sheets as the holder has the option to redeem these shares for cash. The aggregate net proceeds from the offering, after deducting the placement agent fees and other estimated offering expenses, was approximately $46.9 million. The Company has elected to accrete the issuance costs, discount, and freestanding warrants through the date shares can be first be redeemed at the option of the holders, which is the sixth month anniversary of the original issuance date using the effective interest method.
During three months ended December 31 2022, the Company received cash redemption notices from the holders of the Series 8 Convertible Preferred Stock issued on March 22, 2022, totaling 53,197.72 shares of Series 8 Convertible Preferred Stock for aggregate cash required to be paid of approximately $53.2 million.
As of December 31, 2022, there were zero shares of Series 8 Convertible Preferred Stock outstanding.
Note 21 - Authorized Share Increase and Reverse Stock Split
On October 4, 2022, the Company filed a certificate of change with the Secretary of State of the State of Nevada to effect a reverse stock split of the Company's authorized and issued and outstanding shares of common stock, at a ratio of one (1) share of common stock for every seventy five (75) shares of common stock effective as of October 7, 2022 (the "Reverse Stock Split"). The Reverse Stock Split did not alter the par value of the Company's common stock or modify any voting rights or other terms of the common stock. The Reverse Stock Split was primarily intended to bring the Company into compliance with the minimum bid price requirements for maintaining its listing on the Nasdaq Capital Market. The Company has reflected the Reverse Stock Split on a retroactive basis herein, unless otherwise indicated.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
The Company filed a certificate of amendment to the Company’s articles of incorporation, as amended, with the Secretary of State of the State of Nevada to increase the number of authorized shares of Common Stock from 26,666,667 to 500,000,000 shares effective as of November 29, 2022.
Note 22 - Stock Award Plans and Stock-Based Compensation
In September 2011, the Company adopted the 2011 Employee Stock Incentive Plan (the “2011 Plan”) which provides for the granting of incentive and non-statutory common stock options and stock based incentive awards to employees, non-employee directors, consultants and independent contractors. The plan was terminated by its terms on August 31, 2021 and no new awards will be issued under the 2011 Plan.
In February 2018, the Company adopted the 2018 Employee Stock Incentive Plan (the “2018 Plan” and together with the 2011 Plan, the “Option Plans”), which will be utilized with the 2011 Plan for employees, corporate officers, directors, consultants and other key persons employed. The 2018 Plan will provide for the granting of incentive stock options, NQSOs, stock grants and other stock-based awards, including Restricted Stock and Restricted Stock Units (as defined in the 2018 Plan).
Incentive stock options granted under the Option Plans are granted at exercise prices not less than 100% of the estimated fair market value of the underlying common stock at date of grant. The exercise price per share for incentive stock options may not be less than 110% of the estimated fair value of the underlying common stock on the grant date for any individual possessing more that 10% of the total outstanding common stock of the Company. Options granted under the Option Plans vest over periods ranging from immediately to four years and are exercisable over periods not exceeding ten years.
The aggregate number of shares that may be awarded under the 2018 Plan as of December 31, 2022 is 49,000,000. As of December 31, 2022, 394,555 of options and restricted stock were granted to employees, directors and consultants of the Company (including 1 share outside of our plan and 57 shares under our 2011 Plan), and 48,605,503 options were available for future grant under the Option Plans.
Employee Stock Options
During the year ended December 31, 2021, the Company granted options under the 2018 Plan for the purchase of 190,476 shares of common stock to employees and consultants of the Company. These options are 100% vested or vest pro-rata over 24, 36 or 48 months, have a life of 10 years and an exercise price between $51.75 and $137.25 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the awards was determined to be approximately $4.6 million. The fair value of the common stock as of the grant date was determined to be between $51.75 and $137.25 per share.
During the year ended December 31, 2022, the Company granted options under the 2018 Plan for the purchase of 132,669 shares of common stock to employees and consultants of the Company. These options are 100% vested or vest pro-rata over 12, 24 or 36 months, have a life of 10 years and an exercise price between $39.74 per share. The Company valued the stock options using the Black-Scholes option valuation model and the fair value of the awards was determined to be approximately $1.8 million. The fair value of the common stock as of the grant date was determined to be between $39.74 per share.
On February 5, 2021, the Company issued 67 shares of common stock in connection with the cashless exercise of 195 employee stock options.
On June 10, 2021, the Company issued 6 shares of common stock in connection with the cashless exercise of 82 employee stock options.
During the year ended December 31, 2022 and 2021, the Company recorded a charge of approximately $2.9 million and $2.3 million, respectively, of which $1.3 million and $0.9 million pertain to discontinued operations, for the amortization of employee stock options (not including restricted stock awards), which is included in the general and administrative section of the condensed consolidated statement of operations.
As of December 31, 2022, the fair value of non-vested options totaled approximately $2.3 million, which will be amortized to expense over the weighted average remaining term of 1.12 years.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

The fair value of each employee option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. Key weighted-average assumptions used to apply this pricing model during the years ended December 31, 2022 and 2021 were as follows:

For the Years Ended December 31,
	2022	2021
Risk-free interest rate	1.50% - 1.76%	0.59% - 1.26%
Expected life of option grants	5 years	5 years
Expected volatility of underlying stock	37.24% - 37.45%	37.21% - 38.15%
Dividends assumption	$—	$—
The expected stock price volatility for the Company’s stock options was determined by the historical volatilities for industry peers and used an average of those volatilities. The Company attributes the value of stock-based compensation to operations on the straight-line single option method. Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods. The dividends assumptions was $0 as the Company historically has not declared any dividends and does not expect to.
See below for a summary of the stock options granted under the 2011 and 2018 plans:

	2011 Plan	2018 Plan	Non Plan	Total	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2021	96	72,666	1	72,763	$1,782.00	$—
Granted	—	190,476	—	190,476	71.25	—
Exercised	—	(277)	—	(277)	82.50	—
Expired	(23)	(3,051)	—	(3,074)	6,980.25	—
Forfeitures	—	(7,882)	—	(7,882)	101.25	—
Outstanding at December 31, 2021	73	251,932	1	252,006	$28,358.30	$—
Granted	—	132,669	—	132,669	39.74	—
Exercised	—	—	—	—	—	—
Expired	(16)	(14,451)	—	(14,467)	80,713.98	—
Forfeitures	—	(18,621)	—	(18,621)	74.97	—
Outstanding at December 31, 2022	57	351,529	1	351,587	$17,016.13	$—

Exercisable at December 31, 2022	57	234,776	1	234,834	$25,446.10	$—
Restricted Stock Awards
On February 19, 2021, the Company granted 70,000 restricted stock awards to employees of the Company. These stock awards vest either 25% on the Grant Date and 25% on each one year anniversary of Grant Date or 50% on Grant Date and 50% on the one year anniversary. In accordance with the terms of the restricted stock award agreements 12,291 shares of common stock underlying the awards were withheld by the Company in satisfaction of the employee portion of the payroll taxes required to paid in connection with the grant of such awards.
On April 23, 2021, the Company granted 4,598 restricted stock awards to employees of the Company. These stock awards either vest 50% at the 6 months anniversary and 50% on the one year anniversary or over 2 years pro rata every 6 months.
On August 21, 2021, 4,500 of unvested restricted stock award grants were forfeited in connection with the departure of an employee.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

On December 23, 2021, 2,037 of restricted stock award grants were forfeited to satisfy the employee portion of the payroll taxes required to be paid in connection with the grant of such awards.
On February 19, 2022, 12,802 restricted stock grants were forfeited for employee taxes.
During the years ended December 31, 2022 and 2021 the Company recorded a charge of approximately $0.8 million and $8.6 million, respectively, of which $0.4 million and $3.3 million pertain to discontinued operations, for the amortization of vested restricted stock awards.
The following table summarizes restricted stock-based award activity granted:

	Number of Shares	Weighted Average Grant Date Fair Value
Balance, January 1, 2021	—	$—
Granted	74,598	$134.25
Forfeited	(18,827)	$132.00
Balance, December 31, 2021	55,770	$135.00
Granted	—	$—
Forfeited	(12,802)	$137.25
Balance, December 31, 2022	42,968	$134.26
The Company determined the fair value of these grants based on the closing price of the Company’s common stock on the respective grant dates.
Note 23 - Warrants
On January 24, 2021, Inpixon entered into a Securities Purchase Agreement with an institutional investor named therein (the “Investor”), pursuant to which the Company agreed to issue and sell, in a registered direct offering, 77,334 shares of the Company’s common stock, par value $0.001 per share, and warrants to purchase up to 258,065 shares of common stock (the “Purchase Warrants”) at a combined offering price of $116.25 per share. The Purchase Warrants have an exercise price of $116.25 per share. Each Purchase Warrant is exercisable for one share of common stock and will be immediately exercisable and will expire five years from the issuance date.
The Company also offered and sold to the Purchaser pre-funded warrants to purchase up to 180,732 shares of common stock (the “Pre-Funded Warrants” and, together with the 77,334 shares and the Purchase Warrants, the “Securities”), in lieu of shares of common stock at the Investor’s election. Each Pre-Funded Warrant is exercisable for one share of common stock. The purchase price of each Pre-Funded Warrant is $116.18, and the exercise price of each Pre-Funded Warrant is $0.08 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.
During the year ended December 31, 2021, the Company issued 180,732 shares of common stock in connection with the exercise of 180,732 Pre-Funded Warrants at $0.08 per share in connection with the January 24, 2021 Securities Purchase Agreement.
On February 12, 2021, Inpixon entered into a Securities Purchase Agreement with an institutional investor named therein (the “Investor”), pursuant to which the Company agreed to issue and sell, in a registered direct offering, 93,334 shares of the Company’s common stock, par value $0.001 per share, and warrants to purchase up to 200,000 shares of common stock (the “Purchase Warrants”) at a combined offering price of $150.00 per share. The Purchase Warrants have an exercise price of $150.00 per share. Each Purchase Warrant is exercisable for one share of common stock and will be immediately exercisable and will expire five years from the issuance date.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

The Company also offered and sold to the Purchaser pre-funded warrants to purchase up to 106,667 shares of common stock (the “Pre-Funded Warrants” and, together with the 93,334 shares and the Purchase Warrants, the “Securities”), in lieu of shares of common stock at the Investor’s election. Each Pre-Funded Warrant is exercisable for one share of common stock. The purchase price of each Pre-Funded Warrant is $149.93, and the exercise price of each Pre-Funded Warrant is $0.08 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.
During the year ended December 31, 2021, the Company issued 106,667 shares of common stock in connection with the exercise of 106,667 Pre-Funded Warrants at an exercise price of $0.08 per share in connection with the February 12, 2021 Securities Purchase Agreement.
On February 16, 2021, Inpixon entered into a Securities Purchase Agreement with an institutional investor named therein (the “Investor”), pursuant to which the Company agreed to issue and sell, in a registered direct offering, 40,000 shares of the Company’s common stock, par value 0.001 per share, and warrants to purchase up to 132,670 shares of common stock (the “Purchase Warrants”) at a combined offering price of $150.75 per share. The Purchase Warrants have an exercise price of $150.75 per share. Each Purchase Warrant is exercisable for one share of common stock and will be immediately exercisable and will expire 5 years from the issuance date.
The Company also offered and sold to the Purchaser pre-funded warrants to purchase up to 92,670 shares of common stock in lieu of shares of common stock at the Investor’s election. Each Pre-Funded Warrant is exercisable for one share of common stock. The purchase price of each Pre-Funded Warrant is $150.68, and the exercise price of each Pre-Funded Warrant is $0.08 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.
During the year ended December 31, 2021, the Company issued 92,670 shares of common stock in connection with the exercise of 92,670 pre-funded warrants at $0.08 per share in connection with the February 16, 2021 Securities Purchase Agreement.
On September 13, 2021, the Company entered into a Securities Purchase Agreement (the "Offering") with certain investors pursuant to which the Company agreed to issue and sell, in a registered direct offering sold an aggregate of 58,750 shares of the Company’s Series 7 Convertible Preferred Shares, par value $0.001 per share, which are convertible into 626,667 shares of the Company’s common stock and warrants to purchase up to 626,667 shares of common stock. Each share and related warrants were sold together at a subscription amount of $920, representing an original issue discount of 8% of the Stated Value for an aggregate subscription amount of $54.1 million.
On January 28, 2022, the Company entered into an exchange agreement with the holder of certain existing warrants of the Company which were exercisable for an aggregate of 657,402 shares of the Company’s common stock. Pursuant to the exchange agreement, the Company agreed to issue to the warrant holder an aggregate of 184,153 shares of common stock and rights to receive an aggregate of 52,513 shares of common stock in exchange for the existing warrants. The Company accounted for the exchange agreement as a warrant modification. The Company determined the fair value of the existing warrants as if issued on the exchange agreement date and compared that to the fair value of the common stock issued. The Company calculated the fair value of the existing warrants using a Black-Scholes Option pricing model and determined it to be approximately $12.00 per share. The fair value of the common stock issued was based on the closing stock price of the date of the exchange. The total fair value of the warrants prior to modification was greater than the fair value of the common stock issued, and therefore, there was no incremental fair value related to the exchange.
Between March 15 and March 22, 2022, we received cash redemption notices from the holders of the Company's Series 7 Convertible Preferred Stock issued on September 15, 2021, totaling 49,250 shares of Series 7 Convertible Preferred Stock for aggregate cash required to be paid of approximately $49.3 million. In addition, upon redemption of the Series 7 Convertible Preferred Stock, each holder forfeited 75% of the related warrants that were issued together with the Series 7 Convertible Preferred Stock (the "Series 7 Warrants"). 394,000 corresponding warrants issued in connection with the issuance of the Series 7 Convertible Preferred Stock been forfeited and 232,675 related warrants remain outstanding.
On March 22, 2022, the Company entered into a securities purchase agreement with certain investors pursuant to which the Company agreed to issue and sell, in a registered direct offering sold an aggregate of 53,197.7234 shares of the Company’s Series 8 Convertible Preferred Shares, par value $0.001 per share, and warrants to purchase up to 1,503,726 shares of common

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

stock. Each share and related warrants were sold together at a subscription amount of $940, representing an original issue discount of 6% of the stated value for an aggregate subscription amount of $50.0 million.
On October 12, 2022, the Company issued 52,513 shares of common stock in connection with the exercise of a right to shares of common stock granted as part of warrant exchange agreement entered into on January 28, 2022.
On October 18, 2022, the Company entered into a Securities Purchase Agreement, pursuant to which the Company agreed to issue and sell, in a registered direct offering, 253,112 shares of the Company’s common stock and warrants to purchase up to 3,846,153 shares of common stock at a combined offering price of $5.85 per share. The Purchase Warrants have an exercise price of $5.85 per share. Each Purchase Warrant is exercisable for one share of common stock and will be immediately exercisable and will expire five years from the issuance date.

The Company also offered and sold to the Purchaser pre-funded warrants to purchase up to 2,310,990 shares of common stock, in lieu of shares of common stock at the Purchaser’s election. Each pre-funded warrant is exercisable for one share of common stock. The purchase price of each pre-funded warrant was $5.849, and the exercise price of each pre-funded warrant is $0.001 per share. The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full.
During the three months ended December 31, 2022, the Company issued 930,990 shares of common stock in connection with the exercise of 930,990 pre-funded warrants from the October 2022 capital raise at $0.001 per share.
The following table summarizes the changes in warrants outstanding during the years ended December 31, 2022 and 2021:

	Number of Warrants	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Exercisable at January 1, 2021	107,910	$502.50	$—
Granted	1,597,469	87.00	—
Exercised	(419,951)	9.00	—
Expired	—	—	—
Cancelled	—	—	—
Outstanding at December 31, 2021	1,285,428	$147.75	$—

Granted	7,660,859	$9.88	—
Exercised	(1,115,143)	150.00	—
Expired	(28)	2,082,857.14	—
Cancelled	(1,619,090)	75.45	—
Outstanding at December 31, 2022	6,212,026	$19.56	$1,530

Exercisable at December 31, 2021	1,285,428	$147.75	—

Exercisable at December 31, 2022	6,212,026	$19.56	1,530

Note 24 - Income Taxes
The domestic and foreign components of loss before income taxes for the years ended December 31, 2022 and 2021 are as follows (in thousands):

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	For the Years Ended December 31,
	2022	2021
Domestic	$(31,474)	$(22,632)
Foreign	(7,004)	(5,989)

Net Loss, before tax, continuing operations	$(38,478)	$(28,621)
The income tax provision (benefit) for the years ended December 31, 2022 and 2021 consists of the following (in thousands):

	For the Years Ended December 31,
	2022	2021
Foreign
Current	$33	$(5)
Deferred	(1,657)	(37)
U.S. federal
Current	(268)	5,815
Deferred	(5,690)	—
State and local
Current	91	607
Deferred	(646)	—
	(8,137)	6,380
Change in valuation allowance	7,888	(2,591)

Income Tax (Benefit)/Expense, continuing operations	$(249)	$3,789
The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective rate for the years ended December 31, 2022 and 2021 is as follows:

	For the Years Ended December 31,
	2022	2021
U.S. federal statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	2.0%	1.3%
Incentive stock options	(0.2)%	(0.3)%
162(m) Compensation Limit	—%	(0.7)%
Goodwill impairment loss	(1.0)%	(2.8)%
US-Foreign income tax rate difference	1.0%	1.6%
Other permanent items	(0.3)%	(0.6)%
Provision to return adjustments	0.5%	(6.6)%
Deferred only adjustment	(1.9)%	(10.5)%
Change in valuation allowance	(20.5)%	(15.6)%
Effective Rate	0.6%	(13.2)%

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

As of December 31, 2022 and 2021, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following:

	As of December 31,
(in 000s)	2022	2021
Deferred Tax Asset
Net operating loss carryovers	$39,642	$35,033
Stock based compensation	2,073	2,540
Research credits	123	131
Accrued compensation	87	96
Reserves	306	345
Intangibles	199	—
Fixed assets	356	393
Unrealized gain	14,557	12,876
Capital Research	1,587	—
Other	803	260

Total Deferred Tax Asset	59,733	51,674
Less: valuation allowance	(57,255)	(46,071)

Deferred Tax Asset, Net of Valuation Allowance	$2,478	$5,603

	As of December 31,
Deferred Tax Liabilities	2022	2021
Intangible assets	$(1,878)	$(4,613)
Fixed assets	(149)	(239)
Other	(448)	(381)
Capitalized research	—	(370)
Total deferred tax liabilities	(2,475)	(5,603)

Net Deferred Tax Asset (Liability)	$3	$—

At December 31, 2022, the Company did not have any undistributed earnings of our foreign subsidiaries. As a result, no additional income or withholding taxes have been provided for. The Company does not anticipate any impacts of the global intangible low taxed income (“GILTI”) and base erosion anti-abuse tax (“BEAT) and as such, the Company has not recorded any impact associated with either GILTI or BEAT.

In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s NOL carryover is subject to an annual limitation in the event of a change of control, as defined by the regulations. The Company performed an analysis to determine the annual limitation as a result of the changes in ownership that occurred during 2021 and 2022. Based on the Company’s analysis, no ownership changes occurred during 2021. A change in ownership did occur in March of 2022. The NOL available to offset future taxable income after the 2022 ownership change is approximately $46.5 million. The NOLs generated in 2017, $1.5 million, will expire beginning in December 31, 2037 if not utilized. The remaining NOLs generated after 2017 have an indefinite life and do not expire. The NOLs as of December 31, 2022 that do not expire are approximately $45.6 million.

As of December 31, 2022 and 2021, Inpixon Canada, which was acquired on April 18, 2014 as part of the AirPatrol Merger Agreement, had approximately $24.6 million and $20.9 million, respectively, of Canadian NOL carryovers available to offset

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

future taxable income. These NOLs, if not utilized, begin expiring in the year 2023. The NOLs as of December 31, 2021 include Jibestream, which was acquired on August 15, 2019 and amalgamated with Inpixon Canada effective January 1, 2020.

As of December 31, 2022 and 2021, Nanotron GmbH, which was acquired on October 5, 2020, had approximately $44.1 million and $44.3 million, respectively, of German NOL carryovers available to offset future taxable income. Although these NOLs do not expire, minimum taxation restrictions apply such that only a percentage of taxable income may be offset by NOL carryovers.

As of December 31, 2022 and 2021, Intranav GmbH, which was acquired on December 8, 2021, had approximately $8.6 million and $7.1 million, respectively, of German NOL carryovers available to offset future taxable income. Although these NOLs do not expire, minimum taxation restrictions apply such that only a percentage of taxable income may be offset by NOL carryovers.

As of December 31, 2022 and 2021, Active Mind Technology LTD, which was acquired on April 9, 2021 as part of the acquisition of Game Your Game Inc., had approximately $11.8 million and $11.6 million, respectively, of Irish NOL carryovers available to offset future taxable income. These NOLs have an indefinite life and do not expire.

As of December 31, 2022, Inpixon Philippines, Inc, which was organized on April 12, 2022 , had approximately $0.1 million of Philippine NOL carryovers available to offset future taxable income. These NOLs, if not utilized, begin expiring in the year 2026.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not”, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets with respect to Inpixon, Game Your Game, Inpixon Canada, Nanotron GmbH, Intranav GmbH, Active Mind Technology LTD, and Inpixon Philippines and has, therefore, established a full valuation allowance as of December 31, 2022 and 2021. As of December 31, 2022 and 2021, the change in valuation allowance was $12.4 million and $4.4 million, respectively.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United States (federal), Canada, India, Germany, United Kingdom, Ireland, Philippines and in various state jurisdictions in the United States. Based on the Company’s evaluation, it has been concluded that there are no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements for the years ended December 31, 2022 and 2021.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of income tax expense. There were no amounts accrued for interest or penalties for the years ended December 31, 2022 and 2021. Management does not expect any material changes in its unrecognized tax benefits in the next year.

The Company operates in multiple tax jurisdictions and, in the normal course of business, its tax returns are subject to examination by various taxing authorities. Such examinations may result in future assessments by these taxing authorities. The Company is subject to examination by U.S. tax authorities beginning with the year ended December 31, 2017. In general, the Canadian Revenue Authority may reassess taxes four years from the date the original notice of assessment was issued. The tax years that remain open and subject to Canadian reassessment are 2018 – 2022. The tax years that remain open and subject to India reassessment are tax years beginning March 31, 2017. The German tax authorities may reassess taxes generally four years

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

from the end of the calendar year in which the return is filed. The tax years that remain open and subject to German reassessment are 2018 – 2022. In Ireland, assessments must generally be made within four years when returns are filed. The tax years that remain open and subject to Irish reassessment are 2018 – 2022. In general, Philippine Tax Commissioner may reassess taxes three years from the date the original notice of assessment was issued. The tax years that remain open and subject to Philippine reassessment are 2022.

Note 25 - Credit Risk, Concentrations, and Segment Reporting
Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash and cash equivalents. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.
The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. Cash is also maintained at foreign financial institutions for its Canadian subsidiary, UK subsidiary, Philippine subsidiary, German subsidiaries and its majority-owned India subsidiary. Cash in foreign financial institutions as of December 31, 2022 and 2021 was immaterial. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.
The Company did not have any customer accounted for at least 10% of revenues during the years ended December 31, 2022 and 2021.
The Company has two and one customers accounted for 25% and 13% of continuing operations revenue during the years ended December 31, 2022 and 2021, respectively,
As of December 31, 2022, two customers represented approximately 10%, and 10% of total accounts receivable. As of December 31, 2021, no customer accounted for at least 10% of total accounts receivable.
As of December 31, 2022, three customers represented approximately 16%, 11% and 10% of total accounts receivable from continuing operations. As of December 31, 2021, two customers represented approximately 19%, and 15% of total accounts receivable from continuing operations.
As of December 31, 2022, two vendors represented approximately 17%, and 12% of total gross accounts payable. Purchases from these vendors during the year ended December 31, 2022 was $1.4 million and $0.9 million, respectively. As of December 31, 2021, one vendor represented approximately 33% of total gross accounts payable. Purchases from this vendor during the year ended December 31, 2021 was $0.4 million.
As of December 31, 2022, three vendors represented approximately 20%, 15% and 10% of total gross accounts payable from continuing operations. Purchases from these vendors during the year ended December 31, 2022 was $0.9 million, $0.7 million and $0.4 million, respectively. As of December 31, 2021, two vendors represented approximately 46% and 12% of total gross accounts payable. Purchases from these vendors during the year ended December 31, 2021 was $0.4 million and $0.4 million .
For the year ended December 31, 2022, one vendor represented approximately 23% of total purchases. For the year ended December 31, 2021, three vendors represented approximately 21%, 18%, and 17% of total purchases.
For the year ended December 31, 2022, one vendor represented approximately 24% of total purchases from continuing operations. For the year ended December 31, 2021, four vendors represented approximately 26% , 22% , 21% and 12% of total purchases from continuing operations.
Segments

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
Note 25 - Credit Risk and Concentration (continued)
The Company’s operations consist of three reportable segments based on similar economic characteristics, the nature of products and production processes, end-use markets, channels of distribution, and regulatory environments: Indoor Intelligence, Saves, and Shoom.
During the second quarter of 2021, the Company changed the level of detail at which its Chief Executive Officer (“CEO”) acting as the Chief Operating Decision Maker, or “CODM”) regularly reviews and manages certain of its businesses, resulting in the bifurcation of its former one segment into three standalone reportable segments: Indoor Intelligence, Saves, and Shoom. The Company now manages and reports its operating results through these three reportable segments. This change allows the Company to enhance its customer focus and better align its business models, resources, and cost structure to the specific current and future growth drivers of each business, while providing increased transparency to the Company’s shareholders. The historical segment information has been recast to conform to the current segment structure.
Gross profit and income (loss) from operations are the primary measures of segment profitability used by the Company’s CODM.
Revenue, gross profit, and income (loss) from operations by segment consisted of the following (in thousands):

	For the Years Ended December 31,
	2022	2021
Revenue by Segment
Indoor Intelligence	$14,614	$11,046
Saves	2,775	2,938
Shoom	2,029	2,011
Total segment revenue	$19,418	$15,995
Less discontinued operations	(8,470)	(6,368)
Total segment revenue, continuing operations	$10,948	$9,627

Gross profit by Segment
Indoor Intelligence	$10,411	$7,833
Saves	1,781	2,072
Shoom	1,737	1,716
Gross profit by Segment	$13,929	$11,621
Less discontinued operations	(6,406)	(4,722)
Gross profit by Segment, continuing operations	$7,523	$6,899

Income (loss) from operations by Segment
Indoor Intelligence	$(53,602)	$(72,174)
Saves	(3,876)	(1,515)
Shoom	778	946
Loss from operations by Segment	$(56,700)	$(72,743)
Less discontinued operations	27,894	42,922
Loss from operations by Segment, continuing operations	$(28,806)	$(29,821)
The reporting package provided to the Company's CODM does not include the measure of assets by segment as that information isn't reviewed by the CODM when assessing segment performance or allocating resources.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
Note 25 - Credit Risk and Concentration (continued)

Note 26 - Fair Value of Financial Instruments

The Company's estimates of fair value for financial assets and financial liabilities are based on the framework established in ASC 820. The framework is based on the inputs used in valuation and gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The disclosure of fair value estimates in the ASC 820 hierarchy is based on whether the significant inputs into the valuation are observable. In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect the Company’s significant market assumptions. We classified our financial instruments measured at fair value on a recurring basis in the following valuation hierarchy.

The Company's assets measured at fair value consisted of the following at December 31, 2022 and December 31, 2021:

	Fair Value at December 31, 2022
	Total Fair Value	Level 1 - Quoted Prices in Active Markets for Identical Assets	Level 2 - Significant Other Observable Inputs	Level 3 - Significant Unobservable Inputs
Assets:
Short-term investments	$—	$—	$—	$—
Investments in equity securities	330	319	—	11
Total assets	$330	$319	$—	$11

	Fair Value at December 31, 2021
	Total Fair Value	Level 1 - Quoted Prices in Active Markets for Identical Assets	Level 2 - Significant Other Observable Inputs	Level 3 - Significant Unobservable Inputs
Assets:
Related party loan-held for sale (net)	$—	$—	$—	$—
Short-term investments	43,125	43,125	—	—
Investments in equity securities	1,838	—	—	1,838
Total assets	$44,963	$43,125	$—	$1,838

The following is a discussion of the valuation methodologies used for the Company’s assets measured at fair value.

Short-term investments represent U.S. treasury bills with maturities greater than three months. The fair value of the U.S. treasury bills are based on quoted market prices in active markets and are included in the Level 1 fair value hierarchy. The market for U.S. treasury bills is an actively traded market given the high level of daily trading volume. All U.S. treasury bills were sold by the Company during the year ended December 31, 2022.

Investments in equity securities are marked to market based on the respective publicly quoted market prices of the equity securities adjusted for liquidity. The fair value for Level 1 equity investments was determined using quoted prices of the security in active markets. The fair value for Level 3 equity investments was determined using a pricing model with certain significant unobservable market data inputs.

Investments in debt securities are valued using an option pricing model under the income approach methodology as the investment does not have observable inputs of identical or comparable instruments.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 26 - Fair Value of Financial Instruments (continued)

The following table is a reconciliation of assets for Level 3 investments for which significant unobservable inputs were used to determine fair value for the year ended December 31, 2022 (in thousands):

Level 3
Level 3 Investments
Balance at beginning of year	$1,838
Transfers in - FOXO Technologies, Inc. convertible note	6,050
Transfers in - FOXO Technologies, Inc. original issue discount on convertible note	(550)
Amortization of original issue discount on convertible note	206
Change in fair value on debt securities	791
Transfers out - FOXO Technologies, Inc. conversion of note to marketable equity securities	(6,497)
Unrealized loss on equity securities	(1,827)
Balance at end of year	$11

The following table is a reconciliation of assets for Level 3 investments for which significant unobservable inputs were used to determine fair value for the year ended December 31, 2021 (in thousands):

Level 3
Level 3 Investments
Balance at beginning of year	$—
Transfers in- Sysorex Securities Settlement Agreement
Benefit (provision) for valuation allowance on related party loan - held for sale	7,461
Interest income (expense), net	1,627
Gain on related party loan held for sale	49,817
Unrealized loss on equity securities	(57,067)
Balance at end of year	$1,838

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 27 - Foreign Operations
The Company’s operations are located primarily in the United States, Canada, India, Germany, Philippines and the United Kingdom. Revenues by geographic area are attributed by country of domicile of our subsidiaries. The financial data by geographic area are as follows (in thousands):

	United States	Canada	India	Germany	United Kingdom	Ireland	Philippines	Eliminations	Total	Less Discontinued Operations	Total, Continuing Operations
For the Year Ended December 31, 2022:
Revenues by geographic area	$13,458	$2,061	$1,830	$4,583	$406	$6	165	$(3,091)	$19,418	(8,470)	$10,948
Operating income (loss) by geographic area	$(42,852)	$(7,177)	$208	$(6,121)	$17	$(673)	(99)	$(3)	$(56,700)	27,894	$(28,806)
Net income (loss) by geographic area	$(51,936)	$(7,770)	$138	$(5,982)	$20	$(673)	(101)	$—	$(66,304)	28,075	$(38,229)

For the Year Ended December 31, 2021:
Revenues by geographic area	$10,990	$2,638	$1,626	$3,593	$392	$7	—	$(3,251)	$15,995	(6,368)	$9,627
Operating income (loss) by geographic area	$(60,450)	$(6,451)	$146	$(5,629)	$(2)	$(346)	—	$(11)	$(72,743)	42,922	$(29,821)
Net income (loss) by geographic area	$(57,516)	$(6,882)	$124	$(5,505)	$(5)	$(346)	—	$—	$(70,130)	37,720	$(32,410)

As of December 31, 2022:
Identifiable assets by geographic area	$133,382	$5,484	$682	$19,599	$277	$19	415	$(102,223)	$57,635	—	$57,635
Long lived assets by geographic area	$18,097	$4,788	$101	$3,308	$1	$4	214	$—	$26,513	(20,659)	$5,854
Goodwill by geographic area	$—	$—	$—	$—	$—	$—	—	$—	$—	—	$—

As of December 31, 2021:
Identifiable assets by geographic area	$216,338	$7,191	$675	$20,238	$283	$69	—	$(88,121)	$156,673	—	$156,673
Long lived assets by geographic area	$27,773	$5,864	$181	$4,624	$2	$4	—	$—	$38,448	(25,070)	$13,378
Goodwill by geographic area	$5,915	$480	$—	$1,278	$—	$—	—	$—	$7,673	(5,546)	$2,127

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 28 - Related Party Transactions
Sysorex Note Purchase Agreement
Nadir Ali, the Company’s Chief Executive Officer and a member of its Board of Directors, was previously a member of the Board of Directors of Sysorex until he resigned on May 14, 2021. In addition, Nadir Ali entered into a consulting agreement with Sysorex, pursuant to which he agreed to provide certain business services specified in the agreement for the benefit of Sysorex in exchange for shares of Sysorex's common stock. The consulting agreement was terminated on October 14, 2021.
On December 31, 2018, the Company and Sysorex entered into a note purchase agreement (the “Note Purchase Agreement”) pursuant to which the Company agreed to purchase from Sysorex at a purchase price equal to the Loan Amount (as defined below), a secured promissory note (the “Secured Note”) for up to an aggregate principal amount of $3 million (the “Principal Amount”), including any amounts advanced through the date of the Secured Note (the “Prior Advances”), to be borrowed and disbursed in increments (such borrowed amount, together with the Prior Advances, collectively referred to as the “Loan Amount”), with interest to accrue at a rate of 10% percent per annum on all such Loan Amounts, beginning as of the date of disbursement with respect to any portion of such Loan Amount. In addition, Sysorex agreed to pay $20,000 to the Company to cover the Company’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Secured Note (the “Transaction Expense Amount”), all of which amount is included in the Principal Amount. Sysorex may borrow repay and borrow under the Secured Note, as needed, for a total outstanding balance, exclusive of any unpaid accrued interest, not to exceed the Principal Amount at any one time.
All sums advanced by the Company to the Maturity Date (as defined below) pursuant to the terms of the Note Purchase Agreement will become part of the aggregate Loan Amount underlying the Secured Note. All outstanding principal amounts and accrued unpaid interest owing under the Secured Note shall become immediately due and payable on the earlier to occur of (i) 24 month anniversary of the date the Secured Note is issued (the “Maturity Date”), (ii) at such date when declared due and payable by the Company upon the occurrence of an Event of Default (as defined in the Secured Note), or (iii) at any such earlier date as set forth in the Secured Note. All accrued unpaid interest shall be payable in cash. On February 4, 2019, April 2, 2019, and May 22, 2019, the Secured Note was amended to increase the Principal Amount from $3 million to $5 million, $5 million to $8 million and $8 million to $10 million, respectively. On March 1, 2020, the Company extended the maturity date of the Secured Note to December 31, 2022. In addition, the Secured Note was amended to increase the default interest rate from 18% to 21% or the maximum rate allowable by law and to require a cash payment to the Company by Sysorex against the Loan Amount in an amount equal to no less than 6% of the aggregate gross proceeds raised following the completion of any financing, or series of related financings, in which Sysorex raises aggregate gross proceeds of at least $5.0 million.
In accordance with the terms of the Systat License Agreement on June 30, 2020, the Company partitioned a portion of the outstanding balance of the Secured Note into a new note in an amount equal to $3 million in principal plus accrued interest (the “Closing Note”) and assigned the Closing Note and all rights and obligations thereunder to Systat in accordance with the terms and conditions of that certain Promissory Note Assignment and Assumption Agreement ("Assignment Agreement"). An additional $2.3 million of the principal balance underlying the Sysorex Note was partitioned into a new note and assigned to Systat as consideration payable for the rights granted under the license as of December 31, 2020. During the year ended December 31, 2020, an additional amount of approximately $2.6 million was advanced under the Secured Note and approximately $200,000 was repaid. The amount owed for principal as of December 31, 2020 and accrued interest through September 30, 2019 by Sysorex to the Company as of December 31, 2020 was approximately $7.7 million. These amounts exclude $275,000 of additional interest that the Company is contractually entitled to accrue from October 1, 2019 through December 31, 2019 and approximately $1.1 million of additional interest from January 1, 2020 through December 31, 2020 in accordance with the terms of the Sysorex Note, but did not accrue due to the uncertainty of repayment.
An additional $1 million of the principal balance under the Secured Note was assigned to Systat on March 19, 2021, as the final portion of the total consideration due in connection with the license.
During the three months ended March 31, 2020 an additional 117,000 was advanced under the Secured Note and the Company was entitled to an additional $251,806 of interest in accordance with the terms of the Note, but did not accrue due to the uncertainty of repayment. An additional $1 million of the principal balance under the Secured Note was assigned to Systat on March 19, 2021, as the final portion of the total consideration due in connection with the license.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

As of April 14, 2021, the Sysorex Note Purchase Agreement was settled, see Sysorex Securities Settlement Agreement below.
Sysorex Receivable
On February 20, 2019, the Company, Sysorex and Atlas Technology Group, LLC (“Atlas”) entered into a settlement agreement resulting in a net award of $941,796 whereby Atlas agreed to accept an aggregate of 16,655 shares of freely-tradable common stock of the Company in full satisfaction of the award. The Company and Sysorex each agreed pursuant to the terms and conditions of that certain Separation and Distribution Agreement, dated August 7, 2018, as amended, that 50% of the costs and liabilities related to the arbitration action would be shared by each party following the Sysorex Spin-off. As a result, Sysorex owes the Company $0.6 million for the settlement plus the interest accrued during the fiscal year ended December 31, 2020 of $0.1 million. The total owed to the Company for this settlement as of December 31, 2022 and 2021 was $0. The Company established a full valuation allowance against this balance as of December 31, 2020.
As of April 14, 2021, the Sysorex Receivable was settled, see Sysorex Securities Settlement Agreement below.
Sysorex Securities Settlement Agreement
On April 14, 2021, the Company entered into a Securities Settlement Agreement (the “SSA”) and a Rights Letter Agreement (the “RLA”), each with Sysorex, whereby Sysorex agreed to satisfy in full its outstanding debt, in the aggregate amount of $9.1 million as of March 31, 2021, owed to the Company under that certain secured promissory note, originally dated December 31, 2018, as amended from time to time, and in connection with that certain settlement agreement, dated February 20, 2019, by and among the Company, Sysorex and Atlas Technology Group, LLC (the “Debt Settlement”). To effect the Debt Settlement, Sysorex agreed to issue to the Company (i) pursuant to the terms of the SSA, 12,972,189 shares of its common stock, $0.00001 par value per share, and (ii) rights to acquire 3,000,000 additional shares of its common stock pursuant to the terms of the RLA. The Debt Settlement was entered into in connection with Sysorex’s closing of a reverse triangular merger with TTM Digital Assets & Technologies, Inc.

The Company recorded $7.5 million for the release of the previously recorded valuation allowance, $1.6 million of interest income, and a gain on settlement of $49.8 million equal to the difference in the carry value of the promissory note, including interest and value of the common stock and rights to acquire additional shares received in the settlement.
In connection with the Debt Settlement, the Company also entered into a Registration Rights Agreement, dated as of April 14, 2021 (the “RRA”), with Sysorex and certain other shareholders of Sysorex (the “Holders”). Pursuant to the terms of the RRA, Sysorex must, subject to certain limitations, register the resale of the shares of common stock held by the Company and the Holders, with the U.S. Securities and Exchange Commission (the “SEC”), during the period that begins on the 90th day following April 14, 2021. In the event Sysorex fails to register such shares within that timeframe, or otherwise fails to meet its obligations under the RRA, then, subject to certain limitations, the Company and the Holders may be entitled to receive from Sysorex an amount in cash equal to the product of 1.5% multiplied by the value of their shares (as set forth in the RRA), which amount is payable each month following the date of such failure for so long as the failure continues; provided that the shares are considered "Registrable Securities" as defined by the RRA. The shares of Sysorex common stock were not deemed Registrable Securities as defined by the RRA as of the date of the registration obligation.
Also, under the RRA, if Sysorex determines to prepare and file with the SEC a registration statement relating to an offering of any of its equity securities, for its own account or the account of others, then the Company and the Holders will have the right, subject to certain limitations, to require Sysorex to include in such registration statement all or any part of the shares of common stock held by them.
Cardinal Health Ventures Investment
Nadir Ali, our Chief Executive Officer and director, is also a member in CVH through 3AM, which may, in certain circumstances, be entitled to manage the affairs of CVH. Mr. Ali’s relationship may create conflicts of interest between Mr. Ali’s obligations to our company and its shareholders and his economic interests and possible fiduciary obligations in CVH through 3AM. For example, Mr. Ali may be in a position to influence or manage the affairs of CVH in a manner that may be viewed as contrary to the best interests of either the Company or CVH and their respective stakeholders. (See Note 14).

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Director Services Agreement
The Company and Kareem Irfan, a director of the Company, have amended Mr. Irfan's Director Services Agreement on May 16, 2022 (as amended, the "Amended Director Services Agreement") to increase his quarterly compensation by an additional $10,000 per month as consideration for the additional time and efforts dedicated to the Company and management in support of the evaluation of strategic relationships and growth initiatives. The Amended Director Services Agreement supersedes and replaces all prior agreements by and between the Company and Mr. Irfan.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
Note 29 - Leases
The Company has operating leases for administrative offices in the United States (California), Canada, India, United Kingdom and Germany.

The Company terminated the lease in Ratingen, Germany in January 2021. The Company entered into two new operating leases for its administrative offices in Ratingen, Germany, both from February 1, 2021 through January 1, 2023. The monthly lease rate is approximately $2,774 and $1,083 per month. The Company renewed the operating lease, which expires on July 31, 2023. The new monthly lease rate is approximately $2,028 and $1,633.

As part of the acquisition of IntraNav on December 9, 2021. the Company acquired right-of-use assets and lease liabilities related to an operating lease for an office space (the IntraNav office) located in Frankfurt, Germany. This lease expires on January 6, 2025 and the current lease rate is approximately $9,232 per month.
The Company entered into two new operating leases for its administrative office in Hyderabad, India and Manila, Philippines. The Hyderabad, India and Manila, Philippines office lease expires on March 25, 2025 and May 14, 2025, respectively.The Company has no other operating or financing leases with terms greater than 12 months.
Right-of-use assets is summarized below (in thousands):

	As of December 31, 2022	As of December 31, 2021
Palo Alto, CA Office	$630	$631
Hyderabad, India Office	342	359
Coquitlam, Canada Office	91	97
Westminster, Canada Office	—	10
Toronto, Canada Office	565	949
Ratingen, Germany Office	85	90
Berlin, Germany Office	508	536
Slough, United Kingdom Office	—	34
Frankfurt, Germany Office	294	312
Manila, Philippines Office	247	—
Less accumulated amortization	(1,550)	(1,281)
Right-of-use asset, net	$1,212	$1,737

Less discontinued operations	(681)	(724)
Right-of-use asset, continuing operations	$531	$1,013
Lease expense for operating leases recorded in the balance sheet is included in operating costs and expenses and is based on the future minimum lease payments recognized on a straight-line basis over the term of the lease plus any variable lease costs. Operating lease expenses, inclusive of short-term and variable lease expenses, recognized in our consolidated statements of operations for both years ended December 31, 2022 and 2021 was $1.2 million, of which 0.6 million for both years pertain to discontinued operations.
During the years ended December 31, 2022 and 2021, the Company recorded $0.7 million each year as rent expense to the right-of-use assets, of which $0.4 million pertain to discontinued operations.
During the years ended December 31, 2022 and 2021, the Company recorded short-term and variable lease expenses of $0.5 million and $0.3 million each year, respectively, of which $0.3 million and $0.2 million pertain to discontinued operations.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
Note 29 - Leases (continued)

Lease liability is summarized below (in thousands):

	As of December 31, 2022	As of December 31, 2021
Total lease liability	$1,255	$1,751
Less: short term portion	(477)	(643)
Long term portion	$778	$1,108

Less discontinued operations	(444)	(531)
Long term portion, continuing operations	$334	$577
Maturity analysis under the lease agreement is as follows (in thousands):

Year ending December 31, 2023	$539
Year ending December 31, 2024	454
Year ending December 31, 2025	275
Year ending December 31, 2026	98
Year ending December 31, 2027	—
Total	$1,366
Less: Present value discount	(111)
Lease liability	$1,255

Less discontinued operations	(710)
Lease liability, continuing operations	$545
Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate based on the information available at the date of adoption of Topic 842. As of December 31, 2022, the weighted average remaining lease term is 2.79 and the weighted average discount rate used to determine the operating lease liabilities was 6.3%.
Note 30 - Restructuring Activities
On September 21, 2022, Inpixon informed its employees that it was taking steps to streamline its operations and conserve cash resources. These steps included layoffs which reduced Inpixon's global employee headcount by approximately 20%. The layoffs resulted in one-time expenses of approximately $0.8 million in the Indoor Intelligence segment which consisted of severance payouts to terminated employees and outplacement service expenses for the year ended December 31, 2022, of which $0.7 million pertain to discontinued operations. These expenses were included in the Company's total operating expenses on the

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
Note 29 - Leases (continued)
Consolidated Statements of Operations with the unpaid restructuring costs included in accrued liabilities in the Consolidated Balance Sheets.
The Company recorded a Restructuring costs payable for costs incurred related to the restructuring activities noted above for costs incurred but not yet paid as of December 31, 2022. A summary of the activity for the year ended December 31, 2022, is included below (in thousands):

Restructuring costs payable - January 1, 2022	$—
Restructuring costs incurred	845
Restructuring costs paid	(793)
Restructuring costs payable - December 31, 2022	$52

Less discontinued operations	$(52)
Restructuring costs - continuing operations	$—
Note 31 - Commitments and Contingencies
Litigation
Certain conditions may exist as of the date the consolidated financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.
If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.
Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows. However, the performance of our Company's business, financial position, and results of operations or cash flows may be affected by unfavorable resolution of any particular matter.
Compliance with Nasdaq Continued Listing Requirement
On October 25, 2021, we received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of our common stock (“Common Stock”) for the prior 30 consecutive business days beginning on September 13, 2021, and ending on October 22, 2021, the Company no longer met the requirement to maintain a minimum bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2).
In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided a period of 180 calendar days, or until April 25, 2022, in which to regain compliance ("Cure Period"). In order to regain compliance with the minimum bid price requirement, the closing bid price of our Common Stock must be at least $1.00 per share for a minimum of ten consecutive business.
On April 26, 2022, Nasdaq granted us an extension for an additional 180 calendar days beyond the Cure Period, or until October 24, 2022, if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq, with the exception of the bid price requirement, and provide written notice to Nasdaq of our intent to cure the deficiency during this second compliance period, by effecting a reverse stock split, if necessary.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
We effected a 1-for-75 reverse stock split of our common stock on October 7, 2022, and on November 1, 2022, we were informed by Nasdaq that we have regained compliance with the minimum bid price requirement and that we were back in compliance with the applicable Nasdaq continued listing criteria.

Note 32 - Subsequent Events
Game Your Game, the Company's subsidiary, entered into a promissory note with an individual whereby it received approximately $0.03 million on January 13, 2023 for funding of liabilities and working capital needs. The promissory note has an interest rate of 8% and is due on or before June 30, 2023.
On February 27, 2023, the Company entered into Limited Liability Company Unit Transfer and Joinder Agreements with certain of the Company’s employees (the “Transferees”), pursuant to which (i) the Company transferred all of its Class A Units of CVH (the “Class A Units”), an aggregate of 599,999 Class A Units, to the Transferees as bonus consideration in connection with each Transferee’s services performed for and on behalf of the Company as an employee, as applicable, which was approved by the board of directors during the quarter ended March 31, 2023 and (ii) each Transferee became a member of CVH and a party to the Amended and Restated Limited Liability Company Agreement of CVH, dated as of September 30, 2020.
During the quarter ended March 31, 2023, the Company exchanged approximately $0.9 million of the outstanding principal and interest under the March 2020 10% Note Purchase Agreement and Promissory Note for 611,258 shares of the Company's common stock at prices from $1.09 to $1.682 per share, calculated in accordance with Nasdaq's “minimum price” as defined by Nasdaq Listing Rule 5635(d). This note was full satisfied as of January 31, 2023.
During 2023 through the date of this filing, the Company exchanged approximately $1.1 million of the outstanding principal and interest under the July 2022 Note Purchase Agreement and Promissory Note for 2,517,397 shares of the Company's common stock at prices from $0.3336 to $0.915 per share, calculated in accordance with Nasdaq's “minimum price” as defined by Nasdaq Listing Rule 5635(d).
During the quarter ended March 31, 2023, the Company sold 9,655,207 shares of common stock at share prices between $1.15 and $1.86 per share under an equity distribution agreement for gross proceeds of approximately $15.4 million.
During January 2023, the Company issued 1,380,000 shares of common stock in connection with the exercise of 1,380,000 pre-funded warrants at $0.001 per share in connection with the October 2022 registered direct offering.
On April 14, 2023, the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of our common stock for the last 30 consecutive business days beginning on March 2, 2023, and ending on April 13, 2023, the Company no longer meets the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided a period of 180 calendar days, or until October 11, 2023, in which to regain compliance. In order to regain compliance with the minimum bid price requirement, the closing bid price of our common stock must be at least $1 per share for a minimum of ten consecutive business days during this 180-day period. In the event that the Company does not regain compliance within this 180-day period, the Company may be eligible to seek an additional compliance period of 180 calendar days if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and provides written notice to Nasdaq of its intent to cure the deficiency during this second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to the Nasdaq staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, Nasdaq will provide notice to the Company that our common stock will be subject to delisting. The letter does not result in the immediate delisting of our common stock from the Nasdaq Capital Market. The Company intends to monitor the closing bid price of our common stock and consider its available options in the event that the closing bid price of our common stock remains below $1 per share.
Warrant Amendments
On February 28, 2023, the Company entered into warrant amendments (the “Warrant Amendments”) with certain holders (each, including its successors and assigns, a “Holder” and collectively, the “Holders”) of (i) those certain Common Stock Purchase Warrants issued by the Company in April 2018 (the “April 2018 Warrants”) pursuant to the registration statement on Form S-3

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021
(File No. 333-204159), (ii) those certain Common Stock Purchase Warrants issued by the Company in September 2021 (the “September 2021 Warrants”) pursuant to the registration statement on Form S-3 (File No. 333-256827), and (iii) those certain Common Stock Purchase Warrants issued by the Company in March 2022 (the “March 2022 Warrants” and together with the April 2018 Warrants and the September 2021 Warrants, the “Existing Warrants”) pursuant to the registration statement on Form S-3 (File No. 333-256827).

Pursuant to the Warrant Amendments, the Company and the Holders have agreed to amend (i) the September 2021 Warrants and the March 2022 Warrants to provide that all of such outstanding warrants shall be automatically exchanged for shares of common stock of the Company, at a rate of 0.33 shares of Common Stock (the “Exchange Shares”) for each September 2021 Warrant or March 2022 Warrant, as applicable, and (ii) the April 2018 Warrants to remove the obligation of the Company to hold the portion of a Distribution (as defined in the April 2018 Warrants) in abeyance in connection with the Beneficial Ownership Limitation (as defined in the April 2018 Warrants).

In connection with the exchange for all of the then outstanding September 2021 Warrants and March 2022 Warrants as of the effective date of the Warrant Amendments, the Company issued 76,794 Exchange Shares and 248,124 Exchange Shares, respectively, resulting in the issuance of 324,918 Exchange Shares in the aggregate.
Enterprise Apps Spin-off and Business Combination

On March 14, 2023, Inpixon completed (the “Closing”) the separation (the “Separation”) of its enterprise apps business (including its workplace experience technologies, indoor mapping, events platform, augmented reality and related business solutions) (the “Enterprise Apps Business”) through a spin-off of CXApp Holding Corp., a Delaware corporation ("CXApp"), to certain holders of Inpixon securities as of March 6, 2023 (the “Record Date”) on a pro rata basis (the “Distribution” or “Enterprise Apps Spin-off”) and merger (the “Merger”) of CXApp with a wholly owned subsidiary of KINS Technology Group Inc., a Delaware corporation (“KINS”), in a Reverse Morris Trust transaction (collectively, the “Transactions”) pursuant to (i) an Agreement and Plan of Merger, dated as of September 25, 2022, by and among Inpixon, KINS, CXApp, and KINS Merger Sub Inc. (the "Merger Agreement") and (ii) a Separation and Distribution Agreement, dated as of September 25, 2022, among KINS, Inpixon, CXApp and Design Reactor, Inc. (the "Separation Agreement”, and collectively with the Merger Agreement and the other related transaction documents, the “Transaction Agreements”).

In connection with the Closing, KINS was renamed CXApp Inc. (“New CXApp”). Pursuant to the Transaction Agreements, Inpixon contributed to CXApp cash and certain assets and liabilities constituting the Enterprise Apps Business, including certain related subsidiaries of Inpixon, to CXApp (the “Contribution”). In consideration for the Contribution, CXApp issued to Inpixon additional shares of CXApp common stock such that the number of shares of CXApp common stock then outstanding equaled the number of shares of CXApp common stock necessary to effect the Distribution. Pursuant to the Distribution, Inpixon's stockholders and certain other securityholders as of the Record Date received one share of CXApp common stock for each share of Inpixon common stock held as of such date. Pursuant to the Merger Agreement, each share of Legacy CXApp common stock was thereafter exchanged for the right to receive 0.09752221612415190 of a share of New CXApp Class A common stock (with fractional shares rounded down to the nearest whole share) and 0.3457605844401750 of a share of New CXApp Class C common stock (with fractional shares rounded down to the nearest whole share). New CXApp Class A common stock and New CXApp Class C common stock are identical in all respects, except that New CXApp Class C common stock is not listed and will automatically convert into New CXApp Class A common stock on the earlier to occur of (i) the 180th day following the closing of the Merger and (ii) the day that the last reported sale price of New CXApp Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger. Upon the closing of the Transactions, Inpixon’s existing securityholders held approximately 50.0% of the shares of New CXApp common stock outstanding.

As of the Closing, CXApp is expected to have approximately $10 million of net cash. The transaction is expected to be tax-free to Inpixon and its stockholders for U.S. federal income tax purposes.

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

Note 33 - Discontinued Operations

On March 14, 2023, the Company completed the Business Combination which divested its Enterprise Apps Business and certain related assets and liabilities through a spin-off of CXApp Holding Corp., a Delaware corporation ("Legacy CXApp") to Inpixon’s stockholders and certain other securityholders of record as of March 6, 2023 (the “Record Date”) on a pro rata basis. The operations related to CXApp met the criteria within ASC 205-20 to be reported as discontinued operations because the Enterprise Apps Spin-off and the Merger represented a strategic shift in business that had a major effect on the Company’s operations and financial results. Accordingly, CXApp has been presented as discontinued operations in our consolidated financial statements for the years ended December 31, 2022, and 2021.

The Company noted that Legacy CXApp was part of the Company’s Indoor Intelligence segment. The net assets distributed as a result of the Enterprise Apps Spin-off was $24.2 million. Included within the $24.2 million dividend recorded to Additional Paid in Capital as a result of the deconsolidation of CXApp through distribution to securityholders is approximately $1.2 million in accumulated other comprehensive income that was recognized as a result of those distributed assets and liabilities included in the foreign operations of CXApp.

The operations related to CXApp met the criteria within ASC 205-20 to be reported as discontinued operations because the Enterprise Apps Spin-off and the Merger represented a strategic shift in business that had a major effect on the Company’s operations and financial results. Accordingly, CXApp has been presented as discontinued operations in our consolidated financial statements for the years ended December 31, 2022 and 2021. The financial data of Inpixon Canada, Inc., Design Reactor, Inc., Inpixon Philippines, Inc., and certain financial data of Inpixon, including Visualix GmbH i.L, entities are included in discontinued operations.

The following table summarizes certain selected components of income from discontinued operations:

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Year Ended December 31, 2022	Year Ended December 31, 2021
Revenues	$8,470	$6,368
Cost of Revenues	2,064	1,646
Gross Profit	6,406	4,722

Operating Expenses
Research and development	9,323	6,704
Sales and marketing	4,996	4,763
General and administrative	10,540	20,607
Acquisition related costs	16	628
Impairment of goodwill and intangibles	5,540	11,896
Amortization of intangibles	3,885	3,046
Total Operating Expenses	34,300	47,644

Loss from Operations	(27,894)	(42,922)

Other Income (Expense)
Interest (expense)/income, net	4	1
Other income/(expense)	(1)	—
Total Other Income (Expense)	3	1

Loss from discontinued operations, before tax	(27,891)	(42,921)
Income tax (expense)/benefit	(184)	5,201
Loss from discontinued operations, net of tax	$(28,075)	$(37,720)

Cash used in operating activities from discontinued operations totaled approximately $17.8 million and $10.0 million for the years ended December 31, 2022 and 2021, respectively. Cash used in investing activities from discontinued operations totaled approximately $0.5 million and $0.4 million for the year ended December 31, 2022 and 2021, respectively. Cash provided by financing activities from discontinued operations totaled approximately $23.3 million and $20.4 million for the years ended December 31, 2022 and 2021, respectively.

The following table summarizes certain assets and liabilities of discontinued operations:

INPIXON AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	As of December 31,
	2022	2021
Current Assets of Discontinued Operations
Cash and cash equivalents	$10,000	10,000
Accounts receivable	1,338	1,764
Notes and other receivables	273	106
Inventory	—	11
Prepaid expenses and other current assets	650	889
Current Assets of Discontinued Operations	$12,261	$12,770

Long Term Assets of Discontinued Operations
Property and equipment, net	$202	$231
Operating Lease Right-of-Use Asset, net	681	723
Software development costs, net	487	648
Intangible assets, net	19,289	23,468
Goodwill	—	5,545
Other Assets	52	76
Long Term Assets of Discontinued Operations	$20,711	$30,691

Current Liabilities of Discontinued Operations
Accounts payable	$1,054	$661
Accrued liabilities	1,736	7,882
Operating lease obligation, current	266	213
Deferred revenue	2,162	3,145
Current Liabilities of Discontinued Operations	$5,218	$11,901

Long Term Liabilities of Discontinued Operations
Operating lease obligation, noncurrent	$444	$531
Other Liabilities, noncurrent	28	28
Long Term Liabilities of Discontinued Operations	$472	$559